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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

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April 4, 2019

Dear Shareholder,

        You are cordially invited to attend the 2019 Annual Meeting of Shareholders of Charles River Laboratories International, Inc. to be held at 8:00 a.m. on Tuesday, May 21, 2019, at the offices of Cooley LLP, 500 Boylston Street, Boston, Massachusetts 02116.

        At the Annual Meeting, ten (10) persons are nominated for election to our Board of Directors. We will also hold a vote on an advisory resolution on our executive compensation and ask shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2019. Our Board of Directors recommends the approval of the proposals to elect the ten directors, to approve the advisory vote on our executive compensation and to ratify the selection of PricewaterhouseCoopers LLP. Such other business will be transacted as may properly come before the Annual Meeting.

        Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, we urge you to complete, sign, date, and return the enclosed proxy card promptly in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting.

Sincerely,

James C. Foster Chairman, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.
PLEASE RETURN YOUR PROXY PROMPTLY.

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 21, 2019.

        This Proxy Statement and our Annual Report to Shareholders are available at www.criver.com/annual2019.

        In addition, our Annual Report on Form 10-K for fiscal year 2018 can be found on the same website.

 CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to Be Held on May 21, 2019

To the Shareholders of
Charles River Laboratories International, Inc.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Charles River Laboratories International, Inc., a Delaware corporation, will be held on Tuesday, May 21, 2019, at the offices of Cooley LLP, 500 Boylston Street, Boston, Massachusetts 02116, at 8:00 a.m., for the following purposes:

  1.
  To elect the ten (10) persons named in this Proxy Statement to our Board of Directors to hold office until the next Annual Meeting of Shareholders.

  2.
  To approve an advisory vote on our executive compensation.

  3.
  To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2019.

  4.
  To transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

        The Board of Directors has fixed the close of business on March 22, 2019 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

        All shareholders are cordially invited to attend the Annual Meeting. Attendance at the Annual Meeting will be limited to shareholders and those holding proxies from shareholders.

        An admission ticket and government-issued picture identification will be required to enter the Annual Meeting. Any individual arriving without an admission ticket will not be admitted to the Annual Meeting unless it can be verified that the individual is a Charles River shareholder as of the record date for the Annual Meeting. Shareholders may obtain an Annual Meeting ticket by writing to the Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887. If you are a registered holder, please so indicate in your request. If your shares are held by a bank, broker, or nominee, you must enclose evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee. Please submit your ticket request and proof of ownership as promptly as possible to ensure you receive your ticket in time for the meeting. Admission to the Annual Meeting will be on a first-come, first-served basis.

By Order of the Board of Directors

David P. Johst Corporate Secretary

April 4, 2019

        Whether you plan to attend the Annual Meeting or not, you are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card. A pre-addressed, postage-prepaid return envelope is enclosed for your convenience.

 PROXY SUMMARY

        The following is a summary which highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information you should consider, and you are urged to read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders

Time and Date	8:00 a.m. on Tuesday, May 21, 2019
Place	Cooley LLP, 500 Boylston Street, Boston, Massachusetts 02116
Record Date	March 22, 2019

Voting Matters and Vote Recommendations

        There are three items of business which we currently expect to be considered at our 2019 Annual Meeting. The following table lists those items of business and our Board's vote recommendation.

PROPOSAL	BOARD VOTE RECOMMENDATION

Management Proposals
Election of Directors	For each director nominee
Advisory Vote to Approve Executive Officer Compensation	For
Ratification of Independent Registered Public Accounting Firm	For

Director Nominees

        The following table provides summary information about each of our director nominees.

		Director			2018 Committee Memberships

Name	Age	Since	Occupation	Independent	AC	CC	CGNC	SPCAC	STC	EC	FC

James C. Foster	68	1989	Chairman, President and CEO of Charles River Laboratories International, Inc.	No				M		C
Robert Bertolini	57	2011	Former President and CFO of Bausch and Lomb Incorporated and former Executive Vice President and Chief Financial Officer of Schering-Plough Corp.	Yes	M			C		M
Stephen D. Chubb	75	1994	Special Limited Partner of Catalyst Healthcare Ventures and Former Chairman and CEO of Matritech	Yes	M				M
Deborah T. Kochevar	62	2008	Provost and Senior Vice President ad interim, Tufts University. Former Dean, Cummings School of Veterinary Medicine, Tufts University	Yes		M	M		M
Martin W. Mackay	63	2017	Co-Founder and CEO of Rallybio, and Former Chief of R&D, AstraZeneca and Former Chief of R&D, Alexion	Yes			M		C
Jean-Paul Mangeolle	57	2018	Former President, Sciex and Former Executive Vice President, Merck KGaA	Yes	M	M
George E. Massaro	71	2003	Vice Chairman, Huron Consulting Group, Inc.	Yes	C					M
George M. Milne, Jr.	75	2002	Venture Partner, Radius Ventures and former EVP, Pfizer Global Research and Development	Yes			C		M	M	M
C. Richard Reese	73	2007	Former CEO and Chairman of Iron Mountain Incorporated	Yes		C		M		M
Richard F. Wallman	67	2011	Former Senior Vice President and CFO, Honeywell International, Inc.	Yes		M		M			C

Key: AC—Audit Committee; CC—Compensation Committee; CGNC—Corporate Governance and Nominating Committee; SPCAC—Strategic Planning and Capital Allocation Committee; STC—Science and Technology Committee; EC—Executive Committee; FC—Finance Committee; C—Chairperson; M—Member.

Advisory Vote on Executive Compensation

        Decisions about executive compensation are made by the Compensation Committee. The Compensation Committee recognizes the importance of establishing clear objectives for our executive compensation program in keeping with our philosophy that our executive compensation program should appropriately align executive compensation with both the short- and long-term performance of the Company.

        Charles River shareholders provided very strong majority support for our named executives' compensation at our 2018 Annual Meeting of Shareholders (96.1% of shares voted in support of this matter; 96.4% excluding abstentions). We attribute this level of support to the significant improvements we made to our executive compensation program from 2012 through 2017, as highlighted by the compensation practices that currently drive our named executive compensation program:

What We Do
✓	Align our executive pay with performance, with a substantial proportion of executive compensation tied to "at risk" elements	✓	Include a "clawback" provision in our Corporate Governance Guidelines which applies to our cash and equity incentive awards
✓	Set challenging performance objectives	✓	Prohibit hedging and pledging of company shares
✓	Appropriately balance short- and long-term incentives	✓	Retain an independent compensation consultant to advise the Compensation Committee
✓	Align executive compensation with shareholder returns through performance-based equity incentive awards	✓	Include caps on individual payouts in short- and long-term incentive plans
✓	Use appropriate peer groups when establishing compensation	✓	Hold an annual "say-on-pay" advisory vote
✓	Implement meaningful equity ownership guidelines	✓	Maintain a Compensation Committee composed entirely of independent directors
✓	Engage in substantial outreach efforts with our major shareholders to gather feedback, including with respect to executive compensation	✓	Conduct an annual risk assessment of our pay practices

What We Don't Do
✘	No contracts with multi-year guaranteed salary increases or non-performance bonus arrangements	✘	No excessive perquisites
✘	No "single trigger" equity vesting provisions in our two most recent equity award plans	✘	No change-in-control tax gross-ups

        In addition, we had a very strong fiscal year in 2018 with a 2.1% increase in total shareholder return in 2018 (when the S&P 500 index declined approximately 5.2% during the same period) and an 80.7% increase in earnings per share from continuing operations and a 14.4% increase in non-GAAP earnings per share from continuing operations. Please see Appendix A to this Proxy Statement for a reconciliation of our non-GAAP EPS to our GAAP EPS for 2018.

        Accordingly, we are asking for shareholder approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

Ratification of Auditors

        We are asking our shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2019. Set forth below is a summary of PricewaterhouseCoopers' fees for services for fiscal years 2018 and 2017.

	2018	2017
Audit fees	$5,625,960	$5,375,940
Audit-related fees	1,188,012	1,454,962
Tax fees	1,499,574	1,200,707
All other fees	103,156	11,015

Total	$8,416,702	$8,042,624

        Detail regarding these fees can be found on page 74 of this Proxy Statement.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
251 Ballardvale Street
Wilmington, Massachusetts 01887
(781) 222-6000

PROXY STATEMENT

For Annual Meeting of Shareholders
to Be Held May 21, 2019

GENERAL INFORMATION

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Charles River Laboratories International, Inc., a Delaware corporation, of proxies, in the accompanying form, to be used at the Annual Meeting of Shareholders to be held at the offices of Cooley LLP, 500 Boylston Street, Massachusetts 02116 on Tuesday, May 21, 2019, at 8:00 a.m., and any postponements or adjournments thereof (the Meeting). The Notice of Meeting, this Proxy Statement, the enclosed proxy card and our Annual Report to Shareholders for the year ended December 29, 2018 are being mailed to shareholders on or about April 4, 2019. Copies of these documents may also be obtained free of charge through our website at www.criver.com/annual2019.

        When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Meeting in accordance with the directions noted thereon. If no direction is indicated on the proxy and it is signed, the shares represented thereby will be voted "FOR" the election of the Board's nominees as directors, the advisory vote on executive compensation, and the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2019.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us a written notice of revocation or a duly executed proxy bearing a later date. Any shareholder who has executed a proxy but is present at the Meeting, and who wishes to vote in person, may do so by revoking his or her proxy as described in the preceding sentence. Shares represented by valid proxies in the form enclosed, received in time for use at the Meeting and not revoked at or prior to the Meeting, will be voted at the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Meeting. Votes of shareholders of record who are present at the Meeting in person or by proxy, abstentions, and broker non-votes are counted as present or represented at the Meeting for purposes of determining whether a quorum exists.

        If you hold your shares of common stock through a broker, bank or other representative, generally the broker or your representative may only vote the common stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the broker or your representative may vote on certain matters for which it has discretionary voting authority. Brokers may not vote without specified instruction in the election of directors (Proposal 1) or the advisory vote on executive compensation (Proposal 2), but may cast discretionary votes in the ratification of the independent registered public accounting firm (Proposal 3). If a broker or your representative cannot vote on a particular matter because it does not have discretionary voting authority, this is considered to be a "broker non-vote" on that matter.

        The close of business on March 22, 2019 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the Meeting. As of the close of business on March 22, 2019, we had 48,742,906 shares of common stock outstanding and entitled to vote. Holders of common stock at the close of business on the record date are entitled to one vote per share on all matters to be voted on by shareholders.

        An admission ticket and government-issued picture identification will be required to enter the Meeting. Any individual arriving without an admission ticket will not be admitted to the Meeting unless it can be verified that the individual is a Charles River shareholder as of the record date for the meeting. You may obtain a Meeting ticket by writing to the Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887. If you are a registered holder, please indicate that in your request. If your shares are held by a broker, bank, or nominee, you must enclose with your request evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee (and, if you wish to vote in person at the Meeting, you will need to bring a proxy from your broker, bank, or nominee). Please submit your ticket request and proof of ownership as promptly as possible in order to ensure that you receive your ticket in time for the Meeting. Admission to the Meeting will be on a first-come, first-served basis.

        The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be paid by the Company. In addition, we will reimburse brokerage firms and other persons representing beneficial owners of our common stock for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, facsimile and personal solicitation by our directors, officers, or employees. No additional compensation will be paid for such solicitation. We have retained Morrow Sodali LLC to assist in the solicitation of proxies at a cost of approximately $12,500 plus reimbursement of expenses.

Votes Required

        In accordance with our amended and restated Bylaws, a nominee for election as director at the Meeting will be elected if the nominee receives the affirmative vote of a majority of the votes cast with respect to that nominee's election. Our Bylaws require an incumbent director who has been nominated for reelection and fails to receive a majority of the votes cast in an uncontested election to immediately tender his or her resignation to the Board. The Corporate Governance and Nominating Committee (or another committee designated by the Board) will make a recommendation to the Board as to whether to accept or reject the tendered resignation or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Corporate Governance and Nominating Committee's recommendation, and will publicly disclose its decision within 90 days following certification of the election results. If a director's resignation is accepted by the Board or if a new nominee is not elected, the Board may fill the vacancy or decrease the size of the Board. The affirmative vote of a majority of the votes cast upon the matter is required to constitute the shareholders' non-binding approval with respect to our executive compensation program, and ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2019.

        Broker non-votes and abstentions will have no effect on the voting on any matter that requires the affirmative vote of a majority of the votes cast on the matter.

 PROPOSAL ONE—
ELECTION OF DIRECTORS

        Under our Bylaws, the number of members of our Board of Directors is fixed from time to time by the Board of Directors, but may be increased or decreased either by the shareholders or by the majority of directors then in office. Directors serve in office until the next annual meeting of shareholders and until their successors have been elected and qualified, or until their earlier death, resignation or removal.

        The Board of Directors has voted to nominate Mr. James C. Foster, Mr. Robert Bertolini, Mr. Stephen D. Chubb, Dr. Deborah T. Kochevar, Dr. Martin W. Mackay, Mr. Jean-Paul Mangeolle, Mr. George E. Massaro, Dr. George M. Milne, Jr., Mr. C. Richard Reese, and Mr. Richard F. Wallman for election at the Meeting. There are no family relationships between any of our directors or executive officers.

        In the event that any nominee shall become unable or unwilling to serve, the shares represented by the enclosed proxy may be voted for the election of such other person as the Board of Directors may recommend in that nominee's place or the Board may reduce its size. Our Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve.

        The Board of Directors unanimously recommends a vote "FOR" the election of each of these nominees for directors.

 NOMINEES FOR DIRECTORS

        The following table provides information as of the date of this Proxy Statement about each nominee. In addition to the information presented below regarding each nominee's specific experience, qualifications, attributes, and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated business or scientific acumen and an ability to exercise sound judgment, as well as a commitment of service to Charles River and our Board.

Name and Age as of the 2019 Annual Meeting	Position, Principal Occupation, Business Experience and Directorships

James C. Foster	68	Mr. Foster joined us in 1976 as General Counsel and over his tenure has held various staff and managerial positions. Mr. Foster was named President in 1991, Chief Executive Officer in 1992, and Chairman in 2000. Mr. Foster has been a director since 1989.
Mr. Foster was selected to serve as a director on our Board due to his role as our Chief Executive Officer, his depth of knowledge of us and our operations, his acute business judgment, extensive familiarity with the businesses in which we compete, and his lengthy experience with us.

Robert Bertolini	57	President and Chief Financial Officer of Bausch & Lomb Incorporated from February 2013 to August 2013 (until its acquisition by Valeant Pharmaceuticals International, Inc.). Mr. Bertolini served as Executive Vice President and Chief Financial Officer at Schering-Plough Corp. from November 2003 until November 2009 (until its merger with Merck & Co) with responsibility for tax, accounting, and financial asset management. Prior to joining Schering-Plough, Mr. Bertolini spent 20 years at PricewaterhouseCoopers LLP, ultimately leading its global pharmaceutical industry practice. Mr. Bertolini also serves as a director of Bristol-Meyers Squibb Company and Idorsia, Ltd., a Swiss public company. He served as a director of Genzyme Corporation until its merger with Sanofi-Aventis in 2011 and of Actelion until it was acquired by Johnson & Johnson in June 2017. Mr. Bertolini has been a director since January 2011.

Mr. Bertolini's qualifications to serve as a director include his industry and financial expertise. He has extensive experience in building world-class finance and information technology functions and in leading business development and strategy. He has had responsibility for key financial areas including tax, accounting, and financial asset management, and extensive experience in audit, financial controls and corporate governance. He has expertise in working with small and large health care companies on initial public offerings, licensing, and other strategic issues. As a result of his extensive background in public accounting and prior experience as a public company Chief Financial Officer, Mr. Bertolini qualifies as an "audit committee financial expert" under SEC guidelines.

Name and Age as of the 2019 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

Stephen D. Chubb	75	Special Limited Partner of Catalyst Healthcare Ventures, a venture investment firm specializing in medical devices and diagnostic products, since June 2010. From September 2010 through March 2011, Mr. Chubb served as President and Chief Executive Officer of Allegro Diagnostics, Inc., a privately held molecular diagnostics company focused on the development and future sale of innovative genomic tests for the diagnosis, staging, and guided treatment of lung cancer and lung diseases. Mr. Chubb was previously Chairman and Chief Executive Officer of Matritech, Inc., a publicly traded leading developer of proteomics-based diagnostic products for the early detection of cancer, from its inception in 1987 until December 2007. Mr. Chubb served as President and Chief Executive Officer of T Cell Sciences, Inc. and as President and Chief Executive Officer of Cytogen Corp., both publicly traded biotechnology companies. Mr. Chubb also previously served as Chairman of the Board of Trustees of Mount Auburn Hospital in Cambridge, Massachusetts and as a director of Caregroup Healthcare System, and currently serves as a director of Amylyx Pharmaceuticals Inc. Mr. Chubb has been a director since 1994.

		Mr. Chubb brings to the Board a wealth of industry and business expertise, drawing upon his 30-year history as a Chief Executive Officer, president and board member at a variety of public and private life sciences companies. The Board benefits particularly from Mr. Chubb's strong biotechnology industry expertise, and he also brings a valued perspective given his service to hospitals and healthcare providers. In addition, as a result of his background as a Certified Public Accountant and prior service as a public company Chief Financial Officer, Mr. Chubb qualifies as an "audit committee financial expert" under SEC guidelines.

Deborah T. Kochevar, D.V.M., Ph.D.	62
Provost and Senior Vice President ad interim at Tufts University since 2018. From 2006 until 2018, Dr. Kochevar served as the Dean of the Cummings School of Veterinary Medicine at Tufts University. Previously, Dr. Kochevar was a long-time faculty member and administrator at the College of Veterinary Medicine and Biomedical Sciences, Texas A&M University, where she held the Wiley Chair of Veterinary Medical Education. Dr. Kochevar is a past-president of the Association of American Veterinary Medical Colleges and American College of Veterinary Clinical Pharmacology. Dr. Kochevar is active in the American Veterinary Medical Association, having chaired its Council on Education and the Educational Commission for Foreign Veterinary Graduates. Dr. Kochevar currently serves as a director of Elanco Animal Health Incorporated. Dr. Kochevar has been a director since October 2008.

		Dr. Kochevar was selected to the Board in recognition of her distinct perspective as a highly distinguished academic and educator in the life sciences. As a boarded diplomate of the American College of Veterinary Clinical Pharmacology, with a Ph.D. in cell and molecular biology combined with a D.V.M. degree, and with a deep knowledge base of comparative medicine and complex animal models, Dr. Kochevar's training and experience is particularly suited to understanding and providing insights into the veterinary medical, contract research and drug development support activities that we conduct. Dr. Kochevar also provides the Board with current industry and scientific insights through her ongoing involvement in a broad array of biomedical professional and trade organizations.

Name and Age as of the 2019 Annual Meeting	Position, Principal Occupation, Business Experience and Directorships

Martin W. Mackay, Ph.D.	63	Dr. Mackay is co-founder and Chief Executive Officer of Rallybio, a privately-held early-stage biotechnology company incorporated in January 2018. From May 2013 to June 2017, Dr. Mackay served as the Global Head of Research & Development at Alexion Pharmaceuticals, Inc. and from July 2010 to January 2013, Dr. Mackay served as the President of R&D at AstraZeneca PLC where he led the research and development organization and had overall accountability for delivering new products from its pipeline. Dr. Mackay has served as a director of Novo Nordisk since March 2018. Dr. Mackay has been a director since July 2017.
Dr. Mackay's extensive experience leading research and development organizations at both global pharmaceutical and biotechnology companies provides us with a unique combination of expertise.

Jean-Paul Mangeolle	57	Mr. Mangeolle serves on the Board of Gelest, a New Mountain Capital company. He was the President of Sciex, a group composed of ABSciex and Phomonenex, two operating companies of Danaher, from July 2014 to September 2017. He was Executive Vice President of Merck KGaA from July 2010 to July 2012 and President at Millipore from July 2005 to July 2010. Mr. Mangeolle has been a director since January 2018.

Mr. Mangeolle's extensive experience leading global life science and bioscience companies, with a specific focus on high-end instrumentation, provides us with a unique combination of expertise particular to our Manufacturing Support business segment.

George E. Massaro	71	Director and Vice Chairman of Huron Consulting Group, Inc., a management consulting company, since May 2010. Mr. Massaro was non-Executive Chairman of the Board of Huron Consulting Group from July 2009 to May 2010, Director and Vice Chairman of Huron Consulting Group since June 2004 (Vice Chairman since March 2005), Chief Operating Officer of Huron Consulting Group, Inc. and Huron Consulting Services LLC from June 2003 until March 2005, and Managing Director of Huron Consulting Services LLC from August 2002 to May 2003. He was the Managing Partner of Arthur Andersen LLP's New England practice from 1998 to 2002. Mr. Massaro also served as a director of Eastern Bank Corporation, an independent mutual bank holding company in New England from 2003 through 2017. Mr. Massaro has been a director since 2003.

Mr. Massaro has more than 35 years of accounting and auditing experience with expertise in a broad range of areas. As a former managing partner of a major accounting firm, Mr. Massaro brings a deep knowledge of financial reporting, and auditing and tax matters applicable to a variety of industries. Mr. Massaro also provides business acumen from his numerous senior positions at Huron Consulting, as well as his service on boards of other companies. As a result of his extensive background in public accounting and prior experience at Arthur Andersen, Mr. Massaro qualifies as an "audit committee financial expert" under SEC guidelines.

Name and Age as of the 2019 Annual Meeting	Position, Principal Occupation, Business Experience and Directorships

George M. Milne, Jr., Ph.D.	75	Venture partner of Radius Ventures LLC since 2003. Dr. Milne retired from Pfizer Inc. in 2002 after a 32-year career encompassing a broad array of management responsibilities, including as Executive Vice President, Pfizer Global Research and Development; President, Worldwide Strategic and Operations Management; President of Central Research with global responsibility for Pfizer's Human and Veterinary Medicine Research and Development; Senior Vice President of Pfizer Inc.; and a member of the Pfizer Management Council. Dr. Milne serves on the board of Aurinia Pharmaceuticals and several private companies and charitable organizations. In the past five years, he has served on the board of Mettler-Toledo International, Inc.. Dr. Milne has been a director since 2002.

With his strong scientific background (including a Ph.D. in Organic Chemistry), his long tenure at Pfizer Inc., his work as a venture partner with Radius Ventures and through his service on multiple life science boards, Dr. Milne has a deep understanding of R&D processes and the services, tools, and technologies used in the life sciences industry, and supplies particular insights into industry drivers as well as the concerns and perspectives of the consumers of our products and services. In addition, he has had exposure to strategic and operational issues relevant to board leadership through his prior roles at Pfizer and on other public and private company boards. Dr. Milne also brings a unique industry perspective from his biomedical venture capital activities through Radius Ventures.

C. Richard Reese	73	Former Chairman and Chief Executive Officer of Iron Mountain Incorporated, a global public information protection and storage company. Mr. Reese originally served as the Chief Executive Officer of Iron Mountain from 1981-2008 and then again from 2011-2012, and served as its Chairman from 1995-2008 and as Executive Chairman between June 2008 and April 2011. Mr. Reese has been a director since 2007.

Mr. Reese is a proven global business leader who, from the time he joined Iron Mountain as its president in 1981 with only $3 million in annual revenue, developed it into a global company with over $3 billion in revenue and more than 100,000 corporate customers. As a member of our Board, Mr. Reese provides us with invaluable guidance and advice, particularly in the areas of strategic execution, customer service, and innovation, drawing upon his extensive experience, entrepreneurial spirit, and proven track record.

Name and Age as of the 2019 Annual Meeting	Position, Principal Occupation, Business Experience and Directorships

Richard F. Wallman	67	From 1995 through 2003, Mr. Wallman served as the Senior Vice President and Chief Financial Officer of Honeywell International, Inc., a diversified technology company, and AlliedSignal, Inc. (prior to its merger with Honeywell). He is also a member of the boards of directors of Roper Technologies, Inc., Wright Medical Group, Inc., Boart Longyear Limited and Extended Stay America, Inc., and in the past five years has served as a member of the board of Convergys Corporation. Mr. Wallman has been a director since January 2011.
Mr. Wallman's leadership experience, including his role as a Chief Financial Officer, and his financial and outside board experience, provide him with an informed understanding of the financial issues and risks that affect us.

Corporate Governance

        We are committed to operating our business with integrity and accountability. We aim to meet or exceed all of the corporate governance standards established by the New York Stock Exchange (NYSE) and the Securities and Exchange Commission (SEC). Each member of our Board of Directors (Board), other than Mr. Foster who is also our Chief Executive Officer, is independent and has no significant financial, business or personal ties to us or management, and all of our required Board committees are composed of independent directors. Our Board adheres to our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, which have been communicated to employees and posted on our website. We are diligent in complying with established accounting principles and are committed to providing financial information that is transparent, timely, and accurate. We have a Related Person Transactions Policy in order to promote the timely identification of transactions with related persons (as defined by the SEC) and to ensure we give appropriate consideration to any real or perceived conflicts in our commercial arrangements. We have established global processes through which employees, either directly or anonymously, can notify management (and the Audit Committee of the Board of Directors) of alleged accounting and auditing concerns or violations including fraud. Our internal Disclosure Committee meets regularly and operates pursuant to formal disclosure procedures and guidelines to help ensure that our public disclosures, including our periodic reports filed with the SEC, earnings releases and other written information that we disclose to the investment community, are complete, accurate and timely. We will continue to monitor developments in the law and stock exchange regulations and will adopt new procedures consistent with new legislation or regulations. Copies of our Corporate Governance Guidelines and our Related Person Transactions Policy are available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption.

  Code of Business Conduct and Ethics

        All of our employees and officers, including our Chief Executive Officer and Chief Financial Officer, and members of our Board, are required to abide by our global Code of Business Conduct and Ethics (Code). Our Code outlines the laws and policies that apply to our business, as well as an individual's responsibilities for maintaining a positive and ethical work environment and our resources for issues involving legal compliance or ethical business conduct. The Code is the foundation of our comprehensive Legal Compliance program, a global function that helps ensure and promote compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and an abiding belief in the importance of integrity of our employees. Our Code, together with related policies and procedures, covers areas of legal and professional conduct, including employment policies, conflicts of interest, intellectual property, data privacy and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business.

        Employees are required to report any conduct that they believe to be an actual or apparent violation of the Code. Consistent with the Sarbanes-Oxley Act of 2002, we maintain procedures to receive, retain, and treat complaints regarding accounting, internal accounting controls, or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

        The full text of our Code is available on our website at www.criver.com, under the "Investor Relations—Corporate Governance" section. We will disclose any future material amendments to the Code and any waivers granted to any director or officer within the period required following the date of such amendment or waiver on our website.

  Environmental, Social and Governance Principles

        We continue to increase our commitment to environmental, social and governance (ESG) principles. As a Company, we recognize that the way in which we do business influences the results we seek to achieve. Accordingly, at every level of the Company, we strive to promote and support business practices that are environmentally sustainable, socially conscious, and aligned with strong corporate governance practices.

        Environmental sustainability at the Company is built upon a philosophy of investing in our business to maximize our resiliency in the market place, while also protecting and enhancing the quality of human health. Our focus on the environment begins with an awareness of our direct and indirect operations and their impact, including reducing our global carbon footprint, increasing our utilization of renewable energy and minimizing the amount of waste we dispose to landfills.

        Social consciousness at the Company is evidenced by our commitment towards good corporate citizenship by focusing on improving the quality of people's lives, from patients, to employees, to clients, and the communities in which we operate. Recent initiatives have focused on:

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  humanitarianism (e.g., volunteering during work hours through our One Day and Global Day of Services programs);

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  education (e.g., paid sabbaticals and academic mentoring programs);

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  health and wellness (e.g., days devoted to awareness of specific therapeutic areas, such as breast cancer, Alzheimer's disease and rare diseases; global inter- and intra-company health and fitness challenges; and employee fitness centers); and

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  diversity and inclusion efforts, as reflected by our selection in January 2019 for the 2019 Bloomberg Gender-Equality Index, which distinguishes companies committed to transparency in gender reporting and advancing gender diversity. We are proud of this distinction, which is reflective of the fact that more than half our workforce and new hires in 2018 were women. We are also proud that 25% of our total U.S. workforce identified as minorities, including 30% of all new hires in 2018.

  Contacting the Board of Directors

        In order to provide shareholders and other interested parties with a direct and open line of communication to the Board, we adopted the following procedures for communications to directors. Shareholders and other interested parties may contact the lead director, any other directors, or the independent members of the Board as a group through our Lead Director, Dr. Milne, by writing to the Lead Director, c/o Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887, or by email at CRLLeadDirector@crl.com. All communications received in this manner will be kept confidential, if requested, and relevant information will be forwarded by the Corporate Secretary to the Lead Director or to other directors if the communication is so directed. Items that are unrelated to a director's duties and responsibilities as a board member may be excluded by the Corporate Secretary, including, without limitation, solicitations and advertisements, junk mail, product-related communications, job referral materials such as resumes, surveys, and material that is determined to be illegal or otherwise inappropriate. Any communication so excluded will be made available to any independent director upon request.

  Director Qualification Standards; Director Independence

        Our Board has adopted a formal set of Director Qualification Standards (Standards) with respect to the determination of director independence. The Standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with us or our independent registered public accounting firm. In accordance with these Standards, we must determine that the director has no material relationship with us other than as a director. The Standards also prohibit Audit Committee members from any direct or indirect financial relationship with us, and restrict commercial relationships of all directors with us. Directors may not be given personal loans or extensions of credit by us, and all directors are required to deal at arm's length with us and our subsidiaries and to disclose any circumstance that might be perceived as a conflict of interest. The full text of our Standards is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption, within our Corporate Governance Guidelines.

        The Board has determined that nine of the ten directors standing for reelection or election to the Board are independent under these Standards. The Board has determined that Mr. Foster does not qualify as an independent director due to his employment as our Chief Executive Officer. As a result, with the exception of the Strategic Planning and Capital Allocation Committee and the Executive Committee, Mr. Foster does not serve as a member of any committee of the Board.

        In the course of the Board's determining the independence of each director other than Mr. Foster, it considered any transactions, relationships and arrangements as required by the Standards. In particular, with respect to each of the most recent three completed fiscal years, the Board evaluated:

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  for each of our non-employee directors, the annual amount of sales to and/or purchases from any organization where he or she serves as an executive officer; and

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  for Dr. Kochevar, the annual amount of sales (net of any charitable contributions made by us) to and/or purchases from the academic institution where she serves as Provost and Senior Vice President ad interim.

In all such evaluations, we determined that the applicable amounts were below the greater of (1) $1 million or (2) two percent (2%) of the consolidated gross annual revenue of each of those organizations.

        In addition, with respect to all of our non-employee directors, the Board considered the amount of our discretionary charitable contributions to organizations where he or she serves as an officer, director, or trustee, and determined that our contributions constituted less than the greater of (1) $1 million or (2) two percent (2%) of such organization's total annual gross revenue in each of the organization's last three completed fiscal years.

        In conducting this analysis, the Board considered all relevant facts and circumstances, utilizing information derived from our records and responses to questionnaires completed by the directors in connection with the preparation of this Proxy Statement. For information about the entities our non-employee directors serve or have served as either (1) an executive officer or (2) an officer, director, or trustee of a charitable institution (other than any such charitable institution with which the Company has no transactions, relationships, or arrangements), you are directed to their biographies adjacent to their pictures above in this Proxy Statement.

        The independent members of the Board typically meet in executive session following each regularly scheduled meeting of the full Board and as they determine necessary following meetings of our Board committees. Our Lead Director, Dr. Milne, leads executive sessions of the Board.

The Board of Directors and Its Committees

  Board Leadership Structure and the Role of the Board of Directors in Risk Oversight

        We are led by Mr. James C. Foster, who has served as our President since 1991, our Chief Executive Officer (CEO) since 1992, and Chairman of the Board since 2000. Our Board of Directors is currently composed of Mr. Foster and nine independent directors. One of these directors, currently Dr. George M. Milne, serves as our Lead Director. It is our current practice that the positions of Chairman of the Board and CEO be held by the same person. We believe that this leadership structure has been effective for us because it promotes clear accountability, effective decision-making and alignment on corporate strategy. Our Corporate Governance Guidelines require the election, by the independent directors, of a Lead Director. The Lead Director helps to provide independent oversight and is responsible for ensuring that the Board is acting in conformity with good corporate governance practices and in our long-term best interests. Our Lead Director has broad responsibility and authority, including to:

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  establish, with the Chairman of the Board, logistics of scheduling and setting agendas for Board and committee meetings, including approving meeting agendas and assuring there is sufficient time for discussion of all agenda items;

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  develop agendas for, and preside over, executive sessions of the Board's independent directors;

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  assist the Board and the Corporate Governance and Nominating Committee in monitoring and implementing our Corporate Governance Guidelines;

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  serve as the principal liaison between the Chairman and the independent directors;

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  interview all director candidates and make recommendations to the Corporate Governance and Nominating Committee;

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  be available, when appropriate, for consultation and direct communication with shareholders;

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  retain outside advisors and consultants who report directly to the Board of Directors on Board-level issues; and

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  on an annual basis, in consultation with the independent directors, review his responsibility and authority and recommend for approval any modifications or changes to the Board.

        We believe that having a combined Chairman/CEO, independent chairs for each of our Board committees and an independent Lead Director provides the right form of leadership for us. The benefit of a combined Chairman/CEO role is complemented by the benefit of oversight of our operations by experienced independent directors who have appointed a Lead Director and independent committee chairs. This combination has served us well for many years and we have found it to be an efficient and effective leadership model for us. The Board selects our CEO and Chairman in the manner that it determines to be in the best interests of our shareholders. From time to time, and at least annually, the Corporate Governance and Nominating Committee conducts an assessment of this leadership structure.

        The Board oversees our risk oversight process and performs this oversight role using several different levels of review. In connection with its reviews of the operations of our business units and corporate functions, particularly during the annual strategic planning sessions, the Board is informed of the primary risks associated with those units and functions. Principally, the Board satisfies its responsibility through receiving regular reports from each committee chair regarding such committee's consideration and actions, as well as through receiving regular reports directly from officers responsible for oversight of our particular risks, including operational, financial, legal, regulatory, strategic, and reputational risks. Such reporting enables the Board to understand our risk identification, management, and mitigation strategies. The Company recently reviewed and evaluated its enterprise risk management (ERM) program, taking subsequent steps to further formalize and enhance the ERM program, the effect of which is anticipated to enhance the Board's ability to oversee their risk oversight responsibilities.

        Areas of risk oversight which generally remain at the Board level and are not delegated to any Committee include risks related to our operational regulatory matters (such as quality control and humane care), cybersecurity, data privacy, and significant business decisions. The Board satisfies this oversight responsibility through regular reports (both verbal and written) from our officers responsible for each of these risk areas, reports from Board committees and related discussions, as well as through periodic progress reports from officers on our critical on-going initiatives. The Board also consults periodically with outside financial and other advisors it determines necessary.

        Each of the Board's committees oversees the management of our risks that fall within the committee's areas of responsibility. A description of each committee's risk oversight focus is below. In performing this function, each committee has full access to management, as well as the ability to engage advisors. When a committee receives a report or update regarding an area of potential risk to us, the chairman of the relevant committee determines whether it is materially significant enough to report on the discussion to the full Board at the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

  Audit Committee and Financial Experts

        The Audit Committee met eight times in 2018. During 2018, the members of the Audit Committee included Messrs. Bertolini, Chubb, Mangeolle and Massaro (Chair). The Board of Directors has unanimously determined that Messrs. Bertolini, Chubb and Massaro qualify as "audit committee financial experts" under Item 401(h) of Regulation S-K promulgated under the Securities Exchange Act of 1934 and the NYSE regulations. In addition, the Board has determined that each of the members of the Audit Committee is "independent" under the rules of the NYSE and the SEC. The Audit Committee is responsible for the engagement of our independent registered public accounting firm; selecting the lead engagement partner at our independent registered public accounting firm; reviewing the plans and results of the audit engagement with our independent registered public accounting firm; approving services performed by, and the independence of, our independent registered public accounting firm; considering the range of audit and non-audit fees; discussing with our independent registered public accounting firm the adequacy of our internal control over financial reporting; and reviewing annual and quarterly financial statements and earnings releases. The Audit Committee is also responsible for administering our Related Persons Transaction Policy. A copy of the Audit Committee Charter is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption.

        As part of its charter and as required by the NYSE, the Audit Committee discusses our policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps that have been taken to monitor and control these exposures. The Audit Committee assumes primary oversight responsibility for our risk management framework as it applies to our financial reporting and disclosures, system of internal controls, and operations, including the identification of the primary risks to our business and interim updates of those risks, and periodically monitors and evaluates the primary risks associated with particular business units and functions through participation and monitoring of the development of the annual external and internal audit plans. The Audit Committee is primarily responsible for oversight of our risks relating to accounting matters, financial reporting (including tax, legal, and related regulatory compliance), financial policies, and cash management. The head of our Internal Audit department, who functionally reports to the Audit Committee, assists us in identifying and evaluating risk management controls and methodologies to address identified risks. At each of its regularly scheduled meetings, the Audit Committee meets in executive session with representatives from our independent registered public accounting firm. The Audit Committee also has direct interaction with our Chief Financial Officer, Chief Accounting Officer, our General Counsel, and other members of management. In addition to the items mentioned above, the Audit Committee also receives regular reports, including quarterly reports from the Company's management Disclosure Committee, regarding issues such as the status of material litigation, allegations of accounting and auditing concerns or fraud, and related party transactions.

  Compensation Committee

        The Compensation Committee met three times during 2018 and was composed of the following members: Dr. Kochevar and Messrs. Mangeolle, Reese (Chair) and Wallman. Our Board of Directors has determined that each of the members of the Compensation Committee is "independent" under the rules of the NYSE and the SEC. The primary objective of the Compensation Committee is to develop and implement compensation policies and plans that are appropriate for us in light of all relevant circumstances and which provide incentives that further our long-term strategic plan and are consistent with our culture and the overall goal of enhancing shareholder value. The Compensation Committee reviews compensation structure, policies, and programs to ensure (1) that legal and fiduciary responsibilities of the Board of Directors are carried out, and (2) that such structure, policies, and programs contribute to our success. In addition, the Compensation Committee reviews, approves, and makes recommendations on our compensation and benefit plans to ensure that they meet corporate objectives. The Compensation Committee determines and approves the compensation of the CEO, reviews the CEO's recommendations on compensation for all of our executive officers, and approves such compensation when determined. The Compensation Committee also factors each executive officer's performance evaluation into decisions impacting that officer's compensation. As discussed below under "Compensation Discussion and Analysis—Compensation Elements—Compensation Setting Process," other than Mr. Foster and Mr. David P. Johst, our Corporate Executive Vice President, General Counsel and Chief Administrative Officer, none of our executive officers plays a significant, ongoing role in assisting the Compensation Committee in setting executive compensation. The Compensation Committee also administers our equity incentive plans other than with respect to grants to our non-employee directors. A copy of the Compensation Committee Charter is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption.

        The Compensation Committee is responsible for oversight of risks relating to employment compensation policies and our general compensation and benefits programs. The Compensation Committee considers the impact of our executive compensation program, and the incentives created by the compensation awards that it administers, on our risk profile. To assist it in satisfying these oversight responsibilities, from time to time the Compensation Committee has retained its own outside compensation consultant, and meets both regularly and periodically as needed with management to understand the financial, human resources, and shareholder implications of compensation decisions being made. Between formal Compensation Committee meetings, the Compensation Committee Chairman also interacts regularly with management and the Committee's outside consultants. In addition, at the direction of the Compensation Committee, Mr. Johst and his staff annually conduct a review of our overall compensation programs.

        The Compensation Committee engaged Pay Governance LLC (Pay Governance) as the sole independent compensation consultant to advise the Compensation Committee on matters related to 2018 executive compensation. Pay Governance is engaged by, and reports directly to, the Compensation Committee, which has the sole authority to hire or dismiss Pay Governance and to approve fee arrangements for work performed. Pay Governance generally assists the Compensation Committee in fulfilling its responsibilities under its charter, including advising on proposed compensation packages for our top executives, compensation program design, and market practices generally. With respect to 2018 compensation matters, the Compensation Committee authorized Pay Governance (1) to interact with management on behalf of the Compensation Committee, as needed, in connection with advising the Compensation Committee, including with respect to updating the Company's peer group and executive compensation benchmarking; (2) to assist with the calculations of compensation information to be included in our proxy statements, including the calculations and analysis related to the valuation of our PSUs; (3) to provide advice with respect to our Charles River Laboratories International, Inc. Incentive Plan that was approved by our shareholders at the 2018 Annual Meeting, including analysis of peer group burn rates and overhang; (4) to provide analyses related to the Company's long-term incentive structure, including reviewing of equity grant instrument market trends and advising on global equity grant practices, and (5) to provide advice with respect to the Compensation Committee's analysis of director compensation, including competitive market data. For more information on the input Pay Governance provided to our fiscal year 2018 compensation determinations, please see "Compensation Discussion and Analysis—Compensation Elements—Compensation Setting Process" on pages 37-38 of this Proxy Statement.

        Except as described above, in 2018 we did not receive any other services from Pay Governance, nor have we utilized the services of any other compensation consultant in matters affecting senior executive or director compensation. Any significant Pay Governance fees outside of the normal scope of work are approved for payment by the Chairman of the Compensation Committee, with authority delegated to Mr. Johst to approve the processing of payment of routine invoices.

        Pay Governance provided the Compensation Committee with a letter addressing the independence factors under NYSE listing rules, and in compliance with SEC and the NYSE disclosure requirements regarding the independence of compensation consultants, the Committee took that information into account in concluding that there was no conflict of interest within the meaning of Section 10C-1 of the Securities Exchange Act of 1934. Based upon this and other relevant factors, the Compensation Committee has assessed the independence of Pay Governance and concluded that Pay Governance's work for the Compensation Committee does not raise any conflict of interest.

  Corporate Governance and Nominating Committee

        The Corporate Governance and Nominating Committee met four times during 2018. The members of the committee included Drs. Kochevar, Mackay, Milne (Chair) and Dr. Thompson until he resigned from the Board in October 2018. The Board of Directors has determined that each of the members of the Corporate Governance and Nominating Committee is "independent" under the rules of the NYSE, and Dr. Thompson was similarly independent through the date of his resignation in October 2018. The Corporate Governance and Nominating Committee makes recommendations to the Board on all matters relating to the Board, including development and implementation of policies on composition, committee participation and size of the Board, changes in the organization and procedures of the Board, the processes used by the Board in its self-assessment, and compensation (including equity compensation) of non-employee directors. The Corporate Governance and Nominating Committee oversees matters of corporate governance, including Board performance and director education, and considers and selects director nominees, including those submitted by shareholders in accordance with the Bylaws. The Corporate Governance and Nominating Committee also recommends directors for appointment to committees of the Board. Typically, committee rotations are determined in February, made effective immediately following the annual meeting of shareholders, and are reevaluated on a yearly basis. The Corporate Governance and Nominating Committee oversees our Corporate Governance Guidelines and Code. A copy of the Corporate Governance and Nominating Committee Charter is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption.

        Annually the Corporate Governance and Nominating Committee conducts a three-part evaluation process coordinated by the Chair of this Committee/Lead Director consisting of: (1) full Board evaluation, (2) evaluations of each committee and (3) director self-assessment. The purpose of this process is to determine whether the Board and the committees are functioning effectively. The Board and committee evaluations are conducted by written questionnaires and one-on-one interviews conducted by the chair of the Committee. The director self-assessments are conducted by interviews with each individual member of the Board. The performance criteria for each committee is based on the responsibilities of the committee as set forth in its respective charter. The performance assessment also addresses factors such as each director's meeting attendance, core competencies, independence, and level of commitment. Upon completion of this evaluation process, the Committee reports its conclusions to the full Board. On a regular basis, the Corporate Governance and Nominating Committee reviews the evaluation process to determine if changes or enhancements should be made. Following the most recent evaluation process, the Board (1) identified important strategic and/or fundamental areas that they have requested be areas of focus for Company management during the upcoming year and (2) requested Mr. Foster to develop a standard management-to-Board presentation format designed to highlight the most pressing business and operational priorities in order to increase the overall efficiency and productivity of Board and Committee meetings.

        The Corporate Governance and Nominating Committee is responsible for oversight of risks relating to Board succession planning, ethics practices, matters addressed in our Corporate Governance Guidelines, and other corporate governance issues, particularly to the extent that any of these could affect our operations and strategic decisions. To satisfy these oversight responsibilities, the Committee receives assistance and reports from our senior management from time to time.

        The Corporate Governance and Nominating Committee uses a variety of methods to identify and evaluate nominees for directors. The Corporate Governance and Nominating Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected. For the purposes of succession planning, the Corporate Governance and Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current Board members, executive officers, professional search firms, shareholders, or other persons. All candidates complete a nominee questionnaire that solicits information regarding the nominee's background, board experience, industry experience, independence, financial expertise, and other relevant information, and are interviewed by at least one member of the Corporate Governance and Nominating Committee. These candidates are discussed at regular or special meetings of the Committee and may be considered at any point during the year. As described below, the Corporate Governance and Nominating Committee considers any director candidates recommended by shareholders as well as properly submitted shareholder nominations for candidates for the Board. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the Corporate Governance and Nominating Committee. Such nominations must be in accordance with our Bylaws. The Corporate Governance and Nominating Committee also reviews materials provided by professional search firms or other parties. The Corporate Governance and Nominating Committee evaluates all candidates based on the minimum qualifications described below as well as the criteria set forth in our Corporate Governance Guidelines. In evaluating nominations, the Corporate Governance and Nominating Committee seeks to recommend to shareholders a group that can best oversee our success and represent shareholder interests through the exercise of sound judgment using its diversity of experience in various areas. Whether the nominee is recommended by a shareholder or the Board, there is no difference in the manner in which the Committee evaluates nominees.

  Strategic Planning and Capital Allocation Committee

        The Strategic Planning and Capital Allocation Committee met three times during 2018 and was composed of the following members: Messrs. Bertolini (Chair), Foster, Reese, and Wallman. The Strategic Planning and Capital Allocation Committee is responsible for reviewing our capital structure, financial strategies, major acquisitions and investment policies to support prudent and effective capital allocation. The Strategic Planning and Capital Allocation Committee is responsible for oversight of risks relating to material financial decisions, credit policies and ratings, investment strategies, and our debt and equity structure. To satisfy these oversight responsibilities, the Committee may obtain advice and assistance from outside consultants and advisors, and receives assistance and reports from our senior management from time to time.

  Science and Technology Committee

        The Science and Technology Committee met two times during 2018 and was composed of the following members: Drs. Kochevar, MacKay (Chair), Milne and Thompson, until he resigned from the Board in October 2018, and Mr. Chubb. The Science and Technology Committee is responsible for identifying and discussing significant emerging trends and issues in science and technology. The Science and Technology Committee is responsible for periodically reviewing and advising the Board on our strategic direction, and on investment in research and development and in technology. To satisfy these oversight responsibilities, the Committee may obtain advice and assistance from consultants and has access to members of management.

  Finance Committee

        The Finance Committee met once during 2018. It is comprised of the following members: Dr. Milne, and Mr. Wallman (Chair). The Finance Committee is responsible for providing ongoing, broad-based guidance and input to management regarding opportunities to enhance finance systems and practices and to promote heightened levels of financial performance and efficiency. To satisfy these oversight responsibilities, the Committee may obtain advice and assistance from consultants and has access to members of management.

  Executive Committee

        While it is our general policy that all major decisions be considered by the Board as a whole, the Board has delegated authority to an Executive Committee to act on its behalf only in circumstances in which it is not feasible to convene the full Board or when authority has been specifically delegated to the Executive Committee by the full Board. In 2018, the Executive Committee consisting of Messrs. Bertolini, Foster (Chair), Massaro, and Reese, and Dr. Milne, was not required to meet.

  Board Nomination Process

        The Corporate Governance and Nominating Committee adopted criteria regarding the qualifications required for Board nominees, which can be found in our Corporate Governance Guidelines. These criteria are designed to assure that the Board of Directors is composed of successful individuals who demonstrate integrity, reliability, knowledge of corporate affairs, and an ability to work well together. The primary consideration in the selection and retention of directors is their respective ability to fairly represent the interests of our stakeholders. Diversity in business background, area of expertise, skills, educational background, gender, nationality, industry, geography, age, and race/ethnicity are also considered, as well as other factors that can provide the Board with a range of informative viewpoints and perspectives. The criteria for director nominees include: the candidate's professional experience and personal accomplishments; the candidate's independence from us and management; the ability of the candidate to attend Board and committee meetings regularly and devote an appropriate amount of effort in preparation for those meetings; the candidate's ability to function as a member of a collaborative group; and the candidate's understanding of the Board's governance role. In addition, the Board evaluates each individual in the context of the Board as a whole, with the objective of recommending to shareholders a group that can best oversee the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of backgrounds and experiences in various areas. In determining whether to recommend a director for reelection, the director's past attendance at meetings and participation in and contributions to the activities of the Board is also taken into consideration.

        Following the resignation of Dr. Thompson in October 2018, the Board of Directors commenced a search, currently ongoing, for one or more directors as part of board succession planning. As part of this process, the Board has decided to prioritize inclusion in the pool of director candidates those who, in addition to meeting the other criteria and qualifications for service on the board and contributing to the long-term success of the Company, would also enhance the overall gender and racial/ethnic diversity of the Board.

        The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders. Shareholders may submit director recommendations to the Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887. Pursuant to our Bylaws, nominations for directors at the Annual Meeting of Shareholders must be received not less than 90 days nor more than 120 days prior to the first anniversary of the previous year's meeting. For information about submitting shareholder proposals, including director nomination proposals, please see the section of this Proxy Statement entitled "Shareholder Proposals for 2020 Annual Meeting."

  Meeting Attendance

        All Board members are expected to attend our Annual Meetings of Shareholders, unless an emergency prevents them from doing so. All but one of the members of the Board serving at that time attended the 2018 Annual Meeting of Shareholders. During 2018 there were seven meetings of the Board of Directors. Each director attended 75% or more of the aggregate number of Board meetings and the committee meetings of the Board on which he or she served during 2018.

  Other Board Service

        Our Corporate Governance Guidelines provide that directors generally may not serve on more than five boards of directors of other publicly traded companies (in addition to our Board or the board of directors of a director's employer). Members of the Audit Committee generally may not serve on more than three publicly traded company audit committees simultaneously (including that of our company). In addition, service on boards and/or committees of other organizations must be consistent with our conflict of interest policies.

 2018 Director Compensation

        We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. Linking a portion of their compensation to stock aligns the interests of directors with the interests of shareholders. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to us as well as the skill levels required by us of members of the Board.

        The following table sets forth all of the compensation awarded to, earned by, or paid to our directors for the year ended December 29, 2018. Please note that Mr. Foster receives no compensation for his role as director, and the entirety of his compensation is reported in the Summary Compensation Table located on pages 52-53 of this Proxy Statement.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
George M. Milne, Jr.	90,000	215,049	—	305,049
George E. Massaro	85,000	215,049	—	300,049
Robert Bertolini	80,000	215,049	—	295,049
C. Richard Reese	75,000	215,049	—	290,049
Craig B. Thompson(5)	70,000	215,049	—	285,049
Richard F. Wallman	70,000	215,049	—	285,049
Stephen D. Chubb	65,000	215,049	—	280,049
Jean-Paul Mangeolle	65,000	215,049	—	280,049
Deborah T. Kochevar	60,000	215,049	—	275,049
Martin Mackay	60,000	215,049	—	275,049

(1)
Reflects the aggregate dollar amount of all fees earned for services as a director, including annual retainer fees, committee, and/or committee chair fees. A description of the applicable fees can be found in the narrative below this table. For the following directors, totals include the following amounts in 2018 that the director elected to receive in the form of an equivalent value of restricted stock units (RSUs) instead of cash: Dr. Milne—$90,000, Mr. Bertolini—$80,000, Dr. Mackay—$60,000, Mr. Reese—$75,000, Dr. Thompson—$70,000, and Mr. Wallman—$70,000.

(2)
Amounts reflect the full grant date fair value of the RSUs granted to directors in fiscal year 2018 as part of their annual equity grant in May 2018, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718. See Item 8 "Financial Statements and Supplementary Data—Note 13 to our Consolidated Financial Statements" and Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation," included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018 for a discussion of the assumptions used by us in the Black-Scholes valuation model. As of December 29, 2018, each then-current director held the aggregate number of unvested RSUs as follows: Mr. Bertolini—2,750, Mr. Chubb—2,004, Dr. Kochevar—2,004, Dr. Mackay—2,564, Mr. Mangeolle—2,004, Mr. Massaro—2,004, Dr. Milne—2,843, Mr. Reese- 2,703, and Mr. Wallman—2,657.

(3)
None of our directors received a stock option award in fiscal year 2018. As of December 29, 2018, each then-current director held the aggregate number of option awards as follows: Mr. Bertolini—10,700, Mr. Chubb—15,240, Dr. Kochevar—0, Dr. Mackay—0, Mr. Mangeolle—0, Mr. Massaro—3,140, Dr. Milne—15,240, Mr. Reese—0, and Mr. Wallman—10,700.

(4)
None of our directors received perquisites or other personal benefits equal to or exceeding $10,000 in the aggregate.

(5)
Dr. Thompson resigned from our Board effective October 2, 2018. As a result, all of the RSUs granted to Dr. Thompson in 2018, which included (1) those pursuant to the annual equity grant in May 2018 and (2) those in satisfaction of his annual retainer, committee and committee chair fees which Dr. Thompson elected to receive in the form of RSUs in lieu of cash, were forfeited.

        During 2018, we paid each non-employee director an annual base cash fee of $60,000 for service as our director. Members of the Audit Committee are paid an additional annual cash fee of $5,000 in recognition of the additional meetings the Audit Committee holds. Additional cash fees are paid to the Lead Independent Director ($20,000), Chair of the Audit Committee ($20,000), Chair of the Compensation Committee ($15,000), Chair of the Corporate Governance and Nominating Committee ($10,000), Chair of the Finance Committee ($10,000), Chair of the Science and Technology Committee ($10,000), and Chair of the Strategic Planning and Capital Allocation Committee ($15,000), for their added responsibilities. No additional fees are paid for attending meetings of the Board or any committee of the Board. We reimburse expenses incurred by directors in attending meetings of the Board of Directors and of its respective committees.

        The Board believes there is a greater opportunity for alignment of the Board's compensation structure with the interests of the Company's shareholders in creating sustained, long-term value by affording the Company's independent directors the opportunity to receive all or a significant percentage of their compensation in the form of restricted stock units (RSUs), with the ability to defer receipt of those RSUs for an extended period of time. Accordingly, (1) all equity awards granted to non-employee directors are in the form of RSUs, (2) directors are permitted to elect in advance to receive their annual cash fees in the form of equivalent value RSUs, and (3) we have established the Charles River Laboratories International, Inc. Non-Employee Directors Deferral Plan (Board DC Plan) which allows directors, if they so choose, to defer receipt of all or a portion of their RSUs for up to a period of five years.

        The current non-employee director equity compensation policy for each unaffiliated non-employee director is (1) restricted stock or RSUs having an intended value of approximately $215,000 (utilizing Black-Scholes pricing models) on the first day of the month following his or her initial election or appointment to the Board; provided, however, that such award will only be granted if a director is initially appointed to the Board of Directors after the date of the annual meeting of shareholders and prior to or on September 30th of the same calendar year, and (2) restricted stock or RSUs having an intended value of approximately $215,000 on an annual basis following our annual meeting of shareholders. Under our 2018 Incentive Plan, in a single year, no non-employee director may receive equity awards with a grant date fair value that, when combined with any cash or other compensation granted in the same year, exceeds an aggregate amount of $800,000 (excluding the aggregate grant date fair value of any initial award made to such non-employee director upon his or her initial election or appointment to the Board, which will not exceed $600,000).

  Director Stock Ownership Requirement

        In order to further align the interests of directors and shareholders, the Board of Directors has mandated that, to the extent permissible, directors have a significant financial stake in the Company. Accordingly, as set forth in the Corporate Governance Guidelines: each director who has served on the Board for at least three years is required to own a minimum number of shares of Company stock (excluding stock options, stock subject to a future vesting requirement, or other similar unvested and inchoate equity holdings) equivalent to four times the amount of the base cash annual fee that directors are eligible to receive for such services. Board members who are subject to third-party restrictions on their stock holdings (e.g., certain academic institutions) shall be permitted to own stock in an amount that is appropriate for them in light of such other restrictions. As of the date of this Proxy Statement, all of our directors who have served at least three years are in compliance with this holding requirement.

 BENEFICIAL OWNERSHIP OF SECURITIES

        The following table sets forth certain information as of March 22, 2019, with respect to the beneficial ownership of shares of our common stock by (1) each person known to us to own beneficially more than 5% of the outstanding shares of common stock, (2) each of our current directors and nominees for director, (3) each of the executive officers listed in the Summary Compensation Table set forth below under the caption "Compensation of Executive Officers" (the named executives), and (4) our current directors and executive officers as a group. As of March 22, 2019, there were 48,742,906 shares of common stock outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned as of March 22, 2019		Percentage of Shares Outstanding
5% Shareholders
The Vanguard Group, Inc.	5,282,839	(1)	10.8%
BlackRock, Inc.	4,530,012	(2)	9.3%
Named Executive Officers
James C. Foster	288,002	(3)	* %
David R. Smith	9,336	(4)	*
William D. Barbo	19,079	(5)	*
Birgit Girshick	26,952	(6)
David P. Johst	267,817	(7)	*
Davide A. Molho	29,168	(8)	*
Outside Directors
Robert Bertolini	36,036	(9)	*
Stephen D. Chubb	44,143	(10)	*
Deborah T. Kochevar	6,424	(11)	*
Martin W. Mackay	5,346	(12)	*
Jean-Paul Mangeolle	2,004	(13)	*
George E. Massaro	15,344	(14)	*
George M. Milne, Jr.	36,043	(15)	*
C. Richard Reese	59,160	(16)	*
Richard F. Wallman	37,605	(17)	*
All current executive officers and directors as a group (15 persons)	859,587	(18)	1.8%

*
Less than 1%.

(1)
The information reported is based on a Schedule 13G/A filed with the SEC on February 11, 2019 by The Vanguard Group, Inc. Vanguard has sole voting power with respect to 25,089 shares, sole dispositive power with respect to 5,256,316 of the shares, shared voting power with respect to 5,950 shares and shared dispositive power with respect to 26,523 shares reported in the table. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(2)
The information reported is based on a Schedule 13G filed with the SEC on February 4, 2019 by BlackRock, Inc. BlackRock has sole voting power with respect to 4,342,320 shares and sole dispositive power with respect to 4,530,012 shares reported in the table. The address of BlackRock is 55 East 52nd Street, New York, New York 10022.

(3)
Includes 0 shares of common stock subject to options held by Mr. Foster that are exercisable within 60 days of March 22, 2019.

(4)
Includes 0 shares of common stock subject to options held by Mr. Smith that are exercisable within 60 days of March 22, 2019.

(5)
Includes 2,158 shares of common stock subject to options held by Mr. Barbo that are exercisable within 60 days of March 22, 2019.

(6)
Includes 9,604 shares of common stock subject to options held by Ms. Girshick that are exercisable within 60 days of March 22, 2019.

(7)
Includes 70,823 shares of common stock subject to options held by Mr. Johst that are exercisable within 60 days of March 22, 2019.

(8)
Includes 0 shares of common stock subject to options held by Dr. Molho that are exercisable within 60 days of March 22, 2019.

(9)
Includes 10,700 shares of common stock subject to options held by Mr. Bertolini that are exercisable within 60 days of March 22, 2019.

(10)
Includes 10,700 shares of common stock subject to options held by Mr. Chubb that are exercisable within 60 days of March 22, 2019.

(11)
Includes 0 shares of common stock subject to options held by Dr. Kochevar that are exercisable within 60 days of March 22, 2019.

(12)
Includes 0 shares of common stock subject to options held by Dr. Mackay that are exercisable within 60 days of March 22, 2019.

(13)
Includes 0 shares of common stock subject to options held by Mr. Mangeolle that are exercisable within 60 days of March 22, 2019.

(14)
Includes 3,140 shares of common stock subject to options held by Mr. Massaro that are exercisable within 60 days of March 22, 2019.

(15)
Includes 10,700 shares of common stock subject to options held by Dr. Milne that are exercisable within 60 days of March 22, 2019.

(16)
Includes 0 shares of common stock subject to options held by Mr. Reese that are exercisable within 60 days of March 22, 2019.

(17)
Includes 10,700 shares of common stock subject to options held by Mr. Wallman that are exercisable within 60 days of March 22, 2019.

(18)
Includes 128,525 shares of common stock subject to options exercisable within 60 days of March 22, 2019. None of the 128,525 shares reflected have been pledged as security.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock and other equity securities. Officers, directors, and such beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 29, 2018, our officers, directors, and such beneficial owners complied with all applicable Section 16(a) filing requirements.

 PROPOSAL TWO—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

        In 2017, our shareholders approved the Board of Directors' recommendation that we conduct an advisory vote on executive compensation on an annual basis. Accordingly, Proposal Two requests shareholder approval of the 2018 compensation of our named executives as disclosed in this Proxy Statement.

        We had another strong fiscal year 2018. The demand for our products and services increased meaningfully because our pharmaceutical and biotechnology clients continued to intensify their use of strategic outsourcing to improve their operating efficiency and to access capabilities that they do not maintain internally. Many of our large biopharmaceutical clients have continued to increase investments in their drug discovery and early-stage development efforts and have strengthened their relationships with both contract research organizations (CROs), like Charles River, and biotechnology companies to assist them in bringing new drugs to market. In addition, small and mid-size biopharmaceutical clients benefited from the continued strength in the biotechnology funding environment in fiscal year 2018, including from the capital markets, partnering with large biopharmaceutical companies, and investment by venture capital. Our full service, early-stage portfolio continued to lead to additional client discussions and new business opportunities in fiscal year 2018, as clients seek to outsource larger portions of their early-stage drug research programs to us. The primary result of these trends was robust demand for our safety assessment services in fiscal year 2018, particularly from biotechnology clients. As a result, our Safety Assessment facilities remained well-utilized in fiscal year 2018. In order to accommodate increasing client demand, we continued to open modest amounts of capacity at legacy sites, and gained additional capacity through the acquisition of MPI Research in April 2018. Price also increased in fiscal year 2018. We believe our scientific expertise, quality, and responsiveness remain key criteria when our clients make the decision to outsource to us.

        As our clients continue to pursue their goal of more efficient and effective drug research, they are evaluating outsourcing new areas of their research programs, such as discovery services. We have enhanced our Discovery Services capabilities over the past five years to enable us to work with clients at the earliest stages of the discovery process. In fiscal year 2018, demand in our Discovery Services business also increased meaningfully, driven by biotechnology clients as many of these clients either initiated or continued to work with us on integrated programs and other projects. Our efforts to enhance our sales strategies and become a trusted scientific partner for our clients' early-stage programs have been successful, and enabled us to attract new clients for our early discovery services, including a growing base of biotechnology clients. Demand from large biopharmaceutical companies also increased. These clients continue to have significant internal discovery capabilities, on which they can choose to rely. In order for large biopharmaceutical clients to increasingly outsource more work to us, we must continue to demonstrate that our services can augment and accelerate our clients' drug discovery processes. Demand for our in vivo discovery services continued to increase in fiscal year 2018, and we acquired KWS BioTest in January 2018 to enhance our discovery expertise and provide immuno-oncology capabilities to our clients.

        Demand for our products and services that support our clients' manufacturing activities was also robust in fiscal year 2018. Demand for our Microbial Solutions business remained strong as manufacturers continued to increase their use of our rapid microbial testing solutions. Our Biologics business continued to benefit from increased demand for services associated with the growing proportion of biologic drugs in the pipeline and on the market. To support this increased demand, we continue to expand the capacity of our Biologics business.

        Demand for our Research Models and Services (RMS) increased in fiscal year 2018, driven by strong demand for research models in China, higher revenue for research model services, and improved pricing. Demand for research models in China continued to be robust in fiscal year 2018, as clients in this growing market continue to value our high-quality research models and we expanded our geographic footprint there. Demand for research models services also improved in fiscal year 2018, particularly for our Insourcing Solutions (IS) and Genetically Engineered Models and Services (GEMS) businesses. The IS business further benefited from being awarded a five-year, $95.7 million contract from the National Institute of Allergy and Infectious Diseases (NIAID), which commenced in September 2018. The continued effect of the consolidation of internal infrastructure within our large biopharmaceutical clients and a longer-term trend towards more efficient use of research models has led to reduced demand for research models outside of China. We are confident that research models and services will remain essential tools for our clients' drug discovery and early-stage development efforts, and the RMS business will continue to be an important source of cash flow generation for us.

        We believe the strong results in 2018 were, in part, derived from our focus on our key initiatives of:

  •
  enhancing our ability to support our clients in today's complex drug research environment, through a focus on portfolio expansion, scientific expertise, and flexible working arrangements;

  •
  improving productivity and efficiency, and generally strengthening our business model;

  •
  maintaining disciplined investment in growth businesses; and

  •
  returning value to shareholders.

        Our continued actions toward the achievement of these initiatives in 2018 included the following:

  •
  We continued our focus on operating efficiencies through further optimizing our infrastructure, utilizing automation to reduce manual processes, and generating greater savings from our procurement activities.

  •
  We continued to invest in our staff, capacity, and systems to accommodate robust client demand in 2018. From strategic hiring and employee engagement initiatives, to the expansion of our capacity and scientific capabilities, we have made essential investments that we believe will enable us to forge stronger relationships with our clients.

  •
  We adopted a new operating model in 2018 that expedites our decision-making processes by more closely aligning critical support functions with the operations they support. As we continue to grow, we must ensure that our businesses can be flexibly scaled to respond to the rapidly evolving market environment, and that we enhance the speed and responsiveness of our interactions, both internally and with clients.

  •
  We made key acquisition of KWS BioTest and MPI Research.

        We believe these actions, together with others we made in 2016 and 2017 and from which we benefited more fully in 2018, significantly contributed to the 2.7% increase in total shareholder return in 2018 (when the S&P 500 declined approximately 5.2% during the same period) and to the 80.7% increase in earnings per share from continuing operations and 14.4% increase in non-GAAP earnings per share from continuing operations in 2018. For a detailed discussion of our 2018 financial performance, the factors that we believe are influencing demand from our clients, and the actions we have taken during the past several years, please see the sections entitled "Our Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K filed with the SEC on February 13, 2019.

        Pursuant to Section 14A of the Securities Exchange Act, we are asking our shareholders to approve an advisory resolution on our executive compensation as described in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal and required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act), provides our shareholders with the opportunity to express their views, on an advisory (non-binding) basis, on our executive compensation for our named executives for fiscal year 2018 as described in the "Compensation Discussion and Analysis" (CD&A) section beginning on page 30 of this Proxy Statement, as well as the Summary Compensation Table and other related compensation tables and narratives found on pages 52 through 69 of this Proxy Statement. The advisory vote is not a vote on our general compensation policies, the compensation of our Board of Directors, or our compensation policies as they relate to risk management.

        Charles River shareholders provided very strong majority support for our named executives' compensation at our 2018 Annual Meeting of Shareholders (96.1% of shares voted in support of this matter; 96.4% excluding abstentions). We attribute this level of support to the significant actions we implemented from 2012 through 2017, including significant changes to our executive compensation program during that period, as noted below:

  •
  Our Executive Long-Term Equity Incentive Compensation Program for our officers (including each of our named executives) is performance-based and is composed of approximately 60% Performance Share Units (PSUs) incorporating relative Total Shareholder Return (TSR) and non-GAAP EPS metrics, 20% stock options, and 20% restricted stock awards/units.

  •
  We have obtained advice and recommendations on executive compensation best practices from our independent external compensation consultant, Pay Governance LLC.

  •
  For the limited number of our executives with whom we had change-in-control agreements (which included each of our executive officers at the time), we amended those agreements to eliminate any "gross-up" payment by the Company of any "golden parachute" excise taxes.

  •
  We eliminated our Corporate Officer Discretionary Allowance program.

  •
  In both the 2016 Incentive Plan approved by shareholders at the 2016 Annual Meeting, and the 2018 Incentive Plan approved by shareholders at the 2018 Annual Meeting, we included a "double-trigger" requirement for accelerated equity vesting.

  •
  We added a Clawback Policy to our Corporate Governance Guidelines.

  •
  We have engaged in substantial outreach efforts to gather feedback with our major shareholders, who together hold more than a majority of our outstanding shares.

        The Compensation Committee believes that these changes were responsive to feedback from investors and enhanced the performance orientation of our executive compensation program. As these elements of our executive compensation program continue today, we encourage shareholders to take these into account in considering the vote presented below.

        Notwithstanding the significant vote of approval for our executive compensation program in 2018, we have embraced the idea of continuing outreach with our shareholders, particularly for corporate governance and executive compensation issues. In the fall of 2018, we reached out to our largest 25 shareholders (which included, to the best of our knowledge, shareholders holding more than 60% of our outstanding stock) and inquired whether it would be helpful to meet and/or speak with us to discuss our corporate governance and executive compensation practices. We received positive responses from, and held one-on-one conversations with, a very small subset of these shareholders, with the remainder indicating they were satisfied with our corporate governance and executive compensation practices or otherwise not responding to our inquiries. In these one-on-one meetings, shareholders offered their perspectives on relevant issues, and in each case we were informed that the shareholders were very satisfied with our financial performance, corporate governance profile, and changes to our executive compensation program. In the few areas where the shareholders indicated they might see opportunities for enhancement, management forwarded the information to our Board of Directors for future consideration. None of our shareholders advocated for any substantial changes to our executive compensation program.

        In addition to the shareholder outreach we conduct every fall and winter, on August 9, 2018 we hosted our Investor Day in New York City to share our long-term growth and value creation strategy and financial outlook. Throughout the rest of the year, we continued to engage with shareholders in additional one-on-one meetings to provide forums for them to share their feedback. This is part of our ongoing efforts to connect with our shareholders and be responsive to their perspectives on important financial, strategic and governance matters.

        We urge shareholders to read the CD&A on pages 30-50 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and how they are designed to achieve our compensation objectives. The CD&A includes informative data that demonstrates our pay-for-performance alignment, as well as the Summary Compensation Table and other related compensation tables and narratives. Furthermore, for a detailed discussion of our 2018 financial performance and the actions we have taken during the past five years, please also see the sections entitled "Our Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K filed with the SEC on February 13, 2019.

Advisory Vote and Board Recommendation

        We request shareholder approval of the 2018 compensation of our named executives as disclosed in this Proxy Statement pursuant to the SEC's compensation disclosure rules (which disclosure includes the CD&A, the compensation tables and narrative disclosures that accompany the compensation tables within the Executive Compensation section of this Proxy Statement). This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executives and the compensation philosophy, policies, and practices described in this Proxy Statement.

        Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

  "RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the named executives, as disclosed in the Company's Proxy Statement for the 2019 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2018 Summary Compensation Table, and the other related tables and disclosure within the Executive Compensation section of this Proxy Statement."

        This advisory resolution is non-binding on the Board of Directors. Although non-binding, our Board of Directors and the Committee value the opinions of our shareholders, and will carefully review and consider the voting results when making future decisions regarding our executive compensation program.

        The Board of Directors recommends a vote "FOR" the approval of the advisory resolution on executive compensation.

Equity Compensation Plan Information

        The following table summarizes, as of December 29, 2018, the number of options issued under the Company's stock option plans and the number of options available for future issuance under these plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plan approved by security holders:
2007 Incentive Plan	629,211		$68.50	0
2016 Incentive Plan	924,280		$98.63	0
2018 Incentive Plan	1,000		$108.12	7,141,292
Equity compensation plans not approved by security holders	—		—	—
Total	1,554,491	(1)		7,141,292	(2)

(1)
None of the options outstanding under any of our equity compensation plans include rights to any dividend equivalents (i.e., a right to receive from us a payment equal to dividend payments received by holders of our common stock or our other equity instruments).

(2)
On March 20, 2018, the Board of Directors determined that, upon approval of the 2018 Incentive Plan, no future awards would be granted under the preexisting equity compensation plans, including the 2016 Incentive Plan. Shareholder approval was obtained on May 8, 2018. On March 28, 2016, the Board of Directors determined that, upon approval of the 2016 Incentive Plan, no future awards would be granted under the preexisting equity compensation plans, including the 2007 Incentive Plan. Shareholder approval was obtained on May 11, 2016. Previously, on March 22, 2007, the Board of Directors determined that, upon approval of the 2007 Incentive Plan, no future awards would be granted under the preexisting equity compensation plans. Shareholder approval was obtained on May 8, 2007. The 2016 Incentive Plan and the 2018 Incentive Plan each utilize a fungible pool concept where each share issued in connection with awards that do not have option-like features (full-value awards) is counted as 2.3 units and each share issued that is subject to options, stock appreciation rights, and other awards that expire no more than seven years from the date of grant is counted as 1.0 unit against the overall reserved and available shares.

        The following table provides additional information regarding the aggregate issuances under our existing equity compensation plans as of December 29, 2018:

Category	Number of securities outstanding	Weighted average exercise price	Weighted average term
	(a)	(b)	(c)
Total number of restricted stock/units outstanding(1)	488,317	$—	—
Total number of options outstanding(2)	1,554,491	$86.44	2.86
Total number of performance share units outstanding(3)	736,076	$—	—

(1)
For purposes of this table, only unvested restricted stock units as of December 29, 2018 are included. This number does not incorporate the 2.3 fungible ratio.

(2)
For purposes of this table, only options outstanding as of December 29, 2018 are included.

(3)
For purposes of this table, reflects currently projected potential maximum payouts of outstanding 2017 and 2018 PSUs, taking into account the impact of non-GAAP EPS performance on both grants. This number does not incorporate the 2.3 fungible ratio.

 COMPENSATION DISCUSSION AND ANALYSIS

        The purpose of our compensation program is to recruit and retain the strongest possible management team, while simultaneously aligning management's interest with those of our shareholders. With these considerations in mind, the Compensation Committee (referred to in this section of the Proxy Statement as the Committee) has overseen the development, implementation and administration of our Executive Compensation Program (the Compensation Program or Program), described below, for members of senior management including the Chief Executive Officer and the other five executives who are identified in the Summary Compensation Table below (our named executives). Our philosophy behind the Compensation Program is that it should appropriately align executive compensation with both the short- and long-term performance of the Company. Our named executives for fiscal year 2018 are: James C. Foster (Chairman, President and Chief Executive Officer), David R. Smith (Corporate Executive Vice President and Chief Financial Officer), William D. Barbo (Corporate Executive Vice President and Chief Commercial Officer), Birgit Girshick (Corporate Executive Vice President, Discovery, Safety Assessment, Biologics and Avian), David P. Johst (Corporate Executive Vice President, General Counsel and Chief Administrative Officer), and Dr. Davide A. Molho (former President and Chief Operating Officer). Dr. Molho separated from the Company effective as of August 2, 2018 at which time Mr. Foster was re-appointed as President of the Company.

Executive Summary

        We believe that the design of our 2018 Compensation Program is best understood by evaluating it in the context of the business environment in which we have been operating since the end of the previous decade. At that time, large pharmaceutical and biotechnology companies began to undertake significant changes in their operations as they endeavored to improve the productivity of their drug development pipelines, and at the same time, streamline their infrastructures in order to improve efficiency and reduce operating costs. Until about seven years ago, these actions had an unfavorable impact on sales of our products and services, and on our financial performance, and this, in turn, was reflected in the compensation earned by our officers.

        Over the past six to seven years, however, the demand for our outsourced services has steadily improved, as has demand for products and services to support our clients' manufacturing activities. We took several important steps in the past five years to position the Company to meet this increased demand and to maintain responsiveness to clients' needs:

  •
  in our Discovery and Safety Assessment segment, we enhanced our Safety Assessment capacity by opening small amounts of new capacity at existing facilities over the past several years, reopening our Charles River Massachusetts facility in the first quarter of 2016, and expanding our global footprint and reinforcing our scientific leadership through the acquisitions of WIL Research in April 2016 and MPI Research in April 2018. Beginning in 2014, we also acquired several Discovery Services businesses (Argenta, BioFocus, ChanTest, VivoPath, Oncotest, Agilux, Brains On-Line and KWS BioTest) to enhance our early-stage drug research capabilities and enable us to work with clients at the earliest stages of the discovery process;

  •
  in our Manufacturing Support segment:

  •
  we acquired (1) Sunrise Farms, Inc. in May 2015 to expand our production of specific-pathogen-free fertile chicken eggs and chickens used in the manufacture of live viruses, (2) Celsis Group Limited in July 2015 to further enhance our rapid microbial testing portfolio by expanding in the non-sterile quality control testing market, and (3) Blue Stream Laboratories, Inc., an analytical CRO supporting the development of complex biologics and biosimilars, in June 2016; and

    •
    we continued to invest in our Microbial Solutions and Biologics Testing Solutions businesses, including the planned expansion into a new Biologics facility in Pennsylvania, to accommodate robust client demand; and

  •
  in our Research Models and Services segment we opened a new research models facility in China in late 2017 to accommodate increased demand and were awarded a five-year, $95.7 million Insourcing Solutions contract from the National Institute of Allergy and Infectious Diseases (NIAID), which commenced in September 2018.

        During this same period, we took a variety of decisive actions targeted at strengthening the business, enhancing client satisfaction and returning value to shareholders. Our continued actions toward the achievement of these initiatives in 2018 included the following:

  •
  We continued our focus on operating efficiencies through further optimizing our infrastructure, utilizing automation to reduce manual processes, and generating greater savings from our procurement activities.

  •
  We continued to invest in our staff, capacity, and systems to accommodate robust client demand in 2018. From strategic hiring and employee engagement initiatives, to the expansion of our capacity and scientific capabilities, we have made essential investments that we believe will enable us to forge stronger relationships with our clients.

  •
  We adopted a new operating model in 2018 that expedites our decision-making processes by more closely aligning critical support functions with the operations they support.

        We believe these actions contributed significantly to our strong financial performance in fiscal year 2018, in which we achieved:

  •
  a 22.0% increase in revenue;

  •
  cash flow relating to operating activities of $441.1 million; and

  •
  an 80.7% increase in earnings per share from continuing operations and a 14.4% increase in non-GAAP earnings per share from continuing operations.

        In addition, the actions listed above were instrumental in our strong financial performance over the three-year period from 2016 through 2018, as reflected in a 58.8% increase in TSR during that period (calculated utilizing the 20 trading-day average closing price immediately preceding the beginning date of the period as compared to the same formula applied through the ending date of the period), as well as payouts for our 2016 PSUs (which have the same three-year measurement term) of 122.5% of target reflective of a 57st percentile ranking in relative Total Shareholder Return (rTSR) performance over that time. Please see pages 44-47 of this Proxy Statement for more information regarding our 2016 PSU payouts.

        We believe that, when viewed in this context, the compensation for our executive officers was appropriately aligned to our financial performance. For instance, our CEO's annual cash bonus amount was 188.7% of the target, due to the fact that our financial results exceeded all of the measures on which his annual cash bonus was based: goals tied to Non-GAAP EPS and revenue slightly exceeded expectations, return on invested capital was materially above our expectations, and free cash flow significantly outperformed expectations. Our other named executives received annual cash bonus amounts ranging from 141%-192.5% of the target amount. (For a detailed discussion of our 2018 financial performance, the factors that we believe are influencing demand from our clients, and the actions we have taken during the past years, please see the sections entitled "Our Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K filed with the SEC on February 13, 2019.)

  2018 Advisory Vote on Executive Compensation

        Charles River shareholders provided very strong majority support for our named executives' compensation at our 2018 annual meeting of shareholders (96.1% of shares voted in support of this matter; 96.4% excluding abstentions). We attribute this level of support to our performance in 2017 and the significant actions we implemented from 2012 through 2017, including significant changes to our executive compensation program during that period, which followed a period of substantial outreach to our shareholders, as follows:

  •
  Introduced Performance Share Units and Increased the Performance Orientation of the Long-Term Incentive Compensation Program:  During fiscal 2012, following a comprehensive review of our long-term equity incentive program, the Compensation Committee approved a new structure for long-term incentive awards granted beginning in fiscal 2013 that significantly increased the emphasis on performance-based equity compensation. The new structure was piloted by our executive officers in fiscal 2013, and expanded to all of our corporate officers in fiscal 2014. Under the revised structure, which continues today, our officers receive three types of equity awards:

  •
  Performance Share Units (PSUs), which vest on a "cliff basis" after three years, only if service and performance requirements are met and which will be paid out in shares based upon two separate performance metrics: (1) first fiscal year non-GAAP earnings per share (EPS) and (2) three-year rTSR, as further described on pages 45-46 of this Proxy Statement in the discussion related to Long-Term Equity Incentive Awards. PSUs are intended to comprise approximately 60% of the intended value of long-term equity incentive awards provided to executive officers in any fiscal year.

  •
  Time-based stock options, which vest over four years. Stock options are intended to comprise approximately 20% of the intended value of long-term equity incentive awards provided to officers in any fiscal year.

  •
  Time-based restricted stock/RSUs, which vest over four years (except in limited circumstances when special awards are granted). Restricted stock/RSUs are intended to comprise approximately 20% of the intended value of long-term equity incentive awards provided to officers in any fiscal year.

  •
  Elimination of 280G Excise Tax Gross-Ups.  For the limited number of our executives with whom we had change-in-control agreements (which included each of our executive officers), we amended those agreements to eliminate any "gross-up" payment by the Company of any of the excise taxes imposed by Section 4999 of the Internal Revenue Code due to "golden parachute" payments.

  •
  Reduction and Elimination of the Discretionary Allowance.  The Corporate Officer Discretionary Allowance (CODA) program, which provided specific cash allowance tiers based on an executive's officer level, was eliminated effective fiscal 2014.

  •
  Introduction of Clawback Policy.  In February 2013, our Board of Directors amended our Corporate Governance Guidelines to include a recoupment (also known as a clawback) policy. This policy applies to all of our executive officers. Under this Clawback Policy, in the event of a restatement of all or a significant portion of Charles River's financial statements that has been determined by the Board to be due to the gross negligence, intentional misconduct, or fraud by an executive officer, the Board has the discretion to require repayment of a portion or all of any incentive-based compensation paid to such executive officer or former executive officer and/or effect the cancellation of any unvested incentive compensation, subject to specified criteria.

  •
  Inclusion of "double-trigger" vesting in our 2016 equity compensation plan and 2018 equity compensation plan.  Our 2016 Incentive Plan and our 2018 Incentive Plan include "double-trigger" vesting provisions instead of the "single-trigger" provision that was included in our earlier equity compensation plans. Accordingly, agreements under each of the 2016 and 2018 Incentive Plans provide for accelerated vesting only upon both the occurrence of a change of control and a qualifying termination of employment within a reasonable period following the change in control.

        The Compensation Committee believes that these changes have been responsive to feedback from investors and enhance the performance orientation of our executive compensation program. Following further shareholder outreach in the fall of 2018, none of our shareholders advocated for any substantial changes to our executive compensation program. Notwithstanding this positive reception, the Board and Committee will continue to explore ways in which Charles River's executive compensation programs could be improved, and we remain committed to ongoing engagement with our shareholders on the various corporate governance topics that are of interest to them.

  Historical Elements of Our Compensation Practices

        Certain elements of our compensation practices reflect legacy decisions and changes that were made in prior years which were designed to ensure alignment between executive compensation and Company performance, and which continue to carry forward and influence our Compensation Program today:

  •
  Base Salaries:  We have kept base salary increases modest. While year-to-year there are adjustments (ranging from 0% to 15%) that may be below or above the average, in general annualized merit increases (excluding promotional increases) are consistent with the average annualized merit increase allotted to our North American workforce.

  •
  Annual Cash Incentive Awards:  From 2009 through 2012, with business plans having been scaled to levels below earlier high-growth years, we reduced targeted bonus payouts for each goal under our Executive Incentive Compensation Plan (EICP). We resumed non-reduced targeted payouts in 2013 following a second consecutive year of solid financial performance, and have maintained that level since.

  •
  Perquisites:  From 2010 to 2013, we took steps to eliminate perquisites for our officers. All significant perquisites and cash equivalents were eliminated effective in fiscal 2014.

  •
  Severance:  We reduced the severance plan benefits for involuntary terminations of corporate officers under our Officer Separation Plan.

        We believe that all of these adjustments to our Program during this period were appropriate in light of, and consistent with, economic and market environments, our financial performance, the corporate actions taken, and executive compensation trends. Furthermore, the increased focus on near-term financial and operational objectives properly aligned management's incentives with the interests of our shareholders. For example, our pay mix maintains a continued focus on variable, or "at risk," compensation. On average, approximately 83.7% of 2018 target annual compensation for our named executives was based on long-term equity incentives and performance-based bonuses (89.7% for our CEO). Furthermore, annual base salary for our named executives remains a relatively small portion (16.3%) of our named executives' core intended compensation (10.3% for our CEO).

        Furthermore, as seen in the graph below, the alignment between executive pay and our performance is demonstrated by the close correlation from 2008 to 2018 between (1) the total compensation paid (consistent with the Summary Compensation Table) to our CEO in those years and

(2) our non-GAAP earnings per share from continuing operations during that period. As illustrated, compensation generally increased with strong performance and decreased when performance declined.

        A very similar alignment can be seen between our performance and the average pay (based on Summary Compensation Table disclosure) for the two other named executives (Mr. Johst and Dr. Molho) who have consistently been included in the Summary Compensation Table during the period from 2010 to 2018.

        For purposes of these graphs, "Other" refers to the total average amounts set forth in the following columns in the Summary Compensation Table on page 52-53 of the Proxy Statement: (1) Change In Pension Value and Non-qualified Deferred Compensation Earnings; and (2) All Other Compensation. Information with respect to 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015, 2016, and 2017 compensation is set forth in our 2011, 2012, 2013, 2014, 2015, 2016, 2017 and 2018 Proxy Statements, respectively.

        Please see Appendix A to this Proxy Statement for reconciliation of our GAAP EPS to non-GAAP EPS for 2008-2018.

        In addition to the changes summarized above and the quantified alignment between executive pay and our performance, we maintain existing compensation practices that represent strong corporate governance, including the following:

  •
  a cap on the annual EICP bonus opportunity, even for exceptional performance;

  •
  significant stock ownership guidelines that align executives' interests with those of shareholders and which increase with the level of the executive's officer position;

  •
  rules prohibiting executives from trading derivative securities, pledging our stock, and hedging the economic risk of ownership of our stock;

  •
  an annual risk assessment of our pay practices;

  •
  an annual shareholder advisory vote on executive compensation;

  •
  a Compensation Committee composed entirely of independent directors; and

  •
  an independent compensation consultant.

        The changes to the Program made during the past several years reflect our flexibility in responding to changing market conditions, our business strategy and financial performance, executive compensation standards, and the opinions and suggestions of our investors.

        In addition to changes to the Program, in light of periodic discussions with shareholders and observation of general governance trends, we have made modifications to our corporate governance structure. For instance, in December 2014, we amended our Bylaws to provide for a majority vote standard for election of directors in uncontested elections, and in January 2016, we amended our Bylaws to authorize the removal of directors by shareholders without cause upon an affirmative vote of the holders of a majority of shares entitled to vote.

        We remain committed to ongoing engagement with our shareholders on various corporate governance topics that are of interest to them. We conduct these efforts through meetings and telephone calls throughout the year with our senior management, and provide shareholders with the opportunity to cast an annual say-on-pay advisory vote on executive compensation. We have determined that our shareholders should vote on a say-on-pay proposal every year, consistent with the preference expressed by our shareholders at the 2017 Annual Meeting. The Committee is always open to the input of our shareholders in making future compensation decisions for the named executives. At the same time, we believe that it is important to maintain consistency in our compensation philosophy and approach. While the Committee and our management team understand the impact that immediate economic conditions and our operating performance may have on our stock price, it is important to us that the elements of the Program continue to incentivize management to achieve important short- and long-term operating goals that are intended to strengthen the Company and translate ultimately into stock price appreciation for our shareholders.

Objectives of the Compensation Program

        The Committee reviews and monitors the Compensation Program and compensation policies by reference to specific objectives which are established in accordance with its charter. The Committee recognizes the importance of establishing clear objectives for the Program and evaluating the relative effectiveness of current and proposed compensation policies and practices in advancing those objectives. In keeping with our philosophy that the Program should appropriately align executive compensation with both the short- and long-term performance of the Company, the Committee has determined that the Compensation Program should achieve the following objectives:

  •
  attract and retain superior talent;

  •
  support the achievement of desired levels of Company performance;

  •
  align the interests of executives with the interests of shareholders;

  •
  differentially and meritoriously reward individual performance; and

  •
  promote accountability.

        To achieve these broader objectives, the current design of the Compensation Program has also been crafted to accomplish the following:

  •
  effectively balance fixed and at-risk compensation through a continuum of compensation elements;

  •
  differentially reward individuals based on performance through the incorporation of both short- and long-term elements;

  •
  differentially reward individuals who contribute to the success of high-performing business units;

  •
  promote the achievement of desired levels of Company performance through the utilization of both short-term bonus and long-term equity elements which are closely aligned with our business performance; and

  •
  accommodate ongoing acquisitions where the motivation and retention of talent is key to integration and business performance.

Compensation Elements

        Our Compensation Program for fiscal year 2018 consisted of the following core and supplemental elements:

Core Elements	Supplemental Elements

• Base Salary • Annual Cash Incentive Awards (EICP Plan) • Long-Term Equity Incentive Awards	• Deferred Compensation Plan • Termination and Change-in-Control Agreements • Retirement Plans

        The core elements of compensation are typically those which the Committee evaluates on an annual basis, while the supplemental elements are programs or arrangements that we have included for strategic reasons and are evaluated on a less-frequent basis by the Committee.

        Annual base salary represents a relatively small portion of our named executives' target core compensation (less than 17%). Over 83% of 2018 targeted annual compensation for our named executives was based on variable or "at-risk" compensation elements, reflecting the Committee's focus on ensuring that senior management is appropriately rewarded for actual performance achievements. The following table shows the 2018 total core compensation mix, based on targeted (not actual) compensation.

2018 Targeted Compensation Mix for Named Executive Officers(1)

	Core Compensation Element	Foster	Smith	Barbo	Girshick	Johst	Molho(3)	Average

"Fixed" Compensation	Base Salary(2)	10.3%	19.8%	20.3%	18.6%	15.2%	13.3%	16.3%
"At-Risk"	Annual Cash Incentive Awards	10.3%	13.9%	14.2%	13.0%	10.6%	10.7%	12.1%
Compensation Elements	Long-Term Equity Incentive Awards	79.3%	66.3%	65.5%	68.4%	74.1%	76.0%	71.6%
(1)
Due to rounding, the columns may add to more or less than 100%.

(2)
For purposes of this table, base salary is determined by the base salary effective as of April 1, 2018, assuming such salary was in effect for all of 2018.

(3)
Reflects targeted compensation of Dr. Molho as originally granted, not as modified pursuant to the terms of his separation arrangements.

  Compensation Setting Process

        As described above on pages 16-17 of this Proxy Statement, the Compensation Committee engaged Pay Governance as its independent compensation consultant to advise the Compensation Committee on matters related to 2018 executive compensation. Pay Governance generally assists the Compensation Committee in fulfilling its responsibilities under its charter, including advising on proposed compensation packages for our senior executives, compensation program design and market practices generally, guidance on how to appropriately compensate officers, and other topics as the Compensation Committee deems appropriate. The Compensation Committee has authorized Pay Governance to interact with management on behalf of the Compensation Committee, as needed, in connection with advising the Compensation Committee and Pay Governance is included in discussions with management. With respect to fiscal year 2018 compensation determinations, Pay Governance specifically assisted in the following:

  •
  evaluating and recommending adjustments to our peer group;

  •
  benchmarking and analyzing executive compensation levels and recommending pay strategies (but not necessarily specific pay levels) for 2018;

  •
  performing initial and ongoing calculations related to the Performance Share Unit grants to our corporate officers, including tracking and reviewing calculations of Total Shareholder Return relative to peers;

  •
  assisting with the calculations of compensation information to be included in our Proxy Statement, including the calculations and analysis related to the valuation of our PSUs;

  •
  providing advice with respect to our 2018 Incentive Plan that was approved by our shareholders at the 2018 Annual Meeting, including analysis of peer group burn rates and overhang;

  •
  providing analyses related to the Company's long-term incentive structure, including reviewing equity grant instrument market trends and advising on global equity grant practices; and

  •
  providing advice with respect to the Committee's analysis of director compensation, including competitive market data.

        Pay Governance is directly accountable to the Compensation Committee, which has sole authority to engage, dismiss, and approve the terms of engagement of the compensation consultant. During 2018, Pay Governance did not provide any other services to the Company.

        Only two of the named executives of the Company are regularly involved in assisting the Committee in setting compensation parameters. In his role as our Corporate Executive Vice President, General Counsel and Chief Administrative Officer, Mr. Johst assists the Committee by providing data to the Committee's consultants, developing or modifying compensation plans and programs based on the Committee's direction, and otherwise supporting the Committee's efforts to obtain the information and data required to make well-reasoned decisions regarding the compensation elements which comprise the Program. In his capacity as Chairman, President and Chief Executive Officer, Mr. Foster regularly participates in strategic discussions with the Committee regarding the design and scope of the Program to help ensure that the compensation elements, policies, and practices underlying the Program are properly aligned with the Company's short-term financial and long-term strategic objectives. Mr. Foster also provides recommendations to the Committee regarding modifications that would allow the Program to function more effectively in the context of our evolving business organization, and assists the Committee in evaluating the individual performance of each executive officer (other than himself) to ensure that their respective levels of compensation take such performance into account. As a matter of process, Mr. Foster and Mr. Johst frequently collaborate to analyze internal and externally-provided compensation data and information, and to provide preliminary recommendations to the Compensation Committee during the course of the Committee's determination of annual compensation levels. Other than Messrs. Foster and Johst, none of our executive officers plays a significant, ongoing role in assisting the Committee with setting compensation parameters.

  Total Compensation Strategy and Peer Group

        The Committee strives in its methodology to provide total core compensation to our named executives that reflects an appropriate market benchmark and a select peer group of companies which are similar to the Company (the peer group). The peer group is primarily comprised of companies operating in the area of life sciences and drug discovery and development, with a particular focus on ensuring that the peer group takes into account the presence of companies, both in the greater Boston area and globally, who compete directly with the Company for scientific and management talent. We draw upon data for comparable companies from public disclosures for the companies in the peer group and from reputable ongoing compensation surveys of similarly sized companies in the industries listed above. Each year the Committee reviews and approves the peer group as well as a target Total Compensation Strategy. The Committee does not target a specific competitive percentile for the named executives, but rather relies on a variety of factors in making pay decisions beyond market data, such as each executive's experience, performance ratings, internal equity, and strategic value of the executive's position to the Company.

  Fiscal Year 2018 Compensation Analysis Methodology

        For fiscal year 2018, in conjunction with the changes to the peer group described below, the Committee (with the assistance of Pay Governance) utilized a regression model to analyze the competitiveness of current executive compensation for each executive position. Accordingly, our target Total Compensation Strategy utilizes a methodology whereby target Total Direct Compensation is evaluated against the size-appropriate benchmark data that factors in our Company's relative size compared to the size of peer group companies and that is established for each position by reference to the peer group. Total Direct Compensation in 2018 for our named executives generally approximated the range of competitive market data suggested by the executive's associated market benchmark and took into account the various qualitative factors listed above.

        The peer group identified by Pay Governance consists of industry comparators, both larger and smaller in revenue size than Charles River; accordingly, Pay Governance has developed a method of adjusting proxy compensation data for the peer group using common statistical regression methods to result in a good correlation between the proxy data and Charles River's corporate revenue, such that the regressed proxy revenue is commensurate to Charles River's revenue. This size-adjusted peer group proxy data is then blended with size-appropriate, custom compensation survey data (with proxy data weighted 75% and survey data weighted 25% for the named executive officer benchmarks) to derive a "market composite benchmark" for evaluating our executive compensation. The Committee originally adopted this "market composite benchmark" methodology and a peer group that is relatively large in number of component companies for evaluating and setting 2012 executive pay levels, in part due to industry consolidation presenting a challenge to maintaining a consistent group of peer companies year-over-year, and has continued with its use since.

        For evaluating 2018 compensation levels, the proxy peer group consisted of the following 39 companies:

Abbott Laboratories	C.R. Bard, Inc.*	Mettler-Toledo
Albany Molecular Research, Inc.	Catalent, Inc.	PAREXEL International Corporation*
Alere Inc.	Celgene Corporation*	PerkinElmer Inc.
Alexion Pharmaceuticals Inc.*	Eli Lilly and Company	Pfizer Inc.
Allergan, Inc.	Endo International PLC	Quest Diagnostics Incorporated
Amgen Inc.	Gilead Sciences, Inc.	Quintiles Transnational*
Baxter International Inc.	Hologic, Inc.	Regeneron Pharmaceuticals, Inc.*
Becton, Dickinson and Company	IDEXX Laboratories Inc.	Steris Corporation
Bio-Rad Laboratories, Inc.	Illumina, Inc.	Teleflex Incorporated
Biogen Inc.*	INC Research Holdings*	Thermo Fisher Scientific Inc.
Boston Scientific Corporation*	Laboratory Corporation of America	Vertex Pharmaceuticals Incorporated*
Bristol-Myers Squibb Company	Holdings	Waters Corporation
Bruker Corporation	Medtronic, Inc.	West Pharmaceutical Services, Inc.
Merck & Co., Inc.

        Custom compensation survey data included information from 10 peer group companies (noted with *), as well as from Acelity L.P., Inc.; Alkermes, Inc.; BioMarin Pharmaceutical; Edwards Lifesciences Corp.; EMD Millipore; Halyard Health Inc.; Hill-Rom Holdings, Inc.; Horizon Pharma plc; Incyte Corporation; Integer Holdings Corporation; Integra LifeSciences Holdings Corporation; InVentive Health Inc; Mallincrodt Pharmaceuticals; Pharmaceutical Product Development LLC; PRA Health Sciences Inc.; Sanofi-Genzyme Corporation; and Sunovion Pharmaceuticals.

        For evaluating 2019 compensation levels, the proxy peer group will change to remove Albany Molecular Research (taken private in August 2017), Alere (acquired by Abbott Laboratories in October 2017), C.R. Bard, Inc. (acquired by Becton Dickinson & Company in December 2017), and PAREXEL International Corporation (taken private in September 2017); and add ICON plc, Myriad Genetics, Inc., and PRA Health Sciences. Quintiles Transnational will continue to be included under its new name, IQVIA Holdings, Inc., and INC Research Holdings Inc. will continue to be included as Syneos Health (its new name post-merger with privately-held InVentiv Health).

  Annual Base Salary

        Our compensation philosophy embraces the premise that establishing base salaries at a reasonable level helps to promote retention and acts as an appropriate balance to other forms of variable or "at-risk" compensation. We pay base salaries within a range designed to approximate the market benchmark of executives with similar responsibilities in the peer group and surveys. Actual base salaries are determined after considering the competitive data, overall competitive position as compared to our compensation philosophy, prior base salary and other compensation, the performance of the individual, any promotions or significant changes in responsibility, the Company's overall salary annual increase budget, and internal equity considerations. None of these considerations is given specific weight.

        In setting base salaries for our named executives, the Committee historically has taken into account the lengthy tenure of executive officers, as well as their continued long-time superior performance, which has resulted in base salaries generally gravitating towards the top of the range approximating the targeted market benchmark.

        Base salaries for our named executives for 2018 (effective as of March 25, 2018) were as follows:

Name	2018 Salary
James C. Foster	$1,236,734
David R. Smith	$538,719
William D. Barbo	$465,750
Birgit Girshick	$407,000
David P. Johst	$656,485
Davide A. Molho	$640,285

  Annual Cash Incentive Awards

        Our Compensation Program includes an annual cash bonus element which closely links a significant portion of executive pay to the achievement of short-term performance targets that are critical to meeting our stated financial objectives for the year. These targets are typically tied to specific financial metrics derived from our fiscal year operating plan. However, where appropriate, the Committee also approves non-financial goals that are designed to focus individuals on attaining objectives which include near-term, non-financial objectives that are also critical to the achievement of long-term strategic goals and ultimately promote the positive long-term financial performance of the Company. Our annual cash incentive awards are structured to appropriately reduce or eliminate the amount of such awards if performance falls short of the established performance targets, and to appropriately increase the amount of such awards if performance exceeds established targets, subject to a maximum incentive award opportunity. It is intended that the target award, when aggregated with the base salary, will provide a competitive level of cash compensation when each named executive achieves the performance objectives established for him or her by the Committee. Actual bonus awards are determined according to each named executive's performance in relation to his or her approved objectives, which are primarily based upon corporate and/or business unit performance.

        To implement our annual cash incentive awards, the Committee administers the Executive Incentive Compensation Plan (EICP) which applies to executive officers and other key employees of the Company. We have designed the EICP to reward executives for their contributions to the success of the Company based on predetermined corporate/business unit, functional, and/or individual objectives. The Committee annually establishes performance objectives and corresponding performance ranges for the named executives. These performance objectives and ranges are generally developed through our annual financial planning process, whereby we assess the future operating environment and build projections of anticipated results to align the performance expectations of this plan with the overall business objectives of the Company.

        Target award percentages for the named executives are 70% of base salary for Corporate Executive Vice Presidents and 100% of base salary for the Chief Executive Officer. Dr. Molho's target award percentage was increased to 80% following his promotion to President and Chief Operating Officer in February 2018, and as part of Dr. Molho's separation agreement and termination in August 2018 he became entitled to receive 65% of the 2018 bonus payout. The participant's total target award opportunity percentage is divided among a variety of weighted performance objectives which may change from year to year, but historically have included non-GAAP operating income (OI), revenue, non-GAAP earnings per share (EPS), non-GAAP free cash flow (FCF), return on net operating assets (RNOA), return on invested capital (ROIC) and other key Company performance metrics. The Committee believes that these financial metrics are very good measurements for assessing how the Company is performing from a financial standpoint. In particular, EPS is generally accepted as a key driver of shareholder return. The OI, ROIC and FCF metrics measure how efficiently and effectively management deploys its capital and generates capital liquidity for corporate usage in pursuing opportunities that enhance shareholder value. Minimum and maximum performance levels for each performance objective are incorporated into the plan. For the performance objectives assigned to each of the named executives, minimum performance levels for 2018 were set at 90% of the target performance objective, and maximum performance levels were set at 108% of the target performance objective. The maximum payout achievable in 2018 was 250% of target. At the end of each fiscal year, we compare the Company's (and applicable business units') final performance for the fiscal year against the Company's (or business units') targeted performance established at the beginning of such fiscal year, except where an adjustment to the targeted performance is warranted due to an unanticipated intervening event which would have an unintended and significant impact on the payout (which did not occur in 2018). These measurements determine the EICP payout levels for each of the performance objectives tied to corporate (or business unit) performance. To determine a participant's actual award, each performance objective's payment level is multiplied by the relative weight of the performance objective, and the cumulative amounts are aggregated to determine the individual's total EICP award amount.

        On December 12, 2017 the Committee established the 2018 EICP performance criteria for the named executives as described in the table that follows below. To avoid any unintended windfall resulting from the Company's acquisition of MPI Research (which was anticipated at the beginning of 2018, but was not closed until April 2018), the original EPS, OI, revenue, FCF and ROIC targets were later adjusted upwards by the Board of Directors at their meeting in May 2018 to take into account the short-term effect of the acquisition. Overall, in 2018 there were significant performance variances among performance criteria. The variable EICP amounts awarded to our named executives contained in the table below reflect the differing performance of various performance criteria and the degree to which specific formal objectives were achieved, consistent with our pay-for-performance executive compensation design. We believe that the variability in the magnitude of the EICP amounts awarded correlates closely with the relative performance of the officers' respective business units (as compared to the targeted performance goals), and reflects a proper use of bonus compensation to distinguish between levels of annual performance. Year-to-year, EICP awards reflect such performance and payout variability as shown in the table on page 44 of this Proxy Statement.

        The Committee has the discretion to employ its judgment in determining individual awards, and in fact approves the entire EICP award for each named executive. In addition to the quantitative factors, final individual EICP awards for the named executives incorporate both (1) the Chief Executive Officer's recommendations (other than for himself), and (2) the Committee's assessment of each named executive's overall individual performance and contribution. In addition, the Committee, in its sole discretion, may modify or change the EICP at any time. With respect to the 2018 fiscal year, the target amounts and objectives were modified to neutralize the impact of (1) the acquisition of MPI Research in April 2018 and (2) the financial impact of the Company's venture capital investments. The following table shows the fiscal year 2018 target EICP cash bonus, performance goals, goal attainment levels, and cash bonuses actually paid (in February 2019) for each of our named executives:

Named Executive	Target % (of base salary)	Target EICP Award Amount		Actual EICP Award Amount		Performance Goal		Weighting	Target	Actual

James C. Foster	100%	$1,236,734		$2,333,580		1.	EPS(1)	30%	$5.68	$5.80
						2.	Revenue(1)(2)	30%	$2,201 million	$2,266 million
						3.	FCF(1)(3)	20%	$243.0 million	$301.1 million
						4.	ROIC(4)	20%	10.5%	11.4%
David R. Smith	70%	$377,103		$726,049		1.	EPS(1)	35%	$5.68	$5.80
						2.	Revenue(1)(2)	20%	$2,201 million	$2,266 million
						3.	FCF(1)(3)	25%	$243.0 million	$301.1 million
						4.	ROIC(4)	20%	10.5%	11.4%
William D. Barbo	70%	$326,025		$459,650		1.	EPS(1)	20%	$5.68	$5.80
						2.	Revenue(1)(2)	60%	$2,201 million	$2,266 million
						3.	OI(1)	20%	$432.0 million	$425 million
Birgit Girshick	70%	$284,900		$480,948		1.	EPS(1)	10%	$5.68	$5.80
						2.	Revenue(1)(5)	40%	$1,266 million	$1,318 million
						3.	FCF(1)(3)	20%	$243.0 million	$301.1 million
						4.	OI(5)	30%	$284.3 million	$286.0 million
David P. Johst	70%	$459,540		$867,101		1.	EPS(1)	30%	$5.68	$5.80
						2.	Revenue(1)(2)	30%	$2,201 million	$2,266 million
						3.	FCF(1)(3)	20%	$243.0 million	$301.1 million
						4.	ROIC(4)	20%	10.5%	11.4%
Davide A. Molho	80%	$332,948	(6)	$633,235	(6)	1.	EPS(1)	25%	$5.68	$5.80
						2.	Revenue(1)(5)	35%	$1,960 million	$2,021 million
						3.	FCF(1)(3)	20%	$243.0 million	$301.1 million
						4.	ROIC(4)	20%	10.5%	11.4%
(1)
For purposes of 2018 EICP performance goals, consistent with the way the Company reports its non-GAAP financial results in its earnings releases, EPS (and to the extent applicable, OI) excluded the following items (and, for EPS, their related tax effect): the amortization of intangible assets, and certain other charges related to our acquisitions; expenses associated with evaluating and integrating acquisitions and divestitures, as well as fair value adjustments associated with contingent consideration; charges, gains, and losses attributable to businesses or properties we plan to close, consolidate or divest; severance and other costs associated with our efficiency initiatives; the write-off of deferred financing costs and fees related to debt refinancing; and the tax expenses related to the enactment of 2017 U.S. tax reform legislation. In addition, these goals have also been adjusted to neutralize the effect of the Company's venture capital investment returns. The Committee determined that it was appropriate to exclude these items as they are outside our normal core operations.

(2)
For purposes of this 2018 EICP performance goal, revenue was based on the Company's net revenue.

(3)
For purposes of this 2018 EICP performance goal, FCF was based on net cash provided by operating activities less capital expenditures.

(4)
For purposes of this 2018 EICP performance goal, percentage ROIC was based on the Company's income divided by the average of the Company's Invested Capital calculated as of the end of fiscal year 2018 plus Invested Capital calculated as of the end of fiscal year 2017. Invested Capital is the sum of the following line items for the Company's consolidated balance sheet set forth in the Annual Report on Form 10-K filed with the SEC on February 13, 2019: (1) current portion of long-term debt and capital leases; (2) long-term debt, net and capital leases; and (3) total equity.

(5)
For Dr. Molho and Ms. Girshick, revenue (and, for Ms. Girshick, OI as well) was determined on the basis of the worldwide operating businesses for which they respectively had responsibility as of their February 2018 promotions, rather than on a corporate-wide basis.

(6)
Consistent with the terms of his severance agreement, Dr. Molho's actual EICP award was 65% of the calculated amount. The amounts shown in the table above reflects the adjusted target award and the final cash payment to Dr. Molho. If Dr. Molho had received 100% of his EICP award, the amount would have been $974,208, reflecting 190.2% of his initial target award of $512,228. For additional information about Dr. Molho's severance agreement, see pg. 56 of this Proxy Statement.

        For historical comparative purposes, the percentages of targeted vs. actual annual cash incentive awards for our current named executives for fiscal years 2011-2018 (except for Dr. Molho) are shown in the table below (including actual cash award magnitude for fiscal years 2015-2018):

Name	Actual % of Cash Incentive Award vs. Target - 2011	Actual % of Cash Incentive Award vs. Target - 2012	Actual % of Cash Incentive Award vs. Target - 2013	Actual % of Cash Incentive Award vs. Target - 2014	Actual % of Cash Incentive Award vs. Target - 2015	2016 Cash Incentive Award	Actual % of Cash Incentive Award vs. Target - 2016	2017 Cash Incentive Award	Actual % of Cash Incentive Award vs. Target - 2017	2018 Cash Incentive Award	Actual % of Cash Incentive Award vs. Target - 2018
James C. Foster	83.0%	59.0%	81.6%	154.0%	156.6%	$1,760,780	152.5%	$1,227,700	102.7%	$2,333,580	188.7%
David R. Smith	—	—	—	—	81.4%	$533,550	156.7%	$361,939	99.3%	$726,049	192.5%
William B. Barbo	—	—	—	—	—	$305,945	130.3%	$382,334	121.4%	$459,650	141.0%
Birgit Girshick	—	—	—	—	—	—	—	—	—	$480,948	168.8%
David P. Johst	83.0%	59.0%	81.6%	154.0%	156.6%	$654,263	152.5%	$456,183	102.7%	$867,101	188.7%

  Long-Term Equity Incentive Awards

        Long-term incentive (LTI) compensation, in the form of performance share units (PSUs), stock options, and restricted stock grants or restricted stock units (RSUs), allows individuals to share in any appreciation in the value of our common stock. We design the amounts and types of long-term equity awards to reward performance and create incentives to meet long-term objectives. Because the Committee particularly values long-term shareholder value creation, we target long-term equity incentives to provide total compensation opportunities that, if achieved, would result in market-competitive pay levels for our executives. The Committee reviews and approves long-term equity incentive awards to named executives on an annual basis. The Committee believes that PSU, stock option, and RSU awards align the recipient's interests with those of the shareholders.

        The Committee typically targets the first quarter of our fiscal year for granting annual stock awards to eligible recipients, absent an extraordinary event. We have made such grants in recent years, and in the future it is expected that the Committee will continue to target the first quarter of the fiscal year for making annual stock awards. The Committee seeks to structure equity grants so that they are awarded during an open-window period as designated by our Insider Trading Policy, or, if Committee approval is provided during a non-window period, then the grants are made effective on the second business day following our press release with respect to financial results for the prior quarter. This policy is intended to ensure that options are awarded at a time when the exercise price fully reflects all recently disclosed information. In the case of new hires eligible to receive equity grants, grants are generally made on the first business day of the month following the date the individual commences employment.

        While the Compensation Committee's Charter permits delegation of the Committee's authority to grant equity in certain circumstances, all grants to executive officers are made by the Compensation Committee itself and not pursuant to delegated authority.

        We have never had any programs, policies, or practices which are intended to time stock option grants with the release of material, non-public information in a manner which would provide advantageous option exercise prices to grant recipients. Option exercise prices are, in all cases, equal to the closing price of our common stock on the date of grant.

        At the beginning of fiscal year 2018, as requested by the Compensation Committee, Company management, in consultation with the outside consultants, recommended to the Committee target values of stock options, RSUs, and PSUs, based on then-current pricing models, which were utilized by the Committee to establish preliminary target values of long-term equity awards for the named executives. In February 2018, when the annual awards were actually granted, the Committee approved stock options, RSUs, and PSUs using this valuation model, taking into account the 30-day average closing price of our common stock, up to and including the date of grant.

        In determining award levels for annual equity awards to named executives, the Committee takes into account the values of awards made to similarly situated individuals in the peer group, the individual market benchmark for each executive's position, our overall performance, the individual performance of the named executive in the immediately preceding year, and other similar factors. An absolute target value of long-term equity awards (determined in dollars) is approved by the Committee. This value is then allocated between the types of LTI awards the Company is awarding during that particular year. These determinations are typically evaluated during the first month of the fiscal year and approved at the Committee's meeting in February. Once the intended value of the awards is determined, the numbers of long-term equity awards (in 2018, stock options, RSUs, and PSUs) are generally fixed utilizing an estimated stock price (the 30-trading-day average closing price as of the date of the grant). We use the estimated stock price methodology to guard against dramatic, short-term stock price movements that might artificially reduce or increase the number of shares granted. We believe this methodology represents the performance of stock in the market and is a better way to deliver the intended value of this form of compensation.

        The intended value of the February 2018 grant was apportioned to the named executives as follows: approximately 60% in the form of PSUs, approximately 20% in the form of time-vested RSUs, and approximately 20% in the form of time-vested stock options, a program developed with the assistance of the Committee's compensation consultant and implemented in 2013.

        With our more recent equity grants, we have generally included a full career retirement provision in equity awards that provides for the continued vesting of unvested equity grants for employees who retire after meeting the following specified criteria:

  •
  the employee has attained age 55;

  •
  the employee has a minimum of 10 years of service with the Company;

  •
  the numerical sum of the employee's age and years of service is equal to at least 70; and

  •
  the employee has given notice of his or her intent to retire specifying the exact intended date of retirement and remained employed by the Company until the earlier of (a) the one-year anniversary of the date of such notice (or, in the case of Mr. Foster, the two-year anniversary of the date of his notice) or (b) the date on which the employee experienced a termination of employment due to death or disability, or is terminated by the Company without cause.

        The material features of the PSUs granted to our named executives in 2018 are as follows:

  •
  they are measured based on a three-year performance period running from the beginning of the fiscal year in which the award is made to the end of the third fiscal year after (and including) the year in which the award is made. For PSUs awarded in February 2018, the performance period is December 31, 2017 through December 26, 2020.

  •
  the initial PSU award (the Target Award) represents a target number of shares of the Company's common stock to be paid out after the conclusion of the three-year performance period based upon two performance metrics:

  •
  non-GAAP EPS for the fiscal year in which the award is made; and

  •
  relative Total Shareholder Return (rTSR) at the end of the PSU award's three-year performance period.

  •
  target performance levels for each of the two performance metrics are as follows:

  •
  non-GAAP EPS: the Company's target non-GAAP EPS for the first fiscal year of the performance period.

    •
    rTSR: the Company's TSR falling exactly at the 50th percentile as compared to the TSR of selected companies within the S&P 1500 Healthcare Index (Index) (and who are in the Index for all 3 years of the performance period) over the full three-year performance period. For this purpose, TSR refers to share price appreciation plus any dividends accrued during the reference period of time. Starting in 2015, Pay Governance recommended to the Committee a group of steady-growth industry comparator companies within the Index, composed of direct CRO competitors and other companies with revenue growth rates falling within a range around Charles River's revenue growth rate. The Committee initially determined to use this new TSR comparator group for the 2015 PSU awards, and the same TSR comparator group was used for subsequent awards, minus companies that were removed due to M&A activity. For the 2018 PSU awards, the TSR comparator group included 41steady-growth industry comparator companies.

  •
  At the end of the first fiscal year of the performance period, actual non-GAAP EPS will be measured against the target non-GAAP EPS for that fiscal year. This adjusts the Target Award along a slope, ranging between a high of 150% (if non-GAAP EPS is 110% or higher than target non-GAAP EPS), or a low of zero (if non-GAAP EPS is less than 90% of target non-GAAP EPS) to establish the Base Award.

  •
  At the end of the third fiscal year of the performance period, rTSR performance is measured by comparing the Company's three-year TSR to the TSR of the selected peer companies within the S&P 1500 Healthcare Index. This adjusts the Base Award up to +/–35% to establish the Final Award.

  •
  The PSUs also include a relative TSR Outperformance Feature that provides for a modest award (10%-30% of the Target Award) only if both (1) EPS performance falls between 85% and 90% of the target goal, and (2) three-year rTSR performance falls at or above the 75th percentile.

  •
  Under all circumstances, a non-GAAP EPS performance of below 85% of target in the fiscal year in which the award was granted will result in the PSU award being reduced to zero without the possibility of any upward adjustment.

  •
  The absolute maximum number of shares that can be awarded at the end of three years (taking into account all possible adjustments) is 200% of the original target number of shares.

        For the 2018 grant, at the end of the fiscal year 2018, actual non-GAAP EPS was compared to target 2018 non-GAAP EPS and the Base Award was calculated. The table below shows this calculation, as well as the adjusted minimum and maximum Final Award amounts that may result based on rTSR at the end of the three-year performance period.

				Future Final Award Levels (as % of Target Award)

2018 PSU Grant Base Award Calculation				rTSR ≤10th percentile	rTSR = 50th percentile	rTSR ≥90th percentile

Target Non-GAAP EPS	Actual Non-GAAP EPS	Actual Non-GAAP EPS as % of Target	Base Award (as % of Target Award)	Minimum (Base Award × 65%)	Target (Base Award × 100%)	Maximum (Base Award × 135%)

$5.68*	$5.80	102.1%	110.5%	71.8%	110.5%	149.2%
*
The original grants of 2018 PSUs to all of our officers, including the named executives, occurred in February 2018, after the Company entered the agreement to acquire MPI Research, but prior to the closing of the transaction, which was anticipated to occur early in the second quarter of 2018. Since it was assumed that, if consummated, that transaction would have a positive effect on our non-GAAP EPS in 2018, which would otherwise result in an unintended windfall for the recipients, the Compensation Committee provided in the grants that the target non-GAAP EPS target, which was originally established at $5.43, would be adjusted by the Compensation Committee to reflect the impact of the acquisition consistent with the Company's revised operating plan within 60 days of any closing. Accordingly the Compensation Committee raised the target non-GAAP EPS to $5.68 shortly after the acquisition of MPI Research.

        In January 2019, the Committee finalized the adjustments for the initial PSUs that were awarded in 2016 to our then-executive officers. The chart below shows this calculation, as well as the adjusted Final Award Percentage amounts that resulted based on rTSR at the end of the three-year performance period.

				Final Award Levels

2016 PSU Grant Base Award Calculation				rTSR = 57th percentile

Target Non-GAAP EPS	Actual Non-GAAP EPS	Actual Non-GAAP EPS as % of Target	Base Award (as % of Target Award)	rTSR Adjustment	Final Award (as % of Target Award)

$4.43	$4.56	102.9%	114.5%	107.0%	122.5%

  Benefits and Perquisites

        The named executives are eligible for certain benefits, such as medical, dental, basic life insurance, and employer contributions to the Company's 401(k) plan, which are generally available to all of our employees. In addition, the Company utilizes leased aircraft for business purposes on infrequent occasions where it is determined that such use is a prudent, economical, and efficient method of transportation. Mr. Foster is permitted to utilize the Company-leased aircraft for non-business purposes, including allowing family members to accompany him on business travel. Mr. Foster reimburses the Company for the full incremental costs and/or Standard Industry Fare Level (whichever is higher) of such usage. We believe this benefit increases the level of safety and security for Mr. Foster, enables him to make more efficient use of his travel time, and entails no incremental cost to the Company for any accompanying family members and/or non-business travel.

Supplemental Elements of the Compensation Program

        We have a number of supplemental elements in the Compensation Program which are considered by the Committee, but do not factor directly into the annual determination of executive compensation. These elements have unique features and roles in the Program which led to their initial implementation and they continue to be important to the Program generally.

  Post-Termination Benefits and Agreements

        As described in more detail in this Proxy Statement under "Executive Compensation and Related Information—Potential Payments upon Termination or Change in Control," the Compensation Program includes both (1) an Officer Separation Plan and (2) Change-in-Control Agreements. Historically, Company policy has been to provide eligibility under both the Officer Separation Plan to officers with the position of corporate vice president or higher, and a Change-in-Control Agreement to officers with the position of corporate executive vice president or higher. Both of these compensatory elements operate similarly: upon specified events which result in either the termination of the officer and/or a change in control of the Company, particular benefits will accrue to the officer (although payments made under the Change-in-Control Agreements will generally reduce or offset payments and benefits to which the officer may be entitled under the Officer Separation Plan). Each of the named executives is eligible to receive benefits under the Officer Separation Plan and each has a Change-in-Control Agreement.

        The Company views these compensatory elements as serving three important purposes:

  •
  there is a critical recruitment and retention aspect;

  •
  these policies protect the benefits of executive officers who have provided long and meritorious service to the Company, particularly if there is an unexpected employment termination by the Company due to on-going changes in our employment needs; and

  •
  these elements avoid personal distractions and encourage employees to remain focused on our business in the event of a rumored or actual takeover.

        The Committee periodically conducts formal and informal market checks and believes that both the levels of payment to be made under these programs and the applicable triggers are appropriate and consistent with current general market practices.

  Deferred Compensation Plan Contributions

        As described in more detail in this Proxy Statement under "Executive Compensation and Related Information—2018 Nonqualified Deferred Compensation," the named executives receive a compensatory element in connection with our Deferred Compensation Plan. For Messrs. Foster and Johst, who were participants in the Company's now-discontinued Executive Supplemental Life Insurance Retirement Plan (ESLIRP), the Company credits to their accounts the present value of the annual Company accrual as it would have been calculated under the ESLIRP. These credits can vary significantly year-to-year as the ESLIRP formula is dependent on the average of the highest five consecutive years of compensation. When these executives incur several consecutive years of relatively flat or decreasing executive compensation (such as occurred between 2008-2012), the highest-five-consecutive-year compensation average remains relatively static and the credit is small or zero. Conversely, when there are several consecutive years of increasing compensation, the cumulative effect of those years may result in a single-year credit spike. Such variations can be seen, for instance, in the amounts credited to Mr. Foster over the past several years: $7,310 (2011), $0 (2012), $0 (2013), $0 (2014), and $360,047 (2015), with increases of $2,607,660, $1,223,422 and $907,510 in 2016, 2017 and 2018, respectively, as noted under "All Other Compensation" in the Summary Compensation Table on pages 52-53 of this Proxy Statement.

        For Ms. Girshick, Dr. Molho and Messrs. Barbo and Smith, the Company provides an annual contribution to their Deferred Compensation Plan account equal to 10% of the sum of their base salary plus the lesser of (1) their target annual bonus or (2) actual annual bonus.

        We provide a Deferred Compensation Plan because the Company wishes to permit our executive employees to defer the obligation to pay taxes on certain elements of their compensation while also potentially receiving earnings on deferred amounts. The Deferred Compensation Plan was implemented to motivate and ensure the retention of employees by providing them greater flexibility in structuring the timing of their compensation payments. The employer contributions to the Deferred Compensation Plan ultimately have their origins in the legacy ESLIRP program, which was a long-standing element of our executive compensation package.

  Retirement Plans

        As described in more detail in this Proxy Statement under "Executive Compensation and Related Information—2018 Pension Benefits," the Company historically provided a retirement benefit for certain U.S. employees, including certain of the named executives, until 2002, when the Company amended the existing U.S. defined benefit pension plan to exclude new participants. Effective April 30, 2008, we froze the U.S. pension plan, and no additional benefits will accrue to participants (and all participants' rights to benefits under the pension plan have fully vested).

Other Factors Underlying the Ongoing Implementation of the Compensation Program

  Stock Ownership Guidelines

        Our officer stock ownership guidelines operate as a related feature to the Compensation Program. The Board of Directors believes that senior management should have a meaningful economic stake in the Company in order to align the interests of management and our shareholders. Therefore, the Board has adopted stock ownership guidelines for senior management which are designed to satisfy an individual executive's need for portfolio diversification, while maintaining management stock ownership at levels high enough to assure our shareholders of management's commitment to creating corporate value.

        Under these guidelines, members of our senior management are required to maintain an ownership position, expressed as a multiple of salary, as follows:

CEO	Four times base salary
Corporate Executive Vice President	Three times base salary
Corporate Senior Vice President	Two times base salary
Corporate Vice President	One time base salary

        Officers have four years from the time they attain the executive level listed above to comply with the ownership requirements. Stock options are not counted toward the holding requirement. Until January 2019, approximately 60% of unvested restricted stock (units) and 65% of the value of PSUs were generally counted toward the holding requirement. However, effective January 1, 2019, the Corporate Governance and Nominating Committee modified this requirement to only count vested restricted stock (units) and PSUs towards the holding requirement, but provided officers with another 24 months (until January 1, 2021) to accumulate the necessary equity to satisfy the new holding requirements. The Committee periodically reviews stock ownership levels of members of our executive management to ensure compliance. As of the date of this Proxy Statement, our current named executives were in compliance with the holding requirements (and, as demonstrated in the Beneficial Ownership table on page 23-24 of this Proxy Statement, in many cases, far exceed the required holding).

  Clawback Policy

        Our Corporate Governance Guidelines include a recoupment (also known as clawback) policy. This policy applies to all of our executive officers. Under this Clawback Policy, in the event of a restatement of all or a significant portion of Charles River's financial statements that has been determined by the Board to be due to the gross negligence, intentional misconduct, or fraud by an executive officer, the Board has the discretion to require repayment of a portion or all of any annual bonus (including under the Executive Incentive Compensation Plan), vested restricted stock, RSUs, performance awards, or other incentive-based compensation (incentive compensation) paid to such executive officer or former executive officer and/or effect the cancellation of any unvested incentive compensation, subject to specified criteria. The action permitted to be taken by the Board under the Clawback Policy is in addition to any and all other rights of the Board and/or the Company under applicable law and contract. The Board intends to revise the Clawback Policy, as necessary, to comply with the final SEC rules regarding recoupment policies of the Dodd-Frank Act.

  Derivatives Trading; Hedging; Pledging and Insider Trading Policy

        We grant equity incentives for the reasons discussed above, including aligning the interests of our employees with those of shareholders. Our Statement of Policy Concerning Trading Policies (Insider

Trading Policy) prohibits employees (and directors) from trading in our derivative securities, such as puts or calls on our common stock, or to pledge our stock, since such activities may diminish the alignment we are trying to foster, as well as expose the Company to potential embarrassment. Our Insider Trading Policy also prohibits the purchase or sale of Charles River securities while in possession of material, non-public information, or otherwise using such information for one's personal benefit. Our executives and directors are permitted to enter into trading plans that are intended to comply with the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934 so that they can prudently diversify their asset portfolios and exercise their stock options prior to their scheduled expiration dates.

 REPORT OF COMPENSATION COMMITTEE

        The Compensation Committee, composed of independent directors, has reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company's management and, based on the review and discussions, recommended to Board of Directors that the CD&A be included in this Proxy Statement.

        The foregoing report has been furnished by the Compensation Committee.

THE COMPENSATION COMMITTEE Mr. C. Richard Reese (Chair) Dr. Deborah T. Kochevar Mr. Jean-Paul Mangeolle Mr. Richard F. Wallman

 EXECUTIVE COMPENSATION AND RELATED INFORMATION

2018 Summary Compensation Table

        The following table sets forth all of the compensation awarded to, earned by, or paid to our current named executives (our principal executive officer, our principal financial officer, and our three other highest-paid executive officers) and our former President and Chief Operating Officer for the fiscal years ended December 29, 2018, December 30, 2017, and December 31, 2016.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
James C. Foster	2018	1,225,473		7,903,665	2,014,101	2,333,580	16,734	957,249	14,450,801
Chairman, President, Chief	2017	1,184,033		6,949,917	1,754,523	1,227,700	223,247	1,236,176	12,575,597
Executive Officer	2016	1,143,993		5,998,210	1,511,430	1,760,780	135,777	2,624,723	13,174,913
and Director
David R. Smith	2018	533,815		1,497,537	381,627	726,049	0	100,913	3,239,941
Corporate Executive	2017	511,334		1,263,627	319,012	361,939	—	146,651	2,602,563
Vice President and	2016	482,021		999,635	251,905	533,550	—	276,977	2,544,088
Chief Financial Officer
William D. Barbo	2018	461,509		1,247,987	318,015	459,650	0	89,229	2,576,389
Corporate Executive	2017	447,746		1,010,955	255,214	382,334	60,068	94,111	2,250,428
Vice President and Chief	2016	384,512		719,781	181,382	305,945	37,750	69,654	1,699,024
Commercial Officer
Birgit Girshick	2018	397,040		1,247,987	318,015	480,948	0	79,366	2,523,356
Corporate Executive Vice
President, Discovery and
Safety Assessment, Biologics
and Avian
David P. Johst	2018	650,509		2,682,666	657,242	867,101	0	411,881	5,269,398
Corporate Executive	2017	628,511		2,338,717	563,575	456,183	138,409	484,315	4,609,709
Vice President, General	2016	607,257		2,020,101	483,656	654,263	84,853	798,988	4,649,118
Counsel and Chief
Administrative Officer
Davide A. Molho	2018	422,668	(7)	3,036,711	773,849	—	0	880,848	5,114,076
Former President and Chief	2017	613,000		2,527,254	638,025	411,434	—	111,821	4,301,534
Operating Officer	2016	592,271		1,999,350	503,810	677,158	—	111,573	3,884,161

(1)
These amounts represent the aggregate grant date fair value of RSUs and PSUs granted in fiscal year 2018, fiscal year 2017 and fiscal year 2016, respectively, computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Note 13 to our Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation," included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018. The maximum potential value of the PSUs awarded in 2018, based on the grant date fair value (assuming the highest level of performance achievement) is as follows: Mr. Foster, $11,874,588; Mr. Smith, $2,249,813; Mr. Barbo, $1,874,923; Ms. Girshick, $1,874,923; Mr. Johst, $3,874,809; and Dr. Molho, $4,562,343 (however, since Dr. Molho separated from the Company in August 2018, his 2018 PSUs were forfeited).

(2)
These amounts represent the aggregate grant date fair value of stock option awards granted in fiscal year 2018, fiscal year 2017, and fiscal year 2016, respectively, computed in accordance with FASB ASC Topic 718. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Item 8 "Financial Statements and Supplementary Data—Note 13 to our Consolidated Financial Statements" and Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation," included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018.

(3)
Reflects payments under our EICP plan for the respective fiscal year, which are paid the following February.

(4)
Reflects the aggregate change in actuarial present value of the named executive officers' accumulated benefits under the Charles River Laboratories, Inc. Pension Plan for Messrs. Foster, Barbo and Johst and Ms. Girshick. The U.S. Pension Plan present values decreased in 2018 for Messrs. Barbo and Johst, and Ms. Girshick due to the increase in the discount rate in 2018 (4.37%) from 2017 (3.72%) and also for the change in the mortality improvement projection scale from the MP-2017 scale published by the Society of Actuaries in October 2017 to the MP-2018 scale, projected generationally from 2006, published by the Society of Actuaries in October 2018. The U.S. Pension Plan present value increased in 2018 for Mr. Foster due to the actuarial adjustment to his benefit because it had not yet commenced as of his normal retirement date (age 65); this increase was largely offset by a decrease in present value due to the increase in the discount rate and change in the mortality improvement projection scale. The 2018 present value decreases were as follows: Mr. Barbo, $35,099, Ms. Girshick, $8,102 and Mr. Johst, $86,657. Above-market or preferential earnings are not available under our Deferred Compensation Plan, which is our only plan or arrangement pursuant to which compensation may be deferred on a basis that is not tax-qualified, or any of our other benefit plans.

(5)
For fiscal year 2018, the amounts in this column include the following: (a) 2018 employer contributions under our 401(k) Plan (Mr. Foster, $11,000; Mr. Smith, $9,661; Mr. Barbo, $11,000; Ms. Girshick $11,000; Mr. Johst, $11,000; and Dr. Molho, $11,000); and (b) miscellaneous personal benefits and perquisites, which (1) in the case of Mr. Barbo, Ms. Girshick and Mr. Johst, aggregates to an amount less than $10,000; (2) in the case of Mr. Foster, includes $20,407 representing the value of pre-retirement life insurance benefit provided under the Deferred Compensation Plan; $13,680 for the reimbursement of attorney's fees related to the negotiation of his Employment Agreement; $4,452 for home office technology; and $200 for executive health care and miscellaneous; and (3) in the case of Dr. Molho, includes $633,235 representing the post-termination payout for his 2018 bonus, $236,413 representing severance as per his severance arrangements, and $200 for executive health care and miscellaneous. Additionally, except in the case of Dr. Molho, the amounts in this column include amounts credited by us to the named executives' Deferred Compensation Plan accounts, as described further in footnote (6) below. On a limited number of occasions during 2018, some of the named executives used tickets purchased by us to attend certain events; however, there was no incremental cost to us attributable to the named executives' use of these tickets.

(6)
Includes amounts credited to the named executives' Deferred Compensation Plan account balances (net of FICA taxes). In fiscal year 2018, amounts credited are as follows: Mr. Foster, $907,510; Mr. Smith, $91,052; Mr. Barbo, $78,029; Ms. Girshick, $68,336; and Mr. Johst, $400,666.

(7)
In accordance with the Company's vacation time policy applicable to corporate officers, salary for Dr. Molho includes the equivalent of 80 hours of accrued vacation pay paid upon his termination.

 2018 Grants of Plan-Based Awards

        The following table sets forth the information regarding grants of plan-based awards made to our named executives during 2018. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized.

			Date of Board or Compensation Committee Action to Approve	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option

Name	Type of Award(*)	Grant Date	Grant (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(4)	Options (#)(5)	Awards ($/Sh)	Awards ($)(6)

James C. Foster	EICP	12/12/2017	12/12/2017	12,367	1,236,734	3,091,834
	SO	02/23/2018	02/01/2018								81,181	109.34	2,014,101
	RSU	02/23/2018	02/01/2018							17,984			1,966,371
	PSU	02/23/2018	02/01/2018				5,036	50,363	100,726				5,937,294
David R. Smith	EICP	12/12/2017	12/12/2017	3,771	377,103	942,759
	SO	02/23/2018	02/01/2018								15,382	109.34	381,627
	RSU	02/23/2018	02/01/2018							3,408			372,631
	PSU	02/23/2018	02/01/2018				954	9,542	19,084				1,124,906
William D. Barbo	EICP	12/12/2017	12/12/2017	3,260	326,025	815,063
	SO	02/23/2018	02/01/2018								12,818	109.34	318,015
	RSU	02/23/2018	02/01/2018							2,840			310,526
	PSU	02/23/2018	02/01/2018				795	7,952	15,904				937,461
Birgit Girshick	EICP	02/01/2018	02/01/2018	1,425	284,900	712,250
	SO	02/23/2018	02/01/2018								12,818	109.34	318,015
	RSU	02/23/2018	02/01/2018							2,840			310,526
	PSU	02/23/2018	02/01/2018				795	7,952	15,904				937,461
David P. Johst	EICP	12/12/2017	12/12/2017	4,595	459,540	1,148,849
	SO	02/23/2018	02/01/2018								26,491	109.34	657,242
	RSU	02/23/2018	02/01/2018							6,816			745,261
	PSU	02/23/2018	02/01/2018				1,643	16,434	32,868				1,937,404
Davide A. Molho(7)	EICP	02/01/2018	02/01/2018	5,122	512,228	1,280,569
	SO	02/23/2018	02/01/2018								31,191	109.34	773,849
	RSU	02/23/2018	02/01/2018							6,910			755,539
	PSU	02/23/2018	02/01/2018				1,935	19,350	38,700				2,281,172
(*)
Types of Award:

EICP—Executive Incentive Compensation Plan
SO—Stock Option
RSU—Restricted Stock Unit
PSU—Performance Share Unit

(1)
See the section of the Proxy Statement entitled "Compensation Discussion and Analysis" for a discussion regarding our equity award grant date practices.

(2)
Reflects the threshold amount payable (5% of target for the least weighted goal), the target amount payable (100% of target for all goals), and maximum amount payable (250% of target for all goals) under the EICP plan for fiscal year 2018. Threshold amounts reflect minimum award opportunity under the EICP plan for the smallest weighted EICP goal for the respective named executive, although if minimum performance levels (90% of performance target) are not achieved, there may be no payout. Under certain discretionary circumstances, additional amounts can be paid under the EICP plan. The potential payouts are performance-driven and therefore completely variable. Actual amounts paid to the named executives under the EICP plan with respect to fiscal year 2018 are set forth in the Summary Compensation Table above.

(3)
Reflects the number of PSUs payable at threshold (10%), target (100%), and maximum (200%) levels, with fractional shares rounded down. For purposes of this table, threshold payout is considered to be the smallest non-zero payout possible given both EPS and relative TSR performance over the course of the plan. See the description of how the threshold, target, and maximum amounts payable are determined under "Compensation Discussion and Analysis—Compensation Elements—Long-Term Equity Incentive Awards" set forth on pages 44-47 of this Proxy Statement.

(4)
Reflects RSUs granted on February 23, 2018.

(5)
Reflects stock options granted on February 23, 2018.

(6)
The grant date fair market value of options granted on February 23, 2018 has been calculated using the Black-Scholes pricing model, based on the following assumptions: an expected volatility of 24.72%, a weighted average expected life of 3.72 years, and a risk-free interest rate of 2.44%. The grant date fair value of restricted stock is determined from the market value of the stock on the date of grant. The grant date fair value of PSUs is determined consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date, based on the probable outcome of the performance conditions, computed in accordance with FASB ASC Topic 718.

(7)
The EICP amounts shown in the table above reflect the original, unadjusted threshold, target and maximum EICP awards payable to Dr. Molho. Consistent with the terms of his severance agreement, Dr. Molho's actual EICP award was 65% of the calculated amount. For additional information about Dr. Molho's severance agreement, see pg. 56 of this Proxy Statement.

  Description of Certain Awards Granted in 2018

        All awards of stock options, RSUs and PSUs to our named executives were granted pursuant to our 2016 Incentive Plan, as amended. The vesting provisions of our PSUs are set forth above on pages 44-47 of this Proxy Statement. Options vest and become exercisable in equal installments on or about the anniversary date in each of the four years following the date of grant, subject to continued employment. RSUs generally vest in installments on or about the anniversary date in each of the four years following the date of grant, subject to continued employment. The installments are generally equivalent in amount. Furthermore, 947 of the RSUs reflected in the table granted to Mr. Johst on February 23, 2018 vest in equal installments on or about the anniversary date in each of the two years following the date of grant, subject to continued employment. The exercise price of stock options is equal to the closing price of our common stock on the date of grant. Equity awards granted to our named executives in 2018 also include full retirement vesting provisions, as described further on page 45 of this Proxy Statement. All grants of non-equity incentive plan awards have been made pursuant to our EICP plan.

  Employment-Related Agreements and Arrangements

        As described in the Compensation Discussion and Analysis, until 2018, we generally and historically have not entered into employment agreements with any of our U.S.-based corporate executive officers. The named executives, however, are beneficiaries of certain separation and change-in-control agreements, as well as defined benefit and deferred compensation arrangements, as further described below in this Proxy Statement.

        On February 12, 2018, we entered into an employment agreement with James C. Foster, our Chairman, President and Chief Executive Officer. The purpose of the agreement is to benefit from Mr. Foster's decades of experience and unique skill set by promoting the retention of Mr. Foster. This agreement provides for the following material compensation terms:

  •
  Mr. Foster will remain employed as the Chairman and Chief Executive Officer of the Company for a five-year period through February 12, 2023.

  •
  The employment agreement memorializes Mr. Foster's current compensation arrangements, including his base salary and target annual cash bonus.

  •
  The agreement also provides that the vesting schedule and all other terms of the outstanding equity awards held by Mr. Foster as of February 12, 2018 will remain the same.

  •
  Mr. Foster is permitted to terminate his employment at any time, with or without notice, in the manner specified in the employment agreement but with the corresponding economic consequence of losing the post-retirement vesting benefits in his existing equity awards.

  •
  Prior to February 12, 2021, the Company may only terminate Mr. Foster for cause.

  •
  If Mr. Foster provides notice of the termination of his employment, or if, upon or after February 12, 2021, the Company provides notice of the termination of his employment without cause, then the Company may elect to suspend Mr. Foster's active duties and responsibilities and, during the balance of a specified notice period, Mr. Foster will be entitled to receive only his base salary, any previously earned bonus, and the continued vesting of any previously granted equity awards. If the Company does not exercise its election right, then, during the balance of such notice period, Mr. Foster may continue to actively perform his duties under the employment agreement and will be entitled to his ordinary compensation.

  •
  In addition, if Mr. Foster provides notice of the termination of his employment upon or after February 12, 2021, any equity awards granted to him on or after February 12, 2018 will continue to be outstanding and become exercisable in the same manner as if his employment had continued. If the Company provides notice of the termination of Mr. Foster's employment without cause upon or after February 12, 2021, Mr. Foster will be entitled to receive such extended equity vesting for any equity awards granted to him on or after February 12, 2018, as well as the severance payable to Mr. Foster under the Company's existing Corporate Officer Separation Plan.

  •
  Upon the expiration of the employment term, Mr. Foster will be eligible for such extended equity vesting for any equity awards granted to him on or after February 12, 2018, but will not be entitled to any severance payments or other benefits under the Company's Corporate Officer Separation Plan.

  •
  Mr. Foster will be subject to post-termination non-competition and non-solicitation covenants for a period of at least one year and a perpetual confidentiality covenant.

        The Company agreed to reimburse Mr. Foster for the cost of his attorneys' fees incurred in the negotiation of the employment agreement.

        On August 8, 2018, we announced that, in conjunction with efforts to streamline our organizational structure and decision-making process, the Company eliminated the role of Chief Operating Officer. Accordingly, effective August 2, 2018, Davide A. Molho, Corporate Executive Vice President, President and Chief Operating Officer, separated from the Company.

        On August 28, 2018, the Company entered into a letter and severance agreement with Dr. Molho. In addition to (1) the benefits provided to Dr. Molho under the Company's Officer Separation Plan and (2) the Company's existing contractual commitment to Dr. Molho regarding relocation in the context of termination of employment for reasons other than cause, under the terms of the Severance Agreement Dr. Molho's Performance Share Unit award originally granted on February 26, 2016 (2016 PSU) vested in full after the calculation of the underlying final award amount was completed in early 2019. The basis for this action included (A) the fact that Dr. Molho had completed thirty-one (31) of the thirty-six (36) months comprising the performance period for the 2016 PSU; and (B) Dr. Molho's willingness to enter into an agreement to provide consulting services and to otherwise assist in the transition of his responsibilities during the remaining five (5) months of this performance period. Dr. Molho received no cash consideration for providing such services. For similar reasons, the letter agreement provided that Dr. Molho would receive 65% of the 2018 bonus amount determined under the Company's Executive Incentive Compensation Plan following calculation of such amount for fiscal year 2018.

 Outstanding Equity Awards at Fiscal 2018 Year-End

        The following table sets forth the information regarding each outstanding unexercised or unvested equity award held by our named executive officers as of December 29, 2018.

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

James C. Foster	0	21,577	(3)	76.67	02/27/2020
	0	50,247	(4)	73.70	02/26/2021
	0	72,025	(5)	88.05	02/24/2022
	0	81,181	(6)	109.34	02/23/2023	48,056	(8)	5,368,816	163,997	18,321,745
David R. Smith	0	2,158	(3)	76.67	02/27/2020
	0	1,249	(7)	76.12	08/12/2020
	0	8,375	(4)	73.70	02/26/2021
	0	13,096	(5)	88.05	02/24/2022
	0	15,382	(6)	109.34	02/23/2023	9,079	(9)	1,014,306	30,444	3,401,204
William D. Barbo	1,825	0		59.41	02/28/2021
	2,158	2,158	(3)	76.67	02/27/2020
	3,015	6,030	(4)	73.70	02/26/2021
	3,492	10,477	(5)	88.05	02/24/2022
	0	12,818	(6)	109.34	02/23/2023	6,733	(10)	752,211	24,874	2,778,923
Birgit Girshick	0	1,233	(3)	76.67	02/27/2020
	0	3,350	(4)	73.70	02/26/2021
	0	10,477	(5)	88.05	02/24/2022
	0	12,818	(6)	109.34	02/23/2023	5,978	(11)	667,862	24,874	2,778,923
David P. Johst	18,495	6,165	(3)	76.67	02/27/2020
	16,079	16,079	(4)	73.70	02/26/2021
	7,711	23,136	(5)	88.05	02/24/2022
	0	26,491	(6)	109.34	02/23/2023	16,894	(12)	1,887,398	53,095	5,931,773
(1)
Calculated based on the closing price ($111.72) of our stock on December 28, 2018, the last trading day of the fiscal year 2018, rounded to the nearest whole cent.

(2)
Represents outstanding PSUs held on December 29, 2018 that remain subject to performance and forfeiture provisions. The number represents the larger of the number of underlying PSUs (1) assuming threshold PSUs are achieved, or (2) if first fiscal year performance of the three-year award has exceeded the threshold, the next highest performance measure (target or maximum). In this chart, both 2017 and 2018 performance exceeded the threshold and target levels, and thus the number of PSUs for both years is the maximum number of such shares that can be delivered in the future. PSUs granted in 2017 vest on December 28, 2019, and PSUs granted in 2018 vest on December 26, 2020, and will be paid out in the first calendar quarter of 2020 and 2021, respectively, as unrestricted shares of Charles River common stock after final TSR performance is assessed and payout amounts are approved by the Compensation Committee. PSUs granted in 2016 are not included in this number since they are considered fully vested as of the end of fiscal year 2018, notwithstanding the fact that final payment amounts were approved by the Compensation Committee in the first calendar quarter of 2019.

(3)
The unexercisable stock options vest on 2/27/2019.

(4)
One half of the unexercisable stock options vest on each of the following dates: 2/26/2019 and 2/26/2020.

(5)
One third of the unexercisable stock options vest on each of the following dates: 2/24/2019, 2/24/2020 and 2/24/2021.

(6)
One quarter of the unexercisable stock options vest on each of the following dates: 2/23/2019, 2/23/2020, 2/23/2021 and 2/23/2022.

(7)
The unexercisable stock options vest on 8/12/2019.

(8)
The stock awards vest as follows: 4,889 shares on 2/27/2019; 5,119 shares on 2/26/2019; 5,120 shares on 2/26/2020; 4,981 shares on 2/24/2019; 4,981 shares on 2/24/2020; 4,982 shares on 2/24/2021; 4,496 shares on 2/23/2019; 4,496 shares on 2/23/2020; 4,496 shares on 2/23/2021; 4,496 shares on 2/23/2022.

(9)
The stock awards vest as follows: 489 shares on 2/27/2019; 757 shares on 8/12/2019; 853 shares on 2/26/2019; 854 shares on 2/26/2020; 906 shares on 2/24/2019; 906 shares on 2/24/2020; 906 shares on 2/24/2021; 852 shares on 2/23/2019; 852 shares on 2/23/2020; and 852 shares on 2/23/2021; 852 shares on 2/23/2022.

(10)
The stock awards vest as follows: 489 shares on 2/27/2019; 614 shares on 2/26/2019; 615 shares on 2/26/2020; 725 shares on 2/24/2019; 725 shares on 2/24/2020; 725 shares on 2/24/2021; 710 shares on 2/23/2019; 710 shares on 2/23/2020; 710 shares on 2/23/2021; and 710 shares on 2/23/2022.

(11)
The stock awards vest as follows: 280 shares on 2/27/2019; 341 shares on 2/26/2019; 342 shares on 2/26/2020; 725 shares on 2/24/2019; 725 shares on 2/24/2020; 725 shares on 2/24/2021; 710 shares on 2/23/2019; 710 shares on 2/23/2020; 710 shares on 2/23/2021; and 710 shares on 2/23/2022.

(12)
The stock awards vest as follows: 1,397 shares on 2/27/2019; 1,638 shares on 2/26/2019; 1,639 shares on 2/26/2020; 2,204 shares on 2/24/2019; 1,600 shares on 2/24/2020; 1,600 shares on 2/24/2021; 1,940 shares on 2/23/2019; 1,941 shares on 2/23/2020; 1,467 shares on 2/23/2021; 1,468 shares on 2/23/2022.

        We have not engaged in any option repricings or other material modifications to any of our named executives' outstanding equity awards during fiscal years 2016, 2017, or 2018.

2018 Option Exercises and Stock Vested

        The following table shows information regarding stock option exercises and vesting of restricted stock awards, RSUs, and PSUs with respect to the named executives during the fiscal year ended December 29, 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
James C. Foster	115,904	$4,370,558	88,503	9,830,110
David R. Smith	29,721	$1,383,892	15,135	1,686,552
William D. Barbo	—	—	10,500	1,166,713
Birgit Girshick	7,313	$218,167	6,139	681,630
David P. Johst	23,356	$1,788,836	29,298	3,252,754
Davide A. Molho	28,744	$1,422,030	29,110	3,234,510

(1)
The value realized on the exercise of stock options and the immediate sale of shares acquired upon exercise is based on the difference between the exercise price and the intraday price of our common stock at the time of exercise. In other circumstances, such as when the underlying shares are held following the exercise of the stock option, the value realized is based on the difference between the exercise price and the closing price of our common stock on the date of exercise.

(2)
The value realized on vesting of restricted stock, RSUs, and PSUs is based on the closing price of our common stock on the trading date immediately preceding the date of vesting. The value realized on vesting and payout of PSUs granted on February 26, 2016 is based on the closing price of our common stock on the last trading date of the fiscal year, December 28, 2018 ($111.72).

2018 Pension Benefits

        One of our sponsored defined benefit plans, the Charles River Laboratories, Inc. Pension Plan (Pension Plan), is a qualified, non-contributory plan that covers certain U.S. employees hired prior to January 1, 2002. Employees hired after December 31, 2001 are not eligible to participate in this Pension Plan. Each of our current named executives, with the exception of Dr. Molho and Mr. Smith, are participants in the Pension Plan and has an accrued pension benefit thereunder. The Pension Plan was frozen effective April 30, 2008. No additional benefits will accrue to participants after such date. All participants' rights to benefits under this plan have vested.

        Benefits under the Pension Plan are based on the participants' highest five consecutive years of compensation and years of service as of April 30, 2008. The amount of pension payable annually at normal retirement (age 65) is equal to the greatest of: (1) 1 1/8% of participants' highest average five consecutive years of compensation (excluding compensation earned after April 30, 2008) multiplied by years of service earned through April 30, 2008 (up to 40 years), less the maximum offset allowance determined as of April 30, 2008 in accordance with the Code Section 401(l); (2) $180 multiplied by years of service as of April 30, 2008; and (3) $1,500. In addition, certain officers and key employees are entitled to a frozen supplemental benefit ranging in amount from $51,000-$97,000. The applicable amounts for the named executives are as follows: Mr. Foster, $73,000; and Mr. Johst, $79,000. Mr. Barbo and Ms. Girshick are not entitled to a frozen supplemental benefit.

        Compensation under the Pension Plan generally would include amounts shown as salary and non-equity incentive plan compensation for the named executives (as shown on the Summary Compensation Table above) and would exclude any wages derived from stock options or severance pay. Early retirement benefits are provided to any retiring participant who has attained age 55 and completed five years of vesting service. The early retirement benefit is equal to the participant's normal retirement benefit reduced by 5/9% per month for the first 60 months and 5/18% for each month over 60 by which the participant's benefit commencement date precedes his or her normal retirement date. As of the end of fiscal year 2018, Mr. Foster was eligible for normal retirement, Messrs. Barbo and Johst were eligible for early retirement, and Ms. Girshick was not eligible for early or normal retirement.

        Participants' rights to benefits under this plan vest upon completion of five years of service.

        The table below sets forth information regarding the accumulated benefits of the participating named executives under our Pension Plan.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
James C. Foster	Charles River Laboratories, Inc. Pension Plan	32.6	2,181,229	0
William D. Barbo	Charles River Laboratories, Inc. Pension Plan	26.3	482,093	0
David P. Johst	Charles River Laboratories, Inc. Pension Plan	17.0	1,034,549	0
Birgit Girshick	Charles River Laboratories, Inc. Pension Plan	11.0	56,401	0

(1)
The maximum years of credited service under our Pension Plan is 40 years. Credited service disclosed for participants in the Pension Plan is shown as of April 30, 2008, when benefits were frozen.

(2)
The present value of accumulated benefits disclosed is based on the assumptions used in our financial statement disclosures. For the Pension Plan these assumptions include a discount rate of 4.37% and the RP-2014 mortality table with mortality improvements projected generationally from 2006 using Scale MP-2018 (which reflects the mortality table published in October 2014 and the improvement scale published in October 2018 by the Society of Actuaries). The amounts reflected in this column include the frozen supplemental benefit amounts referred to in the description of the Pension Plan above. The normal form of payment under the Pension Plan is a straight-life annuity.

 2018 Nonqualified Deferred Compensation

        We maintain the Charles River Laboratories Deferred Compensation Plan (Deferred Compensation Plan) for certain eligible employees, including our named executives. Under the Deferred Compensation Plan, participants may elect to defer bonus and salary amounts, and may select the investment returns to be applied to deferred amounts from among a menu of referenced mutual funds as well as an interest crediting rate.

        The plan is not qualified under Section 401(a) of the Code and is not subject to the Employee Retirement Income Security Act of 1974. Participants must specify the distribution date for deferred amounts at the time of deferral, in accordance with applicable IRS regulations. Generally, amounts may be paid in a lump sum or installments upon retirement or termination of employment, or later if the employee terminates employment after age 55 and before age 65. Amounts may also be distributed during employment, subject to a minimum deferral requirement of three years.

        In addition to the Deferred Compensation Plan, certain of our officers and key employees also participate, or in the past participated, in our amended and restated Executive Supplemental Life Insurance Retirement Plan (ESLIRP), which is a non-funded, non-qualified arrangement. Annual benefits under this plan equal a percentage of the average of the highest five consecutive years of compensation, offset by amounts payable under our Pension Plan and Social Security. The age-based percentages are 46% at age 59, and up to 55% at age 62 and over. The normal retirement age is 62. Eligible spouses (married one year or longer at the executive's retirement date) receive survivor benefits at a rate of 100% of the benefit paid to the executives during the first 15 years following retirement and at the rate of 50% thereafter. Executive officer participants vest as to 50% of the total benefit after five years of service, with a 10% incremental increase in vesting percentage for each year thereafter. In connection with the establishment of the Deferred Compensation Plan in 2006, current active employees who agreed to convert their accrued ESLIRP benefit to a comparable deferred compensation benefit discontinued their direct participation in the ESLIRP. Instead, the present values of the accrued benefits of ESLIRP participants were credited to their Deferred Compensation Plan accounts, and future ESLIRP accruals will now be converted to present values and credited to their Deferred Compensation Plan accounts annually. Messrs. Foster and Johst were participants in the ESLIRP.

        In addition, we provide certain active employees, including Messrs. Smith and Barbo and Ms. Girshick (and Dr. Molho), an annual contribution into their Deferred Compensation Plan account of the lesser of 10% of the employee's base salary plus (1) their target annual bonus or (2) actual annual bonus. The credited amounts for Messrs. Smith and Barbo, and Ms. Girshick (and Dr. Molho) vest in one-quarter increments annually over a four-year period. The named executives become eligible for the employer contribution after they have served one full calendar year in the eligible position.

        Separately, the Deferred Compensation Plan provides certain senior executives, including the named executives, with a pre-retirement life insurance death benefit equal to four times the sum of (1) their base annual salary plus (2) their target bonus amounts (on a net basis taking into account all other company-provided life insurance). For total life insurance amounts potentially payable to the named executive upon their termination of employment due to death, see the section of this Proxy Statement entitled "Executive Compensation and Related Information—Potential Payments upon Termination or Change in Control."

        The following table sets forth, for each of our named executives, information regarding their participation in our Deferred Compensation Plan during fiscal year 2018.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last FYE ($)(1)
James C. Foster	0	1,223,422	(1,235,370)	0		18,490,713
David R. Smith	0	88,030	(11,812)	0		166,925
William D. Barbo	0	75,269	(10,608)	0		448,441
Birgit Girshick	144,837	58,472	(44,404)	0		505,282
David P. Johst	0	473,323	(625,565)	0		6,230,185
Davide A. Molho	0	100,661	(47,864)	0	(3)	828,362	(3)

(1)
For purposes of consistency, the amounts shown in this table include only those contributions, earnings, withdrawals, and distributions that occurred during calendar year 2018. Accordingly, amounts credited by us with respect to compensation earned in the last fiscal year, but which are credited in 2019, have not been included in this table. However, these amounts (Mr. Foster, $907,510; Mr. Smith, $91,052; Mr. Barbo, $78,029; Ms. Girshick, $68,336; and Mr. Johst, $400,666) have been included in the total compensation set forth in the Summary Compensation Table under the column entitled "All Other Compensation." As further discussed in the narrative above, the amounts set forth in the column entitled "Registrant Contributions in Last FY" represent the present value of the accrued benefits, after adjustments for outstanding Medicare taxes, which were credited to the named executives' Deferred Compensation Plan account balances.

(2)
The amounts listed under the column "Registrant Contributions in Last FY" in this table and in prior years have been reported as compensation in the Summary Compensation Table for previous fiscal years.

(3)
Upon his separation in August 2018, Dr. Molho's unvested balance of $283,225 was forfeited; vested amounts were paid out in February 2019 in compliance with Section 409A of the Internal Revenue Code.

Potential Payments upon Termination or Change in Control

        The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the named executive's employment had terminated on December 29, 2018, given the named executive's compensation and service levels as of such date and, if applicable, based on our closing stock price on that date. (Since our last trading day in fiscal year 2018 was December 28, 2018, where applicable we have assumed a stock price of $111.72, the closing price on that date.) Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, our stock price, and the named executive's age.

  Disability and Life Insurance

        Separate from the provisions of the Officer Separation Plan or the change in control agreements discussed below, the named executives (other than Dr. Molho) may be entitled to disability or life insurance proceeds in the event of termination due to such events. For instance, in the event of termination of the U.S.-based named executives as a result of disability, disability insurance could provide, in line with our other employees, up to a maximum additional amount of 100% of salary for up to 26 weeks (short-term disability) and up to 60% of basic monthly earnings up to $25,000 per month (long-term disability). In the event of termination of the named executives as a result of death, additional life insurance payments could provide a maximum additional amount to the named executives' beneficiaries as follows: Mr. Foster, $9,894,000; Mr. Smith $3,664,000; Mr. Barbo, $3,168,000; Ms. Girshick, $2,767,600; and Mr. Johst, $4,465,000 (inclusive of amounts payable as a result of the pre-retirement death benefit pursuant to our Deferred Compensation Plan). The total termination compensation described below does not include these amounts.

  Severance Plans

        Under our Officer Separation Plan, a corporate officer whose employment is terminated by us for reasons other than cause, voluntary resignation, disability, early or normal retirement, or death, and who has not been offered a comparable position (as defined under the Officer Separation Plan) with us, is entitled to receive a severance payment in accordance with the following table:

Years of Completed Company Service at Separation Date

	Less than 2 years	2 years to 5 years	5 years or more

Level:	Amount of Base Salary Pay Continuations:

Executive Vice President and above	One year	One year; additional 12 months mitigated severance	Two years

Senior Vice President	Six months	One year	One year; additional 12 months mitigated

Vice President	Six months	Six months; additional six months mitigated severance	One year

        During the period in which such officer receives paid outsourcing support from us, the officer is entitled to receive the mitigated severance on a month-to-month basis (up to the maximum period set forth in the table above) to the extent the officer has not accepted an offer for full-time employment, advisory, consulting, or other full-time work. Corporate officers will be entitled to be paid 80 hours of accrued vacation time and unused paid time off upon separation. In addition, the Officer Separation Plan provides corporate officers with certain benefits continuing for the length of the severance payments (primarily health and welfare benefits), as well as reimbursement for specified outplacement services. Furthermore, corporate officers who are participants in the EICP may be eligible for payouts in accordance with the terms and conditions of the EICP. Payments under the Officer Separation Plan are generally made "biweekly" (our normal payroll cycle), although if any of the payments or entitlements would constitute deferred compensation in accordance with Section 409A of the Code that might subject the officer to additional tax, interest, or penalties under Section 409A, then payment of such amounts will be delayed until the earlier of six months from the separation of service or the officer's death. In exchange for these payments, the officer must execute a release agreement satisfactory to us that includes, among other things, an agreement not to compete with us or solicit our employees for one year following the officer's separation. The Officer Separation Plan is not applicable to any corporate officer who has entered into a written employment agreement providing for severance payments, although it is noted that Mr. Foster's employment agreement incorporates provisions of the Officer Separation Plan therein. Each of the named executives (other than Dr. Molho) is a participant in this plan.

  Change in Control Agreements

        We have entered into change in control agreements with each of our corporate officers with the position of corporate executive vice president or above, including each of the named executives. These agreements provide such officer with severance and other benefits in the event his or her employment terminates under certain conditions during the term of the agreement and within one year following a "change in control" (as defined in the agreements). Each agreement has a term of three years, with automatic one-year extensions thereafter. Payments made to the corporate officer under the agreement will generally offset or reduce payments and benefits to which the officer may be entitled under any other severance plan or agreement with us (including the Officer Separation Plan described above).

        The agreements provide that any options to acquire our common stock awarded to the corporate officer under any stock option or other long-term incentive plan shall become fully exercisable upon the occurrence of both (1) a change in control and (2) the termination of the officer within eighteen months following such change in control. In addition, restrictions on any shares of our restricted stock, restricted stock units, and PSUs held by the corporate officer shall lapse upon such events, although with respect to PSUs, any such accelerated vesting will occur to the extent that the applicable performance conditions, as adjusted or prorated as necessary, have been satisfied as of the date of such termination of employment.

        Each corporate officer covenants in his or her agreement that, in the event of a change in control during the term of the agreement, he or she will remain in our employment after the change in control until the earliest of (1) six months after the date of the change in control; (2) termination by the corporate officer of his or her employment for "good reason" (as defined in the agreement) or by reason of death, disability, or retirement; or (3) termination of the corporate officer's employment by us for any reason.

        If the employment of the corporate officer is terminated during the term of the agreement and on or before the first anniversary of a change in control either (1) by us other than for "cause" (as defined in the agreement), death, or disability or (2) by the corporate officer for good reason, the corporate officer will be entitled to certain severance benefits, as follows:

  •
  a lump sum cash severance payment equal to a multiple of three (Mr. Foster only) and two (all other named executives) times the sum of (1) the corporate officer's then-annual base salary, and (2) the corporate officer's target bonus for the fiscal year in which the termination occurs;

  •
  additional service credit of three years (Mr. Foster) and two years (all other named executives) for pension purposes assuming a 4% increase in compensation for each year;

  •
  continuation of group medical benefits and certain other perquisites for a period of three years (Mr. Foster only) and two years (all other named executives); and

  •
  26 weeks of outplacement services (up to $50,000), and payment of legal fees incurred in connection with any termination of employment other than a termination by us for cause.

        If any of the payments or entitlements would constitute deferred compensation in accordance with Section 409A of the Code that might subject the named executive to additional tax, interest, or penalties under Section 409A, then payment of such amounts will be delayed until the earlier of six months from the separation of service, or the named executive's death.

        A "change in control" is defined in each agreement as any one of the following: (1) the closing of the sale of all or substantially all of our assets as an entirety to any person or related group of persons; (2) our merger or consolidation with or into another corporation, or the merger or consolidation of another corporation with or into us or one of our subsidiaries, such that immediately after such transaction our outstanding voting securities immediately prior to such transaction represent less than a majority of the total voting power of the outstanding voting securities of the entity surviving such merger or consolidation; or (3) the closing of a transaction pursuant to which beneficial ownership of more than 50% of our outstanding common stock (assuming the issuance of common stock upon conversion or exercise of all then-exercisable conversion or purchase rights of holders of outstanding convertible securities, options, warrants, exchange rights, and other rights to acquire common stock) is transferred to a single person or entity, or a "group" (within the meaning of Rule 13d-5(b)(l) of the Securities Exchange Act of 1934) of persons or entities, in a single transaction or a series of related transactions.

        Under the agreement, the term "cause" is defined as: (1) the willful and continued failure of the corporate officer to perform his or her duties with us, (2) a substantial violation of our Code (and any successor policy), (3) conviction of a felony, or (4) engaging in conduct that violates the confidentiality provisions of the agreement. "Good Reason" is generally defined to include: (1) situations such as the assignment to the corporate officer of duties inconsistent with his or her position or responsibility prior to the change in control, (2) a reduction in annual base salary (excluding across-the-board salary reductions affecting all senior executives), (3) failure to pay any portion of current compensation or deferred compensation when due after the expiration of a grace period (excluding across-the-board reductions or failures affecting all senior executives), (4) failure to maintain any compensation plan that is material to the corporate officer's total compensation, (5) failure to maintain material benefits that are substantially the same as those in effect when the change in control occurs, and (6) job relocations requiring the corporate officer to relocate more than 50 miles from the office where he or she is based.

  Severance Payments Absent a Change-in-Control

        The table below sets forth the amounts payable to each named executive in the event of termination absent a change in control, which is based upon the following assumptions:

Cash Severance—

  •
  Termination occurs on December 29, 2018 (last day of the fiscal year 2018).

  •
  We assumed that the full year's actual bonus was already earned by the named executive and paid by us; therefore, it was not included as a part of the cash severance payment. However, in actual practice, under the EICP, employees who leave us prior to actual receipt of EICP awards forfeit the total bonus payment (except in instances of retirement, death, or disability). Pursuant to his separation agreement, Dr. Molho was credited with 65% of his actual EICP award calculation, which was paid in February 2019.

Benefits Continuation—

  •
  In accordance with the Officer Separation Plan, the benefits continuation value for each named executive includes continuation of medical and dental coverage for the applicable severance period.

Equity—

  •
  In accordance with the 2007 and 2016 Incentive Plans, the named executives are entitled to exercise any vested stock option up to three months after termination of employment (except with respect to retirement eligible executives with respect to stock options granted in 2015 and thereafter). As described in detail on page 45 of this Proxy Statement, commencing with our 2015 equity grants, we have generally included a full career retirement provision in equity awards that provide for the continued vesting of unvested equity grants for employees who retire after meeting the following specified criteria. Mr. Foster, Mr. Barbo and Mr. Johst each are retirement eligible and received awards in 2015, 2016, 2017 and 2018 that would qualify for continued post-retirement vesting. In accordance with the 2007, 2016 and 2018 Incentive Plans, any unvested options, restricted stock/units, or PSUs after such time are forfeited (except with respect to retirement eligible executives with respect to stock options granted in 2015 and thereafter, as described above), although we note that if an employee terminates due to death more than 12 months following the date of grant of a PSU, a pro rata portion of the PSU is deemed to immediately vest. Accordingly, for purposes of this table:

    •
    PSUs granted in 2017 are included on a pro rata basis (assuming two-thirds completion and estimated payout based on estimated adjustments of (1) first-year EPS performance and (2) rTSR performance through the end of fiscal year 2018); and

    •
    PSUs granted in 2018 are included for retirement eligible executives assuming vesting at target levels, but are not included for the other named executives none of whose PSUs will have been deemed to have vested for purposes of this table.

Retirement Plan Benefits—

  •
  The values reflect the total vested account balance in the Deferred Compensation Plan as of December 31, 2018, and the lump sum present value of the accrued benefits under our U.S. Pension Plan as of December 31, 2018. These dates are slightly different than our 2018 fiscal year end (December 29, 2018) solely for the administrative efficiency of calculating these values.

  •
  Benefits under these plans are currently 100% vested for Messrs. Foster and Johst, and will automatically be paid upon any termination (disregarding any possible delay of payment as a result of compliance with Section 409A of the Code). Benefits under the Deferred Compensation Plan for Ms. Girshick, Mr. Smith, and Mr. Barbo vest in one-quarter increments annually over a four-year period, but become fully vested in the event of termination due to death or disability.

Other Benefits—

  •
  The Officer Separation Plan provides for professional outplacement services for each of the named executives. The values reflect the maximum cost of professional outplacement services equal to the lesser of: (1) 15% of the executive's base salary and prior year's bonus paid, or (2)(a) $75,000 (for executive vice presidents (or higher)) or (b) $50,000 (for senior vice presidents and vice presidents).

Accrued Vacation—

  •
  In accordance with the Company's officer vacation practices, we have assumed that each of the named executives has 80 hours of accrued and unused vacation remaining at the time of termination.

Name	Cash Severance	Benefits and Supplemental Perquisites Continuation		Equity Value(1)	Retirement Plan Benefits	Other(2)	Accrued Vacation	Total

James C. Foster(3)
Voluntary Termination and For Cause Termination	$0	$0		$0	20,671,942	$0	$47,567	$20,719,509
Retirement	$0	$0		$24,198,788	$20,671,942	$0	$47,567	$44,918,297
Death or Disability	$0	$0		$5,759,163	$20,671,942	$0	$47,567	$26,478,671
David R. Smith
Retirement, Voluntary Termination and For Cause Termination	$0	$0		$0	$62,754	$0	$20,720	$83,474
Death or Disability	$0	$0		$1,047,100	$166,925	$0	$20,720	$1,234,745
Involuntary Termination—Not for Cause or Good Reason Termination	$1,077,439	$0		$0	$62,754	$75,000	$20,720	$1,235,912
William D. Barbo
Voluntary Termination and For Cause Termination	$0	$0		$0	$827,126	$0	$17,913	$845,039
Retirement	$0	$0		$3,480,426	$827,126	$0	$17,913	$4,325,465
Death or Disability	$0	$0		$837,680	$930,534	$0	$17,913	$1,786,128
Involuntary Termination—Not for Cause or Good Reason Termination	$931,500	$22,628		$0	$827,126	$75,000	$17,913	$1,874,167
Birgit Girshick
Retirement, Voluntary Termination and For Cause Termination	$0	$0		$0	$479,925	$0	$15,654	$495,579
Death or Disability	$0	$0		$837,680	$561,683	$0	$15,654	$1,415,017
Involuntary Termination—Not for Cause or Good Reason Termination	$814,000	$7,654		$0	$479,925	$75,000	$15,654	$1,392,233
David P. Johst
Voluntary Termination and For Cause Termination	$0	$0		$0	$7,264,734	$0	$25,249	$7,289,983
Retirement	$0	$0		$7,936,231	$7,264,734	$0	$25,249	$15,226,214
Death or Disability	$0	$0		$1,849,877	$7,264,734	$0	$25,249	$9,139,861
Involuntary Termination—Not for Cause or Good Reason Termination	$1,312,971	$68,666		$0	$7,264,734	$75,000	$25,249	$8,746,620
Davide A. Molho(4)
Involuntary Termination—Not for Cause or Good Reason Termination	$1,913,804	$469,710	(5)	$0	$828,362	$75,000	$24,626	$3,311,502
(1)
In these termination situations, unvested awards generally do not accelerate. As noted above, in the event of death, unvested PSUs granted more than 12 months ago will be deemed to have pro rata vested. This column does not reflect the value of any vested awards from the 2016 PSU grants. As described in detail on page 45 of this Proxy Statement, commencing with our 2015 equity grants, we have generally included a full career retirement provision in equity awards that provide for the continued vesting of unvested equity grants for employees who retire after meeting the specified criteria, including a specified notice period. Mr. Foster, Mr. Barbo, and Mr. Johst each are retirement eligible and received awards in 2015, 2016, 2017 and 2018 that would qualify for continued post-retirement vesting.

(2)
Reflects payment for professional outplacement services.

(3)
Mr. Foster's calculations omit involuntary termination without cause because his employment agreement does not permit such termination until after the third anniversary thereof (i.e. February 12, 2021).

(4)
Dr. Molho separated from the Company on August 2, 2018. Accordingly, the table above reflects actual obligations to him as a result of the separation.

(5)
Includes a maximum amount of potential relocation benefits payable or reimbursable ($400,000) in the aggregate in 2019 and 2020 in accordance with Dr. Molho's severance agreement, as the value is speculative as of December 29, 2018.

Severance Payments Following a Change in Control

        The table below sets forth the amounts payable to each named executive (other than Dr. Molho, who separated prior to the end of the fiscal year) in the event of termination following a change in control, which is based upon the following assumptions:

Cash Severance—

  •
  A change in control is assumed to have occurred on December 29, 2018 (last day of the fiscal year 2018). However, no change in control actually occurred on the aforementioned date.

  •
  Termination occurs on December 29, 2018 (last day of the fiscal year 2018).

  •
  We assumed that the full year's actual bonus was already earned by the named executive and paid by us; therefore, it was not included as a part of the cash severance payment. However, in actual practice, under the EICP plan, employees who leave us prior to actual receipt of EICP awards forfeit the total bonus payment (except in instances of retirement, death, or disability).

  •
  For purposes of determining the amount of the lump-sum cash severance payment equal to a multiple of three (Mr. Foster only) or two (Ms. Girshick and Messrs. Smith, Barbo and Johst) times the sum of (1) the corporate officer's then-annual base salary and (2) the corporate officer's target bonus for the fiscal year in which the termination occurs, we have assumed that the target bonus is the target bonus for fiscal year 2018, as discussed in more detail in the section of this Proxy Statement entitled "Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentive Awards."

Benefits Continuation—

  •
  The benefits continuation value for each named executive includes 24-month (Ms. Girshick and Messrs. Smith, Barbo, and Johst,), or 36-month (Mr. Foster) continuation of medical, dental, basic life/AD&D, long-term disability, and other welfare-type benefits at the time of termination.

Equity—

  •
  As of December 30, 2016, the change-in-control agreements provide for full acceleration of all unvested equity awards if the named executive is terminated within eighteen months of the change in control. In addition, in accordance with the 2007 Incentive Plan, as amended, all equity awards accelerate and vest immediately upon a change in control. The values below reflect the in-the-money value of all unvested stock options and the value of all unvested restricted stock and unvested PSUs (PSUs granted in 2018 calculated at target amounts and PSUs granted in 2017 calculated at base amounts (i.e., target amounts X EPS Payout Percentage)).

Retirement Plan Benefits—

  •
  In addition to the triggered benefits described above, the values reflect the total account balance of the Deferred Compensation Plan as of December 31, 2018, and the lump-sum present value of the accrued benefits under the Pension Plan as of December 31, 2018. These dates are slightly different than our 2018 fiscal year end (December 29, 2018) solely for administrative efficiency of calculating these values.

    •
    Under the Pension Plan, no additional compensation for additional years' service credit has been added since the Pension Plan was frozen in 2008.

    •
    Benefits under these plans are vested and will automatically be paid upon any termination (disregarding any possible delay of payment as a result of compliance with Section 409A of the Code).

Accrued Vacation—

  •
  In accordance with the Company's officer vacation practices, we have assumed that each of the named executives has 80 hours of accrued and unused vacation remaining at the time of termination.

Name	Cash Severance	Benefits and Supplemental Perquisites Continuation	Equity Value(1)	Retirement Plan Benefits	Other(2)	Accrued Vacation	Total

James C. Foster
Death, Disability, Retirement, Voluntary Termination, and For Cause Termination	$0	$0	$22,324,918	$20,671,942	$0	$47,567	$43,044,427
Involuntary Termination Not for Cause or Good Reason Termination	$7,420,402	$321,451	$22,324,918	$20,671,942	$50,000	$47,567	$50,836,280
David R. Smith
Death, Disability, Retirement, Voluntary Termination, and For Cause Termination	$0	$0	$4,095,165	$166,925	$0	$20,720	$4,282,810
Involuntary Termination Not for Cause or Good Reason Termination	$1,831,645	$15,463	$4,095,165	$166,925	$50,000	$20,720	$6,179,918
William D. Barbo
Death, Disability, Retirement, Voluntary Termination, and For Cause Termination	$0	$0	$3,207,868	$930,534	$0	$17,913	$4,156,316
Involuntary Termination Not for Cause or Good Reason Termination	$1,583,550	$32,251	$3,207,868	$930,534	$50,000	$17,913	$5,822,116
Birgit Girshick
Death, Disability, Retirement, Voluntary Termination, and For Cause Termination	$0	$0	$3,082,779	$561,683	$0	$15,654	$3,660,116
Involuntary Termination Not for Cause or Good Reason Termination	$1,383,800	$20,242	$3,082,779	$561,683	$50,000	$15,654	$5,114,158
David P. Johst
Death, Disability, Retirement, Voluntary Termination, and For Cause Termination	$0	$0	$7,334,333	$7,264,734	$0	$25,249	$14,624,316
Involuntary Termination Not for Cause or Good Reason Termination	$2,232,050	$98,440	$7,334,333	$7,264,734	$50,000	$25,249	$17,004,807
(1)
Equity value following a change in control reflects the value of all unvested stock options, restricted stock, RSUs, and performance awards, assuming that all options, restricted stock, RSUs, and performance awards outstanding as of the date of the change in control accelerate and, in the case of options, become fully exercisable (using our closing stock price on December 28, 2018 of $111.72).

(2)
Reflects maximum payment for professional outplacement services.

2018 Pay Ratio Disclosure

  Pay Ratio

        In accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (which we collectively refer to as the Pay Ratio Rule), we are providing the following estimated information for 2018:

  •
  the median of the annual total compensation of all our employees (except our Chief Executive Officer) was $45,098;

  •
  the annual total compensation of our Chief Executive officer was $14,450,801; and

  •
  the ratio of these two amounts was 320 to 1. We believe that this ratio is a reasonable estimate calculated in a manner consistent with the requirements of the Pay Ratio Rule.

        SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

  Methodology for Identifying Our "Median Employee"

  Employee Population

        To identify the median of the annual total compensation of all of our employees (other than our Chief Executive Officer), we first identified our total employee population from which we determined our "median employee." We determined that, as of November 1, 2018, our employee population consisted of 14,437 individuals (of which approximately 52% were located in the United States and 48% were located in jurisdictions outside the United States) (consistent with our disclosure in Item 1, Business, in our Annual Report on Form 10-K filed with the SEC on February 13, 2019). Our employee population consisted of our global workforce of full-time, part-time, seasonal and temporary employees, as described in more detail below.

        We selected November 1, 2018, which is within the last three months of 2018, as the date upon which we would identify the "median employee," to allow sufficient time to identify the median employee given the global scope of our operations. As we are a non-retail, non-seasonal business and do not employ a large, seasonal, temporary workforce in the month of December, we believe this methodology resulted in a median employee who is representative of our workforce throughout the course of the year.

  Adjustments to our Employee Population

        As permitted by the Pay Ratio Rule, we adjusted our total employee population (as described above) for purposes of identifying our "median employee" by excluding approximately 620 of our employees located in certain jurisdictions outside of the United States given the relatively small number of employees in those jurisdictions, as follows: 11 employees from Australia; 32 employees from Belgium; 12 employees from Brazil; 115 employees from Finland; 37 employees from India; 2 employees from Israel; 221 employees from Italy; 1 employee from Mexico; 1 employee from Philippines; 2 employees from Poland; 27 employees from Singapore; 25 employees from South Korea; 130 employees from Spain; and 4 employees from Sweden. After this adjustment, the total employee population consisted of 13,817 employees.

        We also excluded approximately 54 employees of KWS BioTest, which we acquired in January 2018; approximately 1,562 employees of MPI Research, which we acquired in April 2018; and approximately 187 individuals whose employment automatically transferred to Charles River upon the commencement of a contract with the National Institute of Allergy and Infectious Diseases (NIAID) in September 2018.

        After taking into account the above described adjustments to our employee population as permitted by the Pay Ratio Rule, our total adjusted employee population for purposes of determining our "median employee" consisted of 12,014 individuals.

  Determining our Median Employee

        Our estimation method for identifying our "median employee" from our total adjusted employee population was the calculation and comparison of the budgeted, annualized, total target cash compensation (BATTCC) of our employees as reflected in our global human capital management system. This method involves annualizing the compensation of employees who were hired in 2018 but did not work for us for the entire fiscal year, and further, converting the BATTCC of non-US employees to U.S. dollars using global currency exchange rates as of November 1, 2018. We identified our "median employee" using this compensation measure, which was consistently applied to all our employees included in the calculation. We did not apply any cost-of-living adjustments in identifying our "median employee".

  Our Median Employee

        Using the methodologies described above, we determined that our "median employee" was a full-time, hourly employee located in the United States, with a BATTCC for the 12-month period ending December 31, 2018 in the amount of $41,610.

  Determination of Annual Total Compensation of our "Median Employee" and our CEO

        Once we identified our "median employee", we then calculated such employee's annual total compensation for 2018 using the same methodology we used for purposes of determining the annual total compensation of our named officers for 2018 (as set forth in the 2018 Summary Compensation Table on page 52-53 of this Proxy Statement).

        Our CEO's annual total compensation for 2018 for purposes of the Pay Ratio Rule is equal to the amount reported in the "Total" column in the 2018 Summary Compensation Table found on pages 52-53 of this Proxy Statement.

Related Person Transaction Policy

        We maintain a written Related Person Transactions Policy (available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption) which is intended to promote the timely identification of transactions involving "related persons" (as such term is defined pursuant to SEC regulations) and to ensure we give appropriate consideration to any real or perceived conflicts in our commercial arrangements. The policy covers any financial transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships), including indebtedness and guarantees of indebtedness and transactions involving employment and similar relationships. The Board has designated the Audit Committee to oversee this policy.

        If a transaction qualifies as a related person transaction, the Audit Committee then considers all relevant facts and circumstances including, without limitation: commercial reasonableness of the terms; the benefit and perceived benefit, or lack thereof, to us; opportunity costs of alternate transactions; the materiality and character of the related person's direct or indirect interest; and the actual or apparent conflict of interest of the related person. The Committee will not approve or ratify a related person transaction unless it shall have determined that, upon consideration of all relevant information, the transaction is either (1) in the best interests of the Company and our shareholders or (2) is not inconsistent with the best interests of the Company and our shareholders.

        As of the date of this Proxy Statement, we are not aware of the existence of any related person transaction since the beginning of fiscal year 2018.

Compensation Committee Interlocks and Insider Participation

        During the 2018 fiscal year, the Compensation Committee consisted of Dr. Kochevar and Messrs. Mangeolle, Reese (Chair) and Wallman. None of these individuals has served as an officer or employee for the Company or for any of our subsidiaries. We are not aware of any compensation committee interlocks.

 REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board of Directors consists entirely of directors who meet the independence and experience requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002. During fiscal 2018, the members of the Audit Committee included Messrs. Bertolini, Chubb, Mangeolle and Massaro (Chair).

        The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, our compliance with related legal and regulatory requirements, and the quality of our external audit processes. The Audit Committee is also responsible for overseeing our overall financial reporting process. The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board. The Audit Committee reviews and reassesses the Charter annually and recommends any changes to the Board for approval. The Board of Directors has determined that Robert Bertolini, Stephen D. Chubb, and George E. Massaro are each Audit Committee financial experts. In fulfilling its responsibilities for the financial statements for the fiscal year ended December 29, 2018, the Audit Committee took the following actions.

  •
  Reviewed and discussed the audited financial statements for the fiscal year ended December 29, 2018, the quarterly financial statements and the annual and quarterly earnings press releases with management, which has primary responsibility for the financial statements, and the earnings releases, with PricewaterhouseCoopers LLP, our independent registered public accounting firm.

  •
  Reviewed and discussed with management the requirements under Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 and monitored the activity surrounding the compliance initiative of our management and the audit-related activity of PricewaterhouseCoopers LLP.

  •
  Monitored the Company's continued efforts to improve its internal control over financial reporting.

  •
  Met with our management, internal auditors, and PricewaterhouseCoopers LLP, separately and together, to discuss our financial reporting process and internal control over financial reporting in addition to other matters required to be discussed by Public Company Accounting Oversight Board AU Section 380.

  •
  Reviewed with the independent auditor all services provided during 2018 and found no independence concerns and approved the provision of all services in advance of completion consistent with prescribed policy and procedures. In addition, the Audit Committee received written disclosures and the letter from PricewaterhouseCoopers LLP regarding its independence as required by the Public Company Accounting Oversight Board. The Audit Committee further discussed with PricewaterhouseCoopers LLP its independence.

  •
  Considered the status of taxation matters and other areas of oversight relating to the financial reporting and audit process that the Committee determined appropriate.

  •
  Evaluated the annual inspection report by the Public Company Accounting Oversight Board of PricewaterhouseCoopers LLP, and discussed the report with PricewaterhouseCoopers LLP. The Audit Committee also evaluated a report on PricewaterhouseCoopers LLP's quality controls, and discussed the report with them.

  •
  Monitored compliance with the policies and procedures for the engagement of the independent registered public accounting firm. The Committee engaged the independent registered public accounting firm only for certain services including audit, audit-related, and specifically approved tax and other services.

  •
  Monitored compliance with the policy and procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding our accounting, internal controls over financial reporting and auditing matters.

        Based on the Audit Committee's review of the audited financial statements, and representations made by and discussions with management and PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018 for filing with the Securities and Exchange Commission.

Mr. George E. Massaro (Chair) Mr. Robert Bertolini Mr. Stephen D. Chubb Mr. Jean-Paul Mangeolle

        The foregoing report should not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, by any general statement incorporating by reference this Proxy Statement except to the extent that we specifically incorporate this information by reference and shall not otherwise be deemed filed under such Acts.

 PROPOSAL THREE—
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 28, 2019, and the effectiveness of our internal control over financial reporting as of December 28, 2019. PricewaterhouseCoopers LLP was our independent registered public accounting firm for the fiscal year ended December 29, 2018, and audited our financial statements for the fiscal year ended December 29, 2018, and the effectiveness of our internal control over financial reporting as of December 29, 2018. PricewaterhouseCoopers LLP has served as our auditor since 1999. The members of the Audit Committee and Board of Directors believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm is in our best interests and the best interests of our shareholders. The Audit Committee proposes that the shareholders ratify this appointment for the fiscal year ending December 28, 2019. We expect that a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, with the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

        In the event that ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not obtained at the Meeting, the Audit Committee will reconsider its appointment. Even if ratification is obtained, the Audit Committee may decide in the future it is in our interest to no longer retain PricewaterhouseCoopers LLP.

Statement of Fees Paid to Independent Registered Public Accounting Firm

        The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the fiscal years ended December 29, 2018 and December 30, 2017, and fees for other services rendered by PricewaterhouseCoopers LLP for those periods.

	2018	2017
Audit fees(1)	$5,625,960	$5,375,940
Audit-related fees(2)	1,188,012	1,454,962
Tax fees(3)	1,499,574	1,200,707
All other fees(4)	103,156	11,015

Total(5)	$8,416,702	$8,042,624

(1)
Audit fees consisted of work performed in the integrated audit of our annual consolidated financial statements filed on Form 10-K, audit activity directly related to Section 404 of the Sarbanes-Oxley Act of 2002, reviews of our quarterly condensed consolidated financial statements filed on Forms 10-Q, and the audits of statutory financial statements of certain foreign subsidiaries. All such services were approved in advance by the Audit Committee.

(2)
Audit-related fees consisted principally of fees for financial due diligence services for potential acquisitions and work performed in the audit of our employee benefit plans. All such services were approved in advance by the Audit Committee.

(3)
Tax fees related to tax compliance, consulting, and tax return preparation. All such services were approved in advance by the Audit Committee.

(4)
All other fees consisted principally of fees for certain human resources related projects and accounting research tools. All such services were approved in advance by the Audit Committee.

(5)
None of the non-audit services constitute a prohibited activity for our independent auditor under the Sarbanes-Oxley Act of 2002 or related SEC regulations.

Policy and Procedures on Engagement and Retention of the Independent Auditor for Audit, Audit-Related, and Non-Audit Services

        Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation, and overseeing the work of our independent auditor. In recognition of this responsibility, the Audit Committee has established a policy for preapproving all audit and permissible non-audit services provided by its independent registered public accounting firm.

        Prior to engagement of the independent registered public accounting firm for the next year's audit, management submits to the Audit Committee for approval a summary of services expected to be rendered during that year. Prior to engagement, the Audit Committee preapproves a budget for each category of services. The Audit Committee requires the independent registered public accounting firm and management to periodically report on the actual fees versus the budget by category of service. Additional service engagements that may exceed these preapproved limits must be submitted to the Audit Committee for preapproval. The Audit Committee of the Board of Directors has considered whether the provision of the services described above under the captions "tax fees" and "all other fees" is compatible with maintaining PricewaterhouseCoopers LLP's independence. The Audit Committee has concluded that these services do not compromise PricewaterhouseCoopers LLP's independence.

        The Audit Committee recommends a vote "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2019.

 OTHER MATTERS

Shareholder Proposals for 2020 Annual Meeting

        Shareholders who wish to present proposals for inclusion in the proxy statement relating to our Annual Meeting of Shareholders to be held in 2020 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible, shareholder proposals must be received by our Corporate Secretary no later than December 6, 2019.

        Under our Bylaws, if a shareholder wishes to present a proposal or nomination at the 2020 Annual Meeting separately from the Rule 14a-8 process, such shareholder must give written notice to the Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887. The Corporate Secretary must receive such notice no sooner than January 22, 2020, and no later than February 21, 2020, and must comply with our Bylaws.

Obtaining Additional Information About Charles River

        The Notice of Meeting, this Proxy Statement, the enclosed proxy and our Annual Report to Shareholders for the year ended December 29, 2018 are being mailed to shareholders on or about April 4, 2019. Our Annual Report to Shareholders includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 29, 2018 (other than exhibits thereto), as filed with the SEC. The Form 10-K provides additional information about the Company. Exhibits will be provided upon written request and payment of an appropriate processing fee. A copy of our Annual Report on Form 10-K (with exhibits) for the year ended December 29, 2018 can also be found on the SEC website at www.sec.gov. In addition, shareholders may request a copy of the Annual Report on Form 10-K, without charge, by writing to our Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887.

Certain Matters Relating to Proxy Materials and Annual Reports

        We satisfy SEC rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more of our shareholders. This delivery method is referred to as "householding" and can result in meaningful cost savings for us. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address, unless contrary instructions were received from affected shareholders prior to the mailing date. Promptly upon written or oral request, we undertake to deliver a separate copy of the proxy statement and/or annual report, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered shareholder and prefer to receive separate copies of a proxy statement or annual report, either now or in the future, please contact Computershare Investor Services: by mail at P.O. Box 505008 Louisville, KY 40233-9814; by telephone at 1-800-368-5948; or through the website: http://www.computershare.com/investor. If your stock is held through a broker or bank and you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, please contact your broker or bank.

Other Business

        The Board of Directors knows of no other business which will be presented to the Meeting. If any other business is properly brought before the Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

By order of the Board of Directors: David P. Johst Corporate Secretary

Wilmington, Massachusetts
April 4, 2019

        WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

 Appendix A

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
RECONCILIATION OF GAAP EARNINGS TO NON-GAAP EARNINGS(1)
(dollars in thousands, except for per share data)

	Twelve Months Ended
	December 29, 2018	December 30, 2017	December 31, 2016	December 26, 2015	December 27, 2014	December 28, 2013	December 29, 2012	December 31, 2011	December 25, 2010	December 26, 2009	December 27, 2008
Net income (loss) attributable to common shareholders	$226,373	$123,355	$154,765	$149,313	$126,698	$102,828	$97,295	$109,566	$(336,669)	$114,441	$(524,505)
Less: Income (loss) from discontinued operations, net of income taxes	1,506	(137)	280	(950)	(1,726)	(1,265)	(4,252)	(5,545)	(8,012)	1,399	3,283

Net income (loss) from continuing operations attributable to common shareholders	224,867	123,492	154,485	150,263	128,424	104,093	101,547	115,111	(328,657)	113,042	(527,788)
Add back:
Amortization related to acquisitions	64,831	41,370	42,746	29,374	25,957	17,806	18,067	21,795	24,405	25,717	26,725
Severance and executive transition costs	8,680	3,278	8,472	6,173	7,792	3,218	2,580	5,462	16,504	16,344	—
Site consolidation costs, impairments, and other items(2)	864	18,645	11,849	2,240	7,136	21,381	3,963	473	384,896	3,939	706,689
Adjustment of acquisition-related contingent consideration and related items	—	—	—	—	—	—	—	(721)	2,865	—	—
Operating losses(3)	—	—	—	5,517	2,600	3,371	3,738	6,471	13,387	3,988	—
Acquisition-related adjustments(4)	19,184	6,687	22,702	14,513	6,688	1,752	3,774	215	8,319	3,246	1,125
Government billing adjustment and related expenses	—	150	634	477	848	2,402	—	—	—	—	—
Acquisition agreement termination fee	—	—	—	—	—	—	—	—	30,000	—	—
Gain on settlement of life insurance policy	—	—	—	—	—	—	—	(7,710)	—	—	—
U.S. pension curtailment	—	—	—	—	—	—	—	—	—	—	(3,276)
Gain on sale of U.K. real estate	—	—	—	—	—	—	—	—	—	(839)	—
Reversal of an indemnification asset associated with acquisition and corresponding interest(5)	—	—	54	10,411	—	—	—	—	—	—	—
Write-off of deferred financing costs and fees related to debt refinancing	5,060	—	987	721	—	645	—	1,450	4,542	—	—
Loss on sale of auction rate securities	—	—	—	—	—	—	712	—	—	—	—
Gain on bargain purchase(6)	—	(277)	15	(9,837)	—	—	—	—	—	—	—
Convertible debt accounting(7)	—	—	—	—	—	6,710	14,741	13,978	12,948	11,106	8,432
Gain on divestiture of CDMO business	—	(10,577)	—	—	—	—	—	—	—	—	—
Debt forgiveness associated with a prior acquisition(8)	—	(1,863)	—	—	—	—	—	—	—	—	—
Deferred tax revaluation	—	—	—	—	—	—	—	—	—	—	763
Tax benefit from disposition of Phase I clinical business	—	—	—	—	—	—	—	(11,111)	—	—	—
Massachusetts tax law change	—	—	—	—	—	—	—	—	—	—	1,897
Reduction of tax benefits—Charles River Massachusetts	—	—	—	—	—	—	—	—	—	719	—
Costs and taxes associated with corporate legal entity restructuring and repatriation	—	—	—	—	—	—	—	1,637	15,689	(1,084)	(4,045)
Tax effect of non-GAAP adjustments:
Tax effect from U.S. Tax Reform(9)	(5,450)	78,537	—	—	—	—	—	—	—	—	—
Tax effect from divestiture of CDMO business	(1,000)	17,705	—	—	—	—	—	—	—	—	—
Reversal of uncertain tax position associated with acquisition and corresponding interest(5)		—	—	(10,411)	—	—	—	—	—	—	—
Tax effect of the remaining non-GAAP adjustments and certain other tax items	(21,656)	(21,184)	(23,025)	(20,106)	(14,987)	(19,126)	(16,604)	(15,710)	(59,274)	(22,228)	(15,970)

Net income from continuing operations attributable to common shareholders, excluding specified charges (Non-GAAP)	$295,380	$255,963	$218,919	$179,335	$164,458	$142,252	$132,518	$131,340	$125,624	$153,950	$194,552

A-1

	Twelve Months Ended
	December 29, 2018	December 30, 2017	December 31, 2016	December 26, 2015	December 27, 2014	December 28, 2013	December 29, 2012	December 31, 2011	December 25, 2010	December 26, 2009	December 27, 2008
Weighted average shares outstanding—Basic	47,947	47,481	47,014	46,496	46,627	47,740	47,912	50,823	62,561	65,366	67,274
Effect of dilutive securities:
2.25% senior convertible debentures	—	—	—	—	—	—	—	—	—	—	776
Stock options, restricted stock units, performance stock units, and contingently issued restricted stock	1,071	1,083	944	1,138	931	749	494	495	558	268	1,010
Warrants	—	—	—	—	—	—	—	—	—	2	87

Weighted average shares outstanding—Diluted	49,018	48,564	47,958	47,634	47,558	48,489	48,406	51,318	63,120	65,636	69,147

Earnings per share from continuing operations attributable to common shareholders
Basic	$4.69	$2.60	$3.28	$3.23	$2.76	$2.18	$2.12	$2.26	$(5.25)	$1.73	$(7.85)
Diluted	$4.59	$2.54	$3.22	$3.15	$2.70	$2.15	$2.10	$2.24	$(5.25)	$1.72	$(7.85)
Basic excluding non-GAAP adjustments	$6.16	$5.39	$4.66	$3.86	$3.53	$2.98	$2.77	$2.58	$2.01	$2.36	$2.89
Diluted excluding non-GAAP adjustments	$6.03	$5.27	$4.56	$3.76	$3.46	$2.93	$2.74	$2.56	$1.99	$2.35	$2.81

(1)
Solely for purposes of demonstrating executive compensation trends, this Proxy Statement contains non-GAAP financial measures, such as non-GAAP earnings per diluted share, which exclude: non-cash goodwill and other asset impairments in the fourth quarters of 2010 and 2008; amortization of intangible assets and other charges related to our acquisitions; expenses associated with evaluating acquisitions (including costs related to the termination of acquisitions, charges and operating losses attributable to our businesses we plan to close or divest (or have closed or divested) and other related miscellaneous expenses; severance costs associated with our cost-saving actions; fees and taxes associated with corporate subsidiary restructurings and the repatriation of cash into the United States; write-offs of deferred financing costs related to the extinguishment of debt; the additional interest recorded as a result of the adoption in 2009 of an accounting standard related to our convertible debt accounting which increased interest and depreciation expense; gains from the sale of U.K. real estate; the gain on the curtailment of our U.S. defined benefit plan in 2008; a gain recognized upon the settlement of a life insurance policy of a former officer income from tax settlements related to our discontinued operations; charges in connection with a deferred tax revaluation; deferred financing costs related to our amended credit facilities; taxes associated with the disposition of our Phase I clinical business; and the positive impact of adjustments to contingent consideration payable for earlier acquisitions. We exclude these items from the non-GAAP financial measures because they are outside our normal operations. There are limitations in using non-GAAP financial measures, as they are not prepared in accordance with generally accepted accounting principles, and may be different than non-GAAP financial measures used by other companies. In particular, we believe that the inclusion of supplementary non-GAAP financial measures helps investors to gain a meaningful understanding of our core operating results and future prospects without the effect of these often-one-time charges, and is consistent with how management measures and forecasts the Company's performance, especially when comparing such results to prior periods or forecasts. We believe that the financial impact of our acquisitions (and in certain cases, the evaluation of such acquisitions, whether or not ultimately consummated) is often large relative to our overall financial performance, which can adversely affect the comparability of our results on a period-to-period basis. In addition, certain activities, such as business acquisitions, happen infrequently and the underlying costs associated with such activities do not recur on a regular basis. Non-GAAP results also allow investors to compare the Company's operations against the financial results of other companies in the industry who similarly provide non-GAAP results. The non-GAAP financial measures included in this Proxy Statement are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules and regulations. Reconciliations of the non-GAAP financial measures used in this Proxy Statement to the most directly comparable GAAP financial measures are set forth in this table, and can also be found on the Company's website at ir.criver.com.

(2)
Reported results in 2018, 2017, 2016, and 2015 primarily include site consolidation costs, impairments, and other items. Reported results in 2014 include: (i) asset impairments and accelerated depreciation related to the consolidation of research model production operations; (ii) charges related to a dispute with a large model supplier; and (iii) a gain related to the sale of a former research model facility in France. Reported results in 2013 include: (i) accelerated depreciation related to the consolidation of research model production operations in California and Biologics Testing Solutions operations; (ii) an impairment charge related to the Company's DSA facility in Massachusetts; (iii) an adjustment to prior-period accrued compensated absences; and (iv) asset impairments at certain European facilities. Reported results in 2012 include: (i) the impairment of long-lived assets for certain RMS Europe facilities; (ii) the gain on the sale of land for an RMS facility; and (iii) a write-off associated with large model inventory held at a vendor. Reported results in 2011 include: (i) asset impairments associated with certain RMS and DSA operations; (ii) gains on the disposition of RMS facilities in Michigan and Europe; (iii) costs associated with exiting a defined benefit plan in RMS Japan; and (iv) costs associated with vacating a corporate leased facility. Reported results in 2010 primarily include to goodwill and asset impairments associated with the Company's DSA business segment. Additionally, these amounts were reduced by $4.3 million to account for the portion of the asset impairment charge associated with the non-controlling interest in the company's former DSA facility in China. Reported results in 2009 primarily include an asset impairment and costs associated with the Company's planned disposition of its DSA facility in Arkansas, as well as additional miscellaneous expenses. Reported results in 2008 primarily include a goodwill impairment related to the Company's DSA business segment, as well as asset impairments and other charged related to the sale of the Company's Vaccine business in Mexico and closure of the Company's facility in Hungary; the disposition of and accelerated exit from the Company's Worcester, MA facility; severance costs related to cost-saving actions and advisory fees incurred in connection with repatriation of accumulated foreign earnings.

(3)
Operating losses are primarily related to the curtailment of operations and subsequent operating costs at the Company's DSA facilities in Massachusetts, China, and Arkansas.

(4)
These adjustments are related to the evaluation and integration of acquisitions, which primarily include transaction, third-party integration, and certain compensation costs, and fair value adjustments associated with contingent consideration. In addition, the amount in 2016 includes a $1.5 million charge recorded in connection with the modification of the option to purchase the remaining 13% equity interest in Vital River, partially offset by a $0.7 million gain on remeasurement of previously held equity interest in an entity acquired in a step acquisition.

(5)
These amounts represent the reversal of an uncertain tax position and an offsetting indemnification asset primarily related to the acquisition of BioFocus.

(6)
These amounts relate to the acquisition of Sunrise Farms, Inc. in 2015 and an immaterial acquisition in 2017, and represent the excess of the estimated fair value of the net assets acquired over the purchase price.

(7)
Reported results in 2013, 2012, 2011, 2010, 2009, and 2008 include the impact of convertible debt accounting adopted at the beginning of 2009, which increased interest expense by $6.6 million, $14.5 million, $13.8 million, $12.7 million, $11.9 million, and $11.1 million and depreciation expense by $0.1 million, $0.2 million, $0.2 million, $0.2 million, $0.2 million, and $0.1 million, respectively; and capitalized interest by $1.0 million in 2009 and $2.8 million in 2008.

(8)
The amount represents the forgiveness of a liability related to the acquisition of Vital River.

(9)
The amount for fiscal year 2017 includes a $78.5 million estimate for the impact of the enactment of U.S. Tax Reform legislation. The estimated impact of U.S. Tax Reform consists of the one-time transition tax on unrepatriated earnings (also known as the toll tax), withholding and state taxes related to the Company's withdrawal of its indefinite reinvestment assertion regarding unremitted earnings, and the revaluation of U.S. federal net deferred tax liabilities. The final impact of U.S. Tax Reform may differ from these estimates, due to, among other things, changes in interpretations, analysis, and assumptions made by the Company, additional guidance that may be issued by regulatory agencies, and any updated or changes to estimates the Company utilized to calculate the transition tax impact. The amount for fiscal year 2018 reflects an adjustment that is related to the refinement of one-time charges associated with the enactment of U.S. Tax Reform related to the transition tax on unrepatriated earnings (also known as the toll tax), and the revaluation of U.S. federal net deferred tax liabilities.

A-2

MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 01 - James C. Foster 02 - Robert J. Bertolini 03 - Stephen D. Chubb 04 - Deborah T. Kochevar 05 - Martin W. MacKay 06 - Jean-Paul Mangeolle 07 - George E. Massaro 08 - George M. Milne, Jr. 09 - C. Richard Reese 10 - Richard F. Wallman For Against Abstain For Against Abstain 2. Say on Pay - An advisory vote to approve our executive compensation. 3. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 28, 2019. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMM C 1234567890 J N T 1 4 8 5 5 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X 4 03161A MMMMMMMMM B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3. Annual Meeting Proxy Card

q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 251 Ballardvale Street Wilmington, MA 01887 (781) 222-6000 PROXY FOR ANNUAL MEETING OF SHAREHOLDERS — MAY 21, 2019 THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF CHARLES RIVER LABORATORIES INTERNATIONAL, INC. The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement in connection with the Annual Meeting of Shareholders to be held at 8:00 a.m. on Tuesday, May 21, 2019 at the offices of Cooley, LLP, 500 Boylston Street, Boston, MA 02116 and hereby appoints James C. Foster, David R. Smith and David P. Johst, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of Charles River Laboratories International, Inc. registered in the name provided herein which the undersigned is entitled to vote at the 2019 Annual Meeting of Shareholders, and at any adjournments thereof, with all the p owers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy. This Proxy may be revoked by the person giving it any time before its use by delivering to us a written notice of revocation or a duly executed proxy bearing a later date. Any shareholder who has executed a Proxy but is present at the Annual Meeting, and who wishes to vote in person, may do so by revoking his or her Proxy as described in the preceding sentence. This Proxy when executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR all director nominees and FOR Proposals 2 and 3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. CONTINUED AND TO BE SIGNED ON REVERSE SIDE Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. + C Non-Voting Items Proxy — CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 01 - James C. Foster 02 - Robert J. Bertolini 03 - Stephen D. Chubb 04 - Deborah T. Kochevar 05 - Martin W. MacKay 06 - Jean-Paul Mangeolle 07 - George E. Massaro 08 - George M. Milne, Jr. 09 - C. Richard Reese 10 - Richard F. Wallman For Against Abstain For Against Abstain 2. Say on Pay - An advisory vote to approve our executive compensation. 3. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 28, 2019. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 03161A B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3. Annual Meeting Proxy Card

q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 251 Ballardvale Street Wilmington, MA 01887 (781) 222-6000 PROXY FOR ANNUAL MEETING OF SHAREHOLDERS — MAY 21, 2019 THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF CHARLES RIVER LABORATORIES INTERNATIONAL, INC. The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement in connection with the Annual Meeting of Shareholders to be held at 8:00 a.m. on Tuesday, May 21, 2019 at the offices of Cooley, LLP, 500 Boylston Street, Boston, MA 02116 and hereby appoints James C. Foster, David R. Smith and David P. Johst, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of Charles River Laboratories International, Inc. registered in the name provided herein which the undersigned is entitled to vote at the 2019 Annual Meeting of Shareholders, and at any adjournments thereof, with all the p owers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy. This Proxy may be revoked by the person giving it any time before its use by delivering to us a written notice of revocation or a duly executed proxy bearing a later date. Any shareholder who has executed a Proxy but is present at the Annual Meeting, and who wishes to vote in person, may do so by revoking his or her Proxy as described in the preceding sentence. This Proxy when executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR all director nominees and FOR Proposals 2 and 3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. CONTINUED AND TO BE SIGNED ON REVERSE SIDE Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. + C Non-Voting Items Proxy — CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

MMMMMMMMMMMM Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 01 - James C. Foster 02 - Robert J. Bertolini 03 - Stephen D. Chubb 04 - Deborah T. Kochevar 05 - Martin W. MacKay 06 - Jean-Paul Mangeolle 07 - George E. Massaro 08 - George M. Milne, Jr. 09 - C. Richard Reese 10 - Richard F. Wallman For Against Abstain For Against Abstain 2. Say on Pay - An advisory vote to approve our executive compensation. 3. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 28, 2019. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 4 1 4 8 5 5 03162A MMMMMMMMM B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3. Annual Meeting Proxy Card

q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q 251 Ballardvale Street Wilmington, MA 01887 (781) 222-6000 PROXY FOR ANNUAL MEETING OF SHAREHOLDERS — MAY 21, 2019 THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF CHARLES RIVER LABORATORIES INTERNATIONAL, INC. The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement in connection with the Annual Meeting of Shareholders to be held at 8:00 a.m. on Tuesday, May 21, 2019 at the offices of Cooley, LLP, 500 Boylston Street, Boston, MA 02116 and hereby appoints James C. Foster, David R. Smith and David P. Johst, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of Charles River Laboratories International, Inc. registered in the name provided herein which the undersigned is entitled to vote at the 2019 Annual Meeting of Shareholders, and at any adjournments thereof, with all the p owers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy. This Proxy may be revoked by the person giving it any time before its use by delivering to us a written notice of revocation or a duly executed proxy bearing a later date. Any shareholder who has executed a Proxy but is present at the Annual Meeting, and who wishes to vote in person, may do so by revoking his or her Proxy as described in the preceding sentence. This Proxy when executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR all director nominees and FOR Proposals 2 and 3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. CONTINUED AND TO BE SIGNED ON REVERSE SIDE Proxy — CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 01 - James C. Foster 02 - Robert J. Bertolini 03 - Stephen D. Chubb 04 - Deborah T. Kochevar 05 - Martin W. MacKay 06 - Jean-Paul Mangeolle 07 - George E. Massaro 08 - George M. Milne, Jr. 09 - C. Richard Reese 10 - Richard F. Wallman For Against Abstain For Against Abstain 2. Say on Pay - An advisory vote to approve our executive compensation. 3. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 28, 2019. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 03162A B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3. Annual Meeting Proxy Card

q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q 251 Ballardvale Street Wilmington, MA 01887 (781) 222-6000 PROXY FOR ANNUAL MEETING OF SHAREHOLDERS — MAY 21, 2019 THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF CHARLES RIVER LABORATORIES INTERNATIONAL, INC. The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement in connection with the Annual Meeting of Shareholders to be held at 8:00 a.m. on Tuesday, May 21, 2019 at the offices of Cooley, LLP, 500 Boylston Street, Boston, MA 02116 and hereby appoints James C. Foster, David R. Smith and David P. Johst, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of Charles River Laboratories International, Inc. registered in the name provided herein which the undersigned is entitled to vote at the 2019 Annual Meeting of Shareholders, and at any adjournments thereof, with all the p owers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy. This Proxy may be revoked by the person giving it any time before its use by delivering to us a written notice of revocation or a duly executed proxy bearing a later date. Any shareholder who has executed a Proxy but is present at the Annual Meeting, and who wishes to vote in person, may do so by revoking his or her Proxy as described in the preceding sentence. This Proxy when executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR all director nominees and FOR Proposals 2 and 3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. CONTINUED AND TO BE SIGNED ON REVERSE SIDE Proxy — CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

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CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS to Be Held on May 21, 2019
PROXY SUMMARY
GENERAL INFORMATION
PROPOSAL ONE— ELECTION OF DIRECTORS
NOMINEES FOR DIRECTORS
2018 Director Compensation
BENEFICIAL OWNERSHIP OF SECURITIES
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL TWO—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF COMPENSATION COMMITTEE
EXECUTIVE COMPENSATION AND RELATED INFORMATION 2018 Summary Compensation Table
2018 Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal 2018 Year-End
2018 Option Exercises and Stock Vested
2018 Pension Benefits
2018 Nonqualified Deferred Compensation
Potential Payments upon Termination or Change in Control
REPORT OF THE AUDIT COMMITTEE
PROPOSAL THREE— RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
  Appendix A
CHARLES RIVER LABORATORIES INTERNATIONAL, INC. RECONCILIATION OF GAAP EARNINGS TO NON-GAAP EARNINGS(1) (dollars in thousands, except for per share data)